UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[  ]  Confidential, For Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[  ]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to Rule 14a-12

                          UniSource Energy Corporation
--------------------------------------------------------------------------------

                (Name of Registrant as Specified In Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1) Title of each class of securities to which transaction applies:

          Shares of common stock, no par value per share, of UniSource Energy Corporation

     2) Aggregate number of securities to which transaction applies:

          37,272,666 shares.

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          The proposed maximum aggregate value of the transaction is $941,134,817 (which is the product of 37,272,666 (the number of shares of UniSource Energy Corporation common stock to be converted in the merger) and $25.25 (the per share consideration)). The filing fee is $119,242 (which is the product of the proposed maximum aggregate value of the transaction and $126.70 per million pursuant to Fee Rate Advisory No. 7 for Fiscal Year 2004).

     4) Proposed maximum aggregate value of transaction:

          $941,134,817

     5) Total fee paid:

              $119,242

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1) Amount Previously Paid:

          2) Form, Schedule or Registration Statement No.:

          3) Filing Party:

          4) Date Filed:

                     [LOGO OF UNISOURCE ENERGY APPEARS HERE]

                             One South Church Avenue
                              Tucson, Arizona 85701

                                             , 2004

                 PROPOSED ACQUISITION -- YOUR VOTE IS IMPORTANT

James S. Pignatelli                                               (520) 571-4000
Chairman of the Board

Dear Shareholders:

     On November 21, 2003, we entered into an acquisition agreement with Saguaro Acquisition Corp., which is a wholly owned indirect subsidiary of Saguaro Utility Group L.P. The acquisition agreement provides that Saguaro Utility Group L.P. will acquire us by merging Saguaro Acquisition Corp. with and into us. We will survive the merger as a wholly owned indirect subsidiary of Saguaro Utility Group L.P.

     You are cordially invited to attend a special meeting of our shareholders to consider and vote upon a proposal to approve the acquisition agreement so the acquisition can occur. The special meeting will be held on , , 2004, at the Sheraton Tucson Hotel and Suites, 5151 East Grant Road, Tucson, Arizona. The special meeting will begin promptly at 10:00 a.m., local time. No admission tickets will be required for attendance at the special meeting.

     Upon completion of the acquisition, you will be entitled to receive $25.25 in cash, without interest, for each share of our common stock that you own. This price represents a 30% premium over the closing price per share on the last trading day prior to the public announcement of the acquisition. The receipt of cash in exchange for your shares as part of the acquisition will constitute a taxable transaction for you for U.S. federal income tax purposes.

     The accompanying proxy statement contains important information about the acquisition and other related matters. We urge you to carefully read the entire proxy statement, including the acquisition agreement and fairness opinion of Morgan Stanley & Co. Incorporated which are attached as Appendix A and Appendix B, respectively, to the proxy statement.

     Our board of directors believes the acquisition and the acquisition agreement are advisable and fair to, and in the best interests of, our company and our shareholders. Our board of directors recommends that you vote "for" the proposal to approve the acquisition agreement so that the acquisition can occur.

     The acquisition cannot be completed unless the acquisition agreement is approved by a majority of our outstanding shares entitled to be cast. Whether or not you plan to attend the special meeting, please take the time to vote, sign, date and mail the enclosed proxy card as soon as possible. You may also vote by telephone or the internet, as explained on the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted and counted in favor of the proposal. If you attend the special meeting and wish to vote your shares in person, you may revoke your proxy at any time. THE FAILURE OF ANY SHAREHOLDER TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.

     Your interest and continued support of UniSource Energy Corporation are much appreciated.

                                            Sincerely,

                                            UNISOURCE ENERGY CORPORATION

                                            James S. Pignatelli
                                            Chairman of the Board, President and
                                            Chief Executive Officer

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF COMMON STOCK OF
UNISOURCE ENERGY CORPORATION

     We will hold a special meeting of our shareholders on , , 2004, 10:00 a.m., local time, at the Sheraton Tucson Hotel and Suites, 5151 East Grant Road, Tucson, Arizona.

     The purpose of the meeting will be to consider and vote upon a proposal to approve the Agreement and Plan of Merger between us and Saguaro Acquisition Corp., which agreement provides that Saguaro Utility Group L.P., an Arizona limited partnership, will acquire us by merging its wholly owned indirect subsidiary, Saguaro Acquisition Corp., with and into us. Subject to the terms and conditions of the acquisition agreement, at the effective time of the acquisition, each outstanding share of our common stock will be converted into the right to receive $25.25 in cash, without interest.

     The proposal described above may be considered at the special meeting at the time and date specified above or at any time and date to which the special meeting may be properly adjourned or postponed.

     Only shareholders of record at the close of business on , 2004 are entitled to vote at the special meeting or any postponements or adjournments thereof.

     Additional information about the acquisition and the Agreement and Plan of Merger may be found in the accompanying proxy statement, which is first being sent or given to our shareholders on or about , 2004. Your proxy is being solicited by our board of directors.

     Our board of directors believes the acquisition and the Agreement and Plan of Merger are advisable and fair to, and in the best interests of, our company and our shareholders. Our board of directors recommends that you vote "for" the proposal to approve the Agreement and Plan of Merger so that the acquisition can occur.

     The acquisition cannot be completed unless the Agreement and Plan of Merger is approved by a majority of our outstanding shares entitled to be cast. Whether or not you plan to attend the special meeting, please take the time to vote, sign, date and mail the enclosed proxy card as soon as possible. You may also vote by telephone or the internet, as explained on the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted and counted in favor of the proposal. If you attend the special meeting and wish to vote your shares in person, you may revoke your proxy at any time. THE FAILURE OF ANY SHAREHOLDER TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.

                                            By Order of the Board of Directors,


                                            Catherine A. Nichols
                                            Corporate Secretary

Dated:              , 2004

EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD BY MAIL, OR TO VOTE BY TELEPHONE OR THE INTERNET, AS EXPLAINED ON THE ENCLOSED PROXY CARD. IF THE MAIL OPTION IS SELECTED, USE THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. RETURNING A SIGNED PROXY WILL NOT PROHIBIT YOU FROM ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON IF YOU SO DESIRE. PLEASE DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY.

                          UNISOURCE ENERGY CORPORATION
                             One South Church Avenue
                              Tucson, Arizona 85701

                          SPECIAL SHAREHOLDERS' MEETING
                                 PROXY STATEMENT

           SPECIAL MEETING            , 2004   Sheraton Tucson Hotel and Suites,
                                 10:00 a.m.,   5151 East Grant Road
                                  local time   Tucson, Arizona 85712

               RECORD DATE  The record date is        , 2004. If you were a
                             shareholder of record at the close of business
                             on that date you may vote at the special
                             meeting. Each share is entitled to one vote.
                             At the close of business on the record date,
                             we had      shares of our common stock outstanding.

                    AGENDA To consider and vote upon a proposal to approve the Agreement and Plan of Merger between us and Saguaro Acquisition Corp. pursuant to which Saguaro Utility Group L.P. will acquire us by merging its wholly owned indirect subsidiary, Saguaro Acquisition Corp., with and into us. In this proxy statement we sometimes refer to Saguaro Utility Group L.P. as Saguaro Utility and the Agreement and Plan of Merger as the acquisition agreement.

                   PROXIES   A form of proxy card is enclosed. The shares
                             represented by an executed proxy card will be
We will follow your          voted "for" or "against" the proposal in
voting instructions.         accordance with the instructions in the proxy.
If no instructions are       If no instructions are included in an
included we will             executed proxy, the proxy will be voted in
vote "for" the proposal.     favor of approval of the proposal. If you do
                             not vote, it will have the same effect as a vote against the proposal. Our board of directors or the proxy holders will use their discretion on other matters that are incident to the conduct of the special meeting.


      PROXIES SOLICITED BY   Our board of directors.

        FIRST MAILING DATE   We anticipate first mailing this proxy
                             statement and the form of proxy card
                             on           , 2004.

         VOTING PROCEDURES   You can vote your shares by telephone, the
                             internet, mail or in person at the special
You can vote by telephone,   meeting. Your proxy card contains instructions
the internet, mail or in     for voting by telephone or the internet,
person. We encourage you     which are the least expensive and fastest
to vote by telephone or      methods of voting. To vote by mail, complete,
the internet.                sign and date your proxy card, or your
                             broker's voting instruction card if your shares are held by your broker, and return it in the enclosed return envelope.

                             Under Arizona law, a majority of the shares entitled to vote on any single matter which may be brought before the special meeting will constitute a quorum. Business may be conducted once a quorum is represented.

                             Arizona law requires that the proposal be approved by a majority of the shares entitled to be cast. Any "abstentions" and broker "non-votes" will have the same effect as shares voted against the proposal.

       REVOKING YOUR PROXY   Any shareholder giving a proxy has
                             the right to revoke it by giving us notice in
You can revoke your proxy    writing directed to the Corporate Secretary,
by following these           UniSource Energy Corporation, One South Church
procedures.                  Avenue, Suite 1820, Tucson, Arizona
                             85701, or in person at the special meeting at any time before the proxy is exercised.

        PROXY SOLICITATION   We will bear the entire cost of the
                             solicitation of proxies. Solicitations will be made primarily by mail. Additional solicitation of brokers, banks, nominees and institutional investors may be made pursuant to a special engagement of DF King & Co.,

                             Inc., at a cost of approximately $10,000 plus reasonable out-of-pocket expenses.
                             Solicitations may also be made by telephone, facsimile or personal interview to obtain reasonable representation of shareholders at the special meeting. Our employees may solicit proxies for no additional compensation.
                             We will request brokers or other persons holding stock in their names, or in the names of their nominees, to forward proxy materials to the beneficial owners of such stock or request authority for the execution of the proxies. We will reimburse those individuals for reasonable expenses they incur in sending these proxy materials.

      ADDITIONAL QUESTIONS   If you have more questions about the
                             acquisition or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact DF King &
                             Co., Inc. at 48 Wall Street, New York, New
                             York 10005, or by telephone at (800) 549-6746.

                             You may also obtain additional copies of this proxy statement or proxy card from our Corporate Secretary at our executive offices at One South Church Avenue, Tucson, Arizona 85701, or by telephone at (520) 571- 4000.


                      PLEASE VOTE - YOUR VOTE IS IMPORTANT

                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE ACQUISITION....................................5
SUMMARY........................................................................8
   The Parties.................................................................8
   The Special Meeting.........................................................8
   Share Ownership of Management...............................................9
   The Acquisition.............................................................9
   The Acquisition Agreement..................................................11
MARKET PRICES OF OUR COMMON STOCK.............................................14
THE PARTIES...................................................................15
   UniSource Energy Corporation...............................................15
   Saguaro Acquisition Corp...................................................15
THE ACQUISITION...............................................................16
   General Description and Effect of the Acquisition..........................16
   Background of the Acquisition..............................................16
   Our Reasons for the Acquisition; Recommendation of
     Our Board of Directors...................................................25
   Opinion of Financial Advisor to Our Board of Directors.....................27
   Effective Time of the Acquisition..........................................32
   Regulatory Approvals.......................................................32
   Financing for the Acquisition..............................................34
   Interests of Certain Persons in the Acquisition............................34
   Transactions with Management and Others....................................39
   Material Federal Income Tax Consequences of the Acquisition................39
   Accounting Treatment.......................................................41
   Rights of Dissenting Shareholders..........................................41
   Litigation Concerning the Acquisition......................................41
THE ACQUISITION AGREEMENT.....................................................42
   General....................................................................42
   Treatment of Shares........................................................42
   Treatment of Stock Options.................................................43
   Conduct of Our Business Pending the Acquisition............................43
   Conduct of Business by Saguaro Acquisition Corp. Pending
     the Acquisition..........................................................46
   Cooperation, Notification..................................................46
   Additional Agreements......................................................47
   No Solicitation of Alternative Proposals...................................48
   Conditions to Each Party's Obligation to Effect the Acquisition............49
   Conditions to the Obligation of Saguaro Acquisition Corp. to
     Effect the Acquisition...................................................50
   Conditions to Our Obligation to Effect the Acquisition.....................51
   Termination................................................................51
   Termination Fees and Expenses..............................................52
   Effect of Termination......................................................54
   Amendment..................................................................54
   Waiver.....................................................................54
SHARE OWNERSHIP OF MANAGEMENT.................................................55
SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS..................................57
SUBMISSION OF SHAREHOLDER PROPOSALS...........................................58
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS....................................58

APPENDIX A -- Agreement and Plan of Merger
APPENDIX B -- Opinion of Morgan Stanley & Co. Incorporated

                   QUESTIONS AND ANSWERS ABOUT THE ACQUISITION

Q.   WHY AM I RECEIVING THIS PROXY STATEMENT?

A. As provided by the acquisition agreement, Saguaro Utility will acquire us by merging its subsidiary, Saguaro Acquisition Corp., with and into us. We will be the surviving corporation, but will become a wholly owned indirect subsidiary of Saguaro Utility. In order for the acquisition to occur, we must obtain shareholder approval of the acquisition agreement as required by Arizona law. As discussed throughout this proxy statement, we will hold a special meeting of our shareholders to obtain this approval. Your vote is important regardless how many shares you own.

Q. WHAT WILL BE THE EFFECT OF THE ACQUISITION AND WHAT WILL I RECEIVE FOR MY SHARES?

     Upon completion of the acquisition, you will cease to own your shares, and any ownership interest in our company, because your shares will be converted into the right to receive $25.25 in cash, without interest, for each share of our common stock owned at the time of the acquisition. Saguaro Utility will become the indirect owner of all of our shares. We will no longer be publicly held, and our common stock will cease to be traded on the New York Stock Exchange and the Pacific Stock Exchange.

Q.   WHY HAS UNISOURCE ENERGY DECIDED TO PROPOSE THIS ACQUISITION?

A. We entered into the acquisition agreement because our board of directors believes, after careful consideration, that the acquisition and the acquisition agreement are advisable and fair to, and in the best interests of, our company and our shareholders since, among other reasons, the acquisition consideration represents a significant premium over the historical trading price of our common stock. The $25.25 cash acquisition consideration represents a 30% premium over the closing price per share on the last trading day prior to the public announcement of the acquisition. Please read the more detailed description of our reasons for the acquisition beginning on page 25.

Q.   WHEN DO YOU EXPECT TO COMPLETE THE ACQUISITION?

A. The parties are working to complete all aspects of the acquisition as quickly as possible. We cannot, however, predict the exact timing of the completion of the acquisition because it is subject to governmental and regulatory processes and other conditions. We currently anticipate that the acquisition will be completed in the last half of 2004.

Q.   WHO MUST APPROVE THE ACQUISITION?

A. In addition to the approval by our board of directors, which has already been obtained, the acquisition agreement must be approved by the holders of a majority of the outstanding shares of our common stock. Also, several regulatory approvals must be obtained, most notably the approval of the acquisition by the Arizona Corporation Commission, the Federal Energy Regulatory Commission and the Securities and Exchange Commission. Please read the more detailed description of the required regulatory approvals beginning on page 32.

Q. BESIDES SHAREHOLDER APPROVAL AND REGULATORY APPROVALS, ARE THERE ANY OTHER SIGNIFICANT CONDITIONS TO THE CLOSING OF THE ACQUISITION?

A. Yes. The acquisition agreement includes other significant conditions to the closing of the acquisition, including, but not limited to the following:

     o the absence of any material adverse effect on the business, properties, assets, condition, prospects or results of operations of UniSource Energy and its subsidiaries taken together as a whole;

     o that no final order with respect to any regulatory approval necessary to complete the acquisition either (i) has or could reasonably be expected to have a material adverse effect on us or Saguaro Utility or
          (ii) causes or could reasonably be expected to cause the rates of any of our utility subsidiaries to be less favorable than the rates that were in effect on the date of the acquisition agreement;

     o that any restrictions on the ability of Tucson Electric Power Company, our largest subsidiary, to pay dividends on all of its net income be effectively eliminated; and

     o that Saguaro Acquisition Corp. receives its financing for the acquisition on terms and conditions that, in the reasonable judgment of Saguaro Acquisition Corp., are comparable to, or more favorable to Saguaro Acquisition Corp. in the aggregate than, the terms and conditions contemplated by the acquisition agreement.

     Please read the more detailed description of the conditions to the closing of the acquisition beginning on page 49.

Q.   WHAT WILL HAPPEN IF THE REQUIRED SHAREHOLDER APPROVAL IS NOT OBTAINED?

A. If the required shareholder approval is not obtained so that the acquisition does not occur, our management and our board of directors will continue to operate our company as before, and may consider other strategic alternatives. We will, however, be required to pay Saguaro Acquisition Corp. up to $10 million to reimburse it for its expenses incurred in connection with the proposed acquisition. We may also be required to pay Saguaro Acquisition Corp. an additional $15 million termination fee in certain circumstances as described under "The Acquisition Agreement - Termination Fees and Expenses."

Q.   ARE THERE DISSENTERS' RIGHTS OF APPRAISAL IN CONNECTION WITH THE
     ACQUISITION?

A. No. Under Arizona law, you do not have dissenters' rights of appraisal in connection with the acquisition since our stock is registered on the New York Stock Exchange and the Pacific Stock Exchange.

Q.   HOW DOES UNISOURCE ENERGY'S BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A. Our board of directors recommends that you vote "for" the proposal to approve the acquisition agreement.

Q.   HOW DO I VOTE?

A. After you carefully read this proxy statement, you can vote by completing, signing, dating and mailing the enclosed proxy card in the enclosed return envelope. You can also vote by telephone or the internet, as explained on the enclosed proxy card.

Q.   WHAT HAPPENS IF I DO NOT VOTE?

A. We cannot consummate the acquisition unless shareholders representing a majority of our outstanding shares approve the acquisition agreement. If you do not vote, it will have the same effect as voting "against" the proposal to approve the acquisition agreement. We, therefore, urge you to vote.

Q.   WHAT HAPPENS IF I DO NOT INSTRUCT A BROKER HANDLING MY SHARES ON HOW TO
     VOTE?

A. If a broker holds your shares as nominee, he or she will not be able to vote them without instructions from you. If you do not instruct your broker on how to vote, your shares will have the effect of a vote "against" the proposal to approve the acquisition agreement.

Q.   CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED AND DATED PROXY CARD?

A. Yes. If you would like to revoke your proxy, you must deliver, at any time before the vote has been taken at the special meeting, a written revocation directed to the Corporate Secretary, UniSource Energy Corporation, One South Church Avenue, Suite 1820, Tucson, Arizona 85701. Alternatively, you may attend the special meeting in person and revoke your proxy orally by notifying the Corporate Secretary before the vote takes place.

Q.   WHEN AND WHERE IS THE SPECIAL MEETING?

A. The special meeting is scheduled for , , 2004, 10:00 a.m. local time, at the Sheraton Tucson Hotel and Suites, 5151 East Grant Road, Tucson, Arizona.

Q.   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. If the acquisition agreement is approved and the acquisition completed, the surviving corporation will send you written instructions for submitting your stock certificates. You must follow those instructions and return your stock certificates accordingly. You will receive your cash payment as soon as reasonably practicable after the surviving corporation receives your stock certificates along with any other documents reasonably requested to be submitted in those instructions.

Q.   WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A. The acquisition agreement allows us to continue to pay regular quarterly cash dividends until the closing of the acquisition. Our board of directors currently expects to continue to pay regular quarterly cash dividends on our common stock until the closing of the acquisition, subject, however, to our board of directors' evaluation of our financial condition, earnings, cash flows and dividend policy. Thus, while our board of directors anticipates that regular quarterly cash dividends will be declared and paid until the closing of the acquisition, no assurance can be made that such dividends will be declared and paid.

Q.   WHAT ARE THE TAX CONSEQUENCES OF THE ACQUISITION TO SHAREHOLDERS?

A. In general, a shareholder will recognize gain or loss for federal income tax purposes to the extent of the difference between the cash received and the holder's tax basis in the shares of our common stock converted into the right to receive cash.

Q.   WHAT WILL HAPPEN WITH RESPECT TO UNISOURCE ENERGY'S OUTSTANDING STOCK
     OPTIONS?

A. Immediately prior to the effective time of the acquisition, all of our outstanding stock options will be deemed canceled. As a result, our stock option holders will receive at or as soon as practicable after the acquisition an amount in cash equal to the product of (i) the total number of shares of our common stock underlying a holder's options, and (ii) the excess of $25.25 over the exercise price per share of the shares of our common stock underlying such options.

Q. WHOM SHOULD I CALL WITH QUESTIONS OR IF I WANT TO REQUEST AN ADDITIONAL COPY OF THIS PROXY STATEMENT OR THE PROXY CARD?

A. You should call DF King & Co., Inc. at (800) 549-6746 with any questions you may have about the acquisition or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions. If your broker holds your shares, you should also call your broker for additional information.

                                     SUMMARY

     THE FOLLOWING SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. HOWEVER, THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE ACQUISITION AND THE TERMS AND PROVISIONS OF THE ACQUISITION AGREEMENT, WE ENCOURAGE YOU TO CAREFULLY READ THE ENTIRE PROXY STATEMENT AND ITS APPENDICES. EACH ITEM IN THIS SUMMARY INCLUDES A PAGE REFERENCE DIRECTING YOU TO A MORE COMPLETE DESCRIPTION OF THAT ITEM.

THE PARTIES (SEE PAGE 15)

     On November 21, 2003, we entered into an acquisition agreement with Saguaro Acquisition Corp. The acquisition agreement provides that Saguaro Utility will acquire us by merging its wholly owned indirect subsidiary, Saguaro Acquisition Corp., with and into us. We will survive the merger as a wholly owned indirect subsidiary of Saguaro Utility.

UniSource Energy Corporation
----------------------------

UniSource Energy Corporation
One South Church Avenue
Tucson, Arizona 85701
(520) 571-4000

     We are a holding company that owns substantially all of the outstanding common stock of Tucson Electric Power Company, and all of the outstanding common stock of UniSource Energy Services, Inc., Millennium Energy Holdings, Inc., and UniSource Energy Development Company. In this proxy statement, we sometimes refer to Tucson Electric Power as TEP, UniSource Energy Services as UES, UniSource Energy Development Company as UED and Millennium Energy Holdings, Inc. as Millennium.

     TEP provides electric service to the community of Tucson, Arizona. UES provides gas and electric service through its utility subsidiaries to 30 communities in northern and southern Arizona. Millennium invests in unregulated businesses. UED engages in developing generating resources and other project development activities.

Saguaro Acquisition Corp.
-------------------------

Saguaro Acquisition Corp.
4201 North 24th Street, Suite 100
Phoenix, Arizona 85016

     Saguaro Acquisition Corp., a Delaware corporation, is a wholly owned indirect subsidiary of Saguaro Utility, an Arizona limited partnership, whose general partner is Sage Mountain, L.L.C. and whose limited partners include investment funds affiliated with Kohlberg Kravis Roberts & Co., L.P., J.P. Morgan Partners, LLC and Wachovia Capital Partners. The sole manager of Sage Mountain is Frederick B. Rentschler, former president and chief executive officer of Armour-Dial, Beatrice Companies and Northwest Airlines.

THE SPECIAL MEETING (SEE COVER PAGE)

     DATE, TIME AND PLACE.

     The special meeting will be held on , , 2004, at the Sheraton Tucson Hotel and Suites, 5151 East Grant Road, Tucson, Arizona, commencing at 10:00 a.m., local time.

     PURPOSE.

     At the special meeting, our shareholders will consider and vote upon a proposal to approve the acquisition agreement.

     RECORD DATE; SHARES ENTITLED TO VOTE.

     Only holders of record at the close of business on , 2004, are entitled to vote at the special meeting. On such date, there were shares of our common stock outstanding, each of which is entitled to one vote on the matter to be voted upon at the special meeting.

     VOTE REQUIRED.

     Under Arizona law, approval of the acquisition agreement requires the affirmative vote of a majority of the outstanding shares of our common stock.

     VOTING AND REVOCATION OF PROXIES.

     You can vote by completing, signing, dating and mailing the enclosed proxy card in the enclosed return envelope. You can also vote by telephone or the internet, as explained on the enclosed proxy card. You can also vote in person at the meeting, but we encourage you to submit your proxy now in any event.

     If a broker holds your shares as nominee, he or she will not be able to vote them without instructions from you. If you do not vote at all, mark your proxy "abstain" or do not instruct your broker on how to vote, your shares will have the same effect as voting "against" the proposal to approve the acquisition agreement.

     You can revoke your proxy at any time before the vote has been taken at the special meeting. To revoke your proxy please follow the instructions included on the cover page of this proxy statement.

SHARE OWNERSHIP OF MANAGEMENT (SEE PAGES 55 - 56)

     At the close of business on January 5, 2004, our directors and executive officers and their affiliates beneficially owned 1,528,522 shares of our common stock, which represents 4.5% of the outstanding shares of our common stock.

THE ACQUISITION

     GENERAL DESCRIPTION AND EFFECT OF THE ACQUISITION (SEE PAGE 16).

     The acquisition agreement provides that Saguaro Utility will acquire us by merging its wholly owned indirect subsidiary, Saguaro Acquisition Corp., with and into us. We will be the surviving company, but will continue to conduct our business as a wholly owned indirect subsidiary of Saguaro Utility. We will no longer be a publicly held company. In connection with the acquisition, each outstanding share of our common stock will be converted into the right to receive $25.25 in cash, without interest.

     RECOMMENDATION OF OUR BOARD OF DIRECTORS (SEE PAGES 25 - 26).

     After careful consideration, our board of directors approved the acquisition because our board of directors determined that the acquisition and the acquisition agreement were fair to, and in the best interests of, our company and our shareholders. Likewise, our board of directors recommends that our shareholders vote "for" the proposal to approve the acquisition agreement.

     See "The Acquisition - Background of the Acquisition" and "The Acquisition
- Our Reasons for the Acquisition; Recommendation of Our Board of Directors" in this proxy statement beginning on page 16 and 25, respectively. You should carefully consider all of the factors that our board of directors considered.

     FAIRNESS OPINION (SEE PAGES 27 - 32).

     In connection with the acquisition, Morgan Stanley & Co. Incorporated acted as a financial advisor to our board of directors. On November 21, 2003, Morgan Stanley delivered its written opinion to our board of directors to the effect that, as of that date and subject to and based upon the assumptions and other considerations set forth in its written opinion, the $25.25 in cash per share to be received by our shareholders pursuant to the acquisition agreement was fair from a financial point of view to those shareholders (other than Saguaro Utility and its affiliates). The opinion does not constitute a recommendation as to how any of our shareholders should vote with respect to the proposal to approve the acquisition agreement or any other matter.

     The full text of the written opinion of Morgan Stanley, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its written opinion is attached hereto as Appendix B. We recommend that our shareholders read the entire opinion carefully. We have agreed to pay Morgan Stanley a transaction fee of up to $4 million in connection with the acquisition.

     FINANCING FOR THE ACQUISITION (SEE PAGE 34).

     In connection with the acquisition, Saguaro Acquisition Corp. will pay approximately $880 million in cash to our shareholders and holders of stock options and other performance based awards awarded under our performance incentive plans. The cash purchase price and other expenses related to the acquisition are expected to be funded by a combination of equity contributions by the partners of Saguaro Utility and borrowings and issuances of debt securities by another wholly owned subsidiary of Saguaro Utility.

     Saguaro Acquisition Corp. will not be required to complete the acquisition unless it has received the debt financing as contemplated by the acquisition agreement. As a result, even if we receive the required shareholder and regulatory approvals to complete the acquisition, Saguaro Acquisition Corp. might not be obligated to complete the acquisition if it does not receive this financing.

     REGULATORY APPROVALS (SEE PAGES 32 - 34).

     Several regulatory approvals are required in order for the acquisition to close. We must obtain regulatory approval from the Arizona Corporation Commission. In addition, we and Saguaro Acquisition Corp. must (i) file certain notification forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission and (ii) obtain the approval of the Federal Energy Regulatory Commission under the Federal Power Act. Finally, Saguaro Acquisition Corp. must obtain the approval of the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935.

     INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION (SEE PAGES 34 - 38).

     In considering our board of directors' recommendation to vote "for" the proposal to approve the acquisition agreement, shareholders should be aware that some of our directors and members of our management may have interests in the acquisition that are different from, or in addition to, the interests of our shareholders generally. In general, these interests include certain indemnification rights, incentive compensation and severance payments due to the acquisition and the vesting of stock options and other stock based incentive awards upon the consummation of the acquisition. Although no agreement, arrangement or understanding currently exists it is generally expected that our existing management will remain after the acquisition is completed, which means that members of our existing management may, prior to the closing of the acquisition, enter into new agreements or arrangements with Saguaro Utility or its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation. Our board of directors was aware of these interests and considered them, among other factors, in approving the acquisition agreement.

     MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGES 39 - 41).

     The acquisition will be a taxable transaction for you. For United States federal income tax purposes, you will recognize gain or loss in the acquisition in an amount equal to the difference between the cash you receive and your tax basis in your shares. We urge you to consult your own tax advisor to understand fully how the acquisition will affect you in light of your individual circumstances.

     DISSENTERS' RIGHTS OF APPRAISAL (SEE PAGE 41).

     Under Arizona law, you are not entitled to dissenters' rights of appraisal because our common stock is registered on the New York Stock Exchange and the Pacific Stock Exchange.

THE ACQUISITION AGREEMENT

     The acquisition agreement is the legal document that governs the acquisition. The acquisition agreement is attached as Appendix A to this proxy statement. We encourage you to carefully read the entire acquisition agreement.

     ACQUISITION CONSIDERATION (SEE PAGE 42).

     Upon completion of the acquisition, each of your shares of our common stock will be converted into the right to receive $25.25 in cash, without interest.

     CERTAIN COVENANTS (SEE PAGES 43 - 49).

     In general, we and our subsidiaries must carry on business in the ordinary course consistent with past practice and use all commercially reasonable efforts to preserve substantially intact the present business organization and present regulatory, business and employee relationships. In addition, the acquisition agreement contains certain specific restrictions or limitations on the activities of each of us and our subsidiaries, subject to the receipt of Saguaro Acquisition Corp.'s prior written consent, which consent cannot be unreasonably withheld and which consent must be given or withheld as soon as reasonably practicable, including the issuance or repurchase of capital stock, the amendment of charters and bylaws, acquisitions and dispositions of assets, capital expenditures, incurrence of indebtedness, modification of employee compensation and benefits, changes in accounting methods, discharging of liabilities, and matters relating to our investment in Millennium.

     In addition, we have agreed not to solicit or encourage any proposal from any person to acquire us or our assets, but we may respond, in certain circumstances, to unsolicited written bona fide proposals that we receive.

     CONDITIONS TO THE ACQUISITION (SEE PAGES 49 - 51).

     Completion of the acquisition depends upon the satisfaction, or waiver, of a number of closing conditions. In addition to customary conditions relating to compliance with the acquisition agreement, these conditions include the following:

     o the absence of any material adverse effect in the business, properties, assets, condition, prospects or results of operations of UniSource Energy and its subsidiaries taken together as a whole;

     o   the receipt of the required shareholder approval;

     o   the receipt of required regulatory approvals;

     o that no final order with respect to any regulatory approval necessary to effect the acquisition either (i) has or could reasonably be expected to have a material adverse effect on us or Saguaro Utility or
         (ii) causes or could reasonably be expected to cause the rates of any of our utility subsidiaries to be less favorable than the rates that were in effect on the date of the acquisition agreement;

     o that restrictions on the ability of TEP to pay dividends of all of its net income be effectively eliminated; and

     o that Saguaro Acquisition Corp. receives its financing for the acquisition on terms and conditions that, in the reasonable judgment of Saguaro Acquisition Corp., are comparable to, or more favorable to Saguaro Acquisition Corp. in the aggregate than, the terms and conditions contemplated by the acquisition agreement.

     MANNER AND BASIS OF CONVERTING SHARES (SEE PAGES 42 - 43).

     At the effective time of the acquisition, each issued and outstanding share of our common stock will automatically be converted into the right to receive $25.25 in cash, without interest. This conversion will occur by virtue of the merger of Saguaro Acquisition Corp. with and into us and without any action on the part of any of our shareholders.

     In order to receive the cash amount of $25.25 per share, shareholders must surrender for exchange their certificates representing their shares. At or as soon as reasonably practicable after the acquisition, Saguaro Utility will cause the surviving corporation to deposit with a paying agent (i.e., a bank or trust company) an amount of cash sufficient to pay for all of our common stock.

     As soon as reasonably practicable after the effective time of the acquisition, the surviving corporation will instruct the paying agent to mail to each shareholder of record immediately prior to the effective time of the acquisition (i) a form of letter of transmittal and (ii) instructions for surrendering certificates in exchange for payment of the acquisition consideration.

     TERMINATION (SEE PAGES 51 - 52).

     The acquisition agreement may be terminated by either us or Saguaro Acquisition Corp. in certain circumstances as provided in the acquisition agreement. The most notable circumstances in which the acquisition agreement may be terminated by one or both parties, and the acquisition abandoned, are as follows:

     o if the acquisition is not completed on or before March 31, 2005, so long as the failure to complete the acquisition is not the result of the failure of the terminating party to comply with the terms of the acquisition agreement;

     o if either party materially breaches the acquisition agreement and fails to cure such breach in accordance with the terms of the acquisition agreement;

     o if any state or federal law, regulation or order is adopted or issued, and cannot be appealed, that has the effect of prohibiting the acquisition, or if any such regulation or order does not satisfy the applicable closing conditions or prevents the applicable closing conditions from being capable of being satisfied;

     o if the required shareholder approval is not obtained at the special meeting;

     o if Saguaro Acquisition Corp. cannot obtain its financing for the acquisition in the manner and on the terms contemplated by the acquisition agreement;

     o if, prior to the shareholders meeting, we receive and accept a superior proposal in accordance with the terms of the acquisition agreement; or

     o if our board of directors (i) withdraws or changes its recommendation to our shareholders to approve the acquisition agreement or (ii) fails to confirm its recommendation in favor of the acquisition agreement (a) in connection with an alternative proposal to acquire us or (b) upon request from Saguaro Acquisition Corp. to do so.

     TERMINATION FEES AND EXPENSES (SEE PAGES 52 - 53).

     In certain circumstances, upon the termination of the acquisition agreement, we would be required to pay Saguaro Acquisition Corp.'s expenses and a termination fee in an aggregate amount of up to $25 million.

                        MARKET PRICES OF OUR COMMON STOCK

     Our common stock is listed and traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "UNS." The following table provides trading and dividend information for our common stock for the periods indicated. The share prices set forth in this section represent our common stock price on the consolidated tape for transactions on the New York Stock Exchange as reported by Dow Jones.

                                HIGH             LOW               DIVIDEND
2001
First Quarter..........        $21.00           $15.13              $0.10
Second Quarter.........        $25.99           $20.15              $0.10
Third Quarter..........        $24.05           $13.80              $0.10
Fourth Quarter.........        $19.30           $13.80              $0.10

2002
First Quarter..........        $20.60           $16.74              $0.125
Second Quarter.........        $20.75           $17.91              $0.125
Third Quarter..........        $18.89           $14.05              $0.125
Fourth Quarter.........        $17.90           $13.69              $0.125

2003
First Quarter..........        $18.10           $16.00              $0.15
Second Quarter.........        $19.27           $17.05              $0.15
Third Quarter..........        $19.80           $17.65              $0.15
Fourth Quarter.........        $24.90           $19.01              $0.15

2004
First Quarter through
January 30.............        $24.74           $24.56               N/A


     On November 21, 2003, the last full trading day before the public announcement of the execution of the acquisition agreement, the closing price per share of our common stock for transactions on the New York Stock Exchange was $19.40.

     On            , 2004 the most recent practicable date for which quotations were available prior to the printing of this proxy statement, the closing price per share of our common stock for transactions on the New York Stock Exchange
was $          .

                                   THE PARTIES

UNISOURCE ENERGY CORPORATION

UniSource Energy Corporation
One South Church Avenue
Tucson, Arizona 85701
(520) 571-4000

     We are an exempt holding company under the Public Utility Holding Company Act of 1935. We have no significant operations of our own, but own substantially all of the outstanding common stock of TEP, and all of the outstanding common stock of UES, Millennium, and UED.

     TEP, a regulated public utility, is our largest operating subsidiary and represented approximately 86% of our assets as of September 30, 2003. TEP has provided electric service to the community of Tucson, Arizona for over 100 years. UES, which we established recently as described below, provides gas and electric service to 30 communities in northern and southern Arizona. Millennium invests in unregulated businesses, including a developer of thin-film batteries and a developer and manufacturer of thin-film photovoltaic cells. UED engages in developing generating resources and other project development activities, including facilitating the expansion of TEP's Springerville Generating Station.

     On August 11, 2003, we completed the purchase of the Arizona gas and electric system assets from Citizens Communications Company. This acquisition added approximately 127,000 retail gas customers and 80,000 retail electric customers in Arizona to our customer base. We formed two new operating companies called UNS Gas, Inc. ("UNS Gas") and UNS Electric, Inc. ("UNS Electric") to acquire these assets, as well as an intermediate holding company, UES, to hold the common stock of UNS Gas and UNS Electric.

     Each of TEP, UNS Electric and UNS Gas are regulated by the Arizona Corporation Commission (the "ACC"), and TEP and UNS Electric are also regulated by the Federal Energy Regulatory Commission (the "FERC").

     We file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") that are available free of charge at the SEC's website at http://www.sec.gov. You may also obtain information about us from our internet site at http://www.unisourceenergy.com.

SAGUARO ACQUISITION CORP.

Saguaro Acquisition Corp.
4201 North 24th Street, Suite 100
Phoenix, Arizona 85016

     Saguaro Acquisition Corp. was organized solely for the purpose of entering into the acquisition agreement and consummating the transactions contemplated thereby and has not carried on any activities to date other than activities incident to its formation and in connection with the transactions contemplated by the acquisition agreement. Saguaro Acquisition Corp. is a Delaware corporation and a wholly owned indirect subsidiary of Saguaro Utility, an Arizona limited partnership, whose general partner is Sage Mountain, L.L.C. and whose limited partners include investment funds affiliated with Kohlberg Kravis Roberts & Co., L.P. ("KKR"), J.P. Morgan Partners, LLC ("JPMP") and Wachovia Capital Partners ("WCP"). Frederick B. Rentschler, former president and chief executive officer of Armour-Dial, Beatrice Companies and Northwest Airlines, is the managing member of Sage Mountain, L.L.C.

                                 THE ACQUISITION

     We are furnishing this proxy statement to each of our shareholders in connection with the proposed acquisition of our company by Saguaro Utility. If completed, the acquisition will be carried out as provided in the acquisition agreement, a copy of which is attached as Appendix A to this proxy statement.

GENERAL DESCRIPTION AND EFFECT OF THE ACQUISITION

     At the effective time of the acquisition, Saguaro Utility will acquire us by merging its wholly owned indirect subsidiary, Saguaro Acquisition Corp., with and into us. We will continue as the surviving corporation, but will be a wholly owned indirect subsidiary of Saguaro Utility. Trading in our stock on the New York Stock Exchange and the Pacific Stock Exchange will cease immediately as of the effective time of the acquisition. After that time, the surviving corporation will delist our shares from the New York Stock Exchange and the Pacific Stock Exchange and deregister our shares under the Securities Exchange Act of 1934. Each of our shareholders will thereafter receive $25.25 in cash, without interest, for each share of our common stock owned at the effective time of the acquisition. Each such shareholder, however, will no longer have an opportunity to continue their ownership interest in us as an ongoing corporation and therefore will not share in our future earnings and potential growth.

BACKGROUND OF THE ACQUISITION

     Consistent with our board of directors' overall fiduciary duties to our shareholders, our board of directors has been willing to consider potential strategic transactions, including business combinations with other utilities or energy companies, in addition to pursuing strategies that maximize our value as an independent company. In that connection, we engaged New Harbor Incorporated ("New Harbor") in 1998 to advise us on an ongoing basis with respect to strategic transactions. New Harbor is a financial advisory and investment banking firm which specializes in advising companies in the utility industry. New Harbor has worked closely with management to identify strategic opportunities for us.

     During the period from 1998 through 2002, our senior management engaged in preliminary discussions with a number of third parties, including JPMP and KKR, regarding strategic transactions, including potential business combinations. However, none of these parties engaged in any discussions that progressed to the point that it was determined that detailed involvement of our board of directors was appropriate.

     Beginning in July 2002, JPMP and another private equity firm (the "JPMP Group") spoke with members of our management to explore the possibility of a range of potential transactions, including financing transactions, investments and a potential acquisition of our company. With respect to a potential acquisition of our company, the JPMP Group's preliminary indication of interest suggested an acquisition price of up to $20 per share. The JPMP Group also requested permission to conduct a due diligence investigation of us.

     In September 2002, our management advised our board of directors that we had received a preliminary indication of interest from the JPMP Group to explore a potential financing transaction with, private investment in, or an acquisition of, our company and the request that they be permitted to conduct a comprehensive due diligence investigation of our company.

     At a meeting on September 16, 2002, our board of directors discussed the preliminary indication of interest from the JPMP Group. At this time, we were also in the process of negotiating a definitive agreement to acquire the Arizona electric and gas utility assets of Citizens Communications Company ("Citizens"). In considering whether to pursue the preliminary indication of interest received from the JPMP Group, our board of directors discussed other strategic initiatives that we were exploring, including the transaction with Citizens. Our board of directors also engaged in a preliminary discussion of the feasibility of concurrently seeking and obtaining approval from the ACC of both the Citizens transaction and any transaction with the JPMP Group. After instructing management to advise the JPMP Group that the purchase price in any transaction would have to be higher than the $20 per share price included in the preliminary indication of interest, our board of directors authorized James S. Pignatelli, our Chairman, President and Chief Executive Officer, to allow the JPMP Group's due diligence investigation to proceed. On the date of this meeting, our common stock closed at $19.22 on the New York Stock Exchange.

     During the week of October 14, 2002, representatives of the JPMP Group met with members of our senior management and received a presentation on our business and financial condition at our offices in Tucson, Arizona. Also in attendance at this meeting were representatives from WCP, a private equity firm that had joined the JPMP Group.

     At a meeting held on October 17, 2002, our board of directors continued its discussion of the preliminary indication of interest from the JPMP Group. Prior to commencing this discussion, Larry Bickle, a director of our company, advised our board of directors of a potential conflict of interest he believed might exist with respect to any transaction involving JPMP. Mr. Bickle is a Managing Director of an investment fund in which a JPMP affiliate has a significant investment and in which we have also invested. As a result of these transactions, Mr. Bickle advised our board of directors that he would not vote on any potential transaction involving JPMP. (See "Transactions with Management and Others"). Our board of directors then received a general review from our counsel, Thelen Reid & Priest LLP, on the directors' fiduciary responsibilities in the context of a potential acquisition transaction in which we would cease to be a public company. Following this presentation, Jay Beatty of New Harbor presented an update on the state of the equity and debt markets in general and on the utility industry and us in particular, offered comments on the current market price of our common stock and generally addressed approaches that our board of directors might take in valuing our common stock in connection with a potential acquisition. Mr. Beatty noted that the market price of our common stock had spiked in 2001. Mr. Beatty attributed this to a significant increase in our earnings at such time due to substantial wholesale marketing activities at a time of strong demand and high wholesale prices in the Western United States. Following this spike in our earnings and stock price, average market prices for energy declined sharply, returning to historical price levels and the market price of our common stock had correspondingly declined. (See "Market Prices of Our Common Stock"). After a request for an indication from our board of directors of its preliminary interest in continuing discussions with the JPMP Group, the directors, with Mr. Bickle abstaining, reached a consensus that we should continue discussions with the JPMP Group, but also reached a consensus that the pursuit of an acquisition transaction with the JPMP Group should not be permitted to adversely affect our negotiations with Citizens, which were anticipated to be completed in the near future.

     On October 29, 2002, we executed a definitive agreement with Citizens to acquire its Arizona electric and gas utility properties for approximately $230 million, subject to the terms and conditions contained in such agreement.

     In late October 2002, we were advised that the other party working with JPMP and WCP had determined that it did not wish to pursue an acquisition, but that the private equity firm of KKR (JPMP, KKR, WCP, Sage Mountain, LLC and their affiliates are collectively referred to as the "Investor Group") had expressed interest in joining JPMP and WCP to pursue an acquisition transaction. On November 2, 2002, representatives of the Investor Group and their advisors, J.P. Morgan Securities, Inc. ("JPMSI"), met with members of our senior management and received a presentation on our business and financial condition and the pending Citizens acquisition.

     In early November 2002, based on the direction provided by our board of directors in their October 17, 2002 meeting, we determined to discontinue further exploration of an acquisition transaction until closer to the time that the Citizens acquisition was expected to close. Although representatives of the Investor Group continued to speak with Mr. Pignatelli and other members of our senior management from time to time, there were no significant developments with respect to a possible transaction between us and the Investor Group until July 2003.

     On July 14, 2003, Mr. Pignatelli and Kevin P. Larson, our Vice President, Treasurer and Chief Financial Officer, met with representatives of the Investor Group in New York City. At that meeting, the Investor Group's representatives expressed a desire to renew their consideration of the possible acquisition of our company for an unspecified price that would be in excess of $20 per share of our common stock. On the date of this meeting, our common stock closed at $18.85 on the New York Stock Exchange.

     On July 30, 2003, representatives of the Investor Group and JPMSI met with members of our senior management and New Harbor at our executive offices in Tucson, Arizona to receive a presentation about current developments in our business, including the impact of the expected completion of the Citizens acquisition and to discuss regulatory and other issues in connection with a potential acquisition transaction.

     At a meeting on August 4, 2003, our board of directors was advised that the Investor Group had expressed renewed interest in acquiring us. At that meeting, our board of directors concluded that the price to be received by shareholders in any potential acquisition transaction was of primary concern, but also generally discussed the potential impact of any acquisition transaction on customers and communities served, employees and other constituencies and noted that our directors would need to assess carefully the regulatory impact of an acquisition.

     On August 11, 2003, we completed the purchase of the Arizona gas and electric system assets from Citizens.

     On September 9, 2003, representatives of the Investor Group met with Messrs. Pignatelli and Larson. At this meeting, the Investor Group's representatives provided a general outline of their proposal. In particular, the Investor Group expressed its interest in acquiring us for a purchase price of $23 per share in cash. Under this proposal, our shareholders would have retained ownership of Millennium because we would have distributed all of the shares of Millennium to our shareholders (a "spin-off") concurrently with the closing of the acquisition. On the date of this meeting, our common stock closed at $19.40 on the New York Stock Exchange.

     Following the meeting of September 9th, Messrs. Pignatelli and Larson arranged for a meeting of the Investor Group's representatives with John L. Carter, a director of our company.

     On September 16, 2003, representatives of the Investor Group met with Messrs. Pignatelli, Larson and Carter and Mr. Beatty of New Harbor in New York City. At this meeting, the Investor Group's representatives reiterated their interest to acquire us and the general outline of their proposal. The Investor Group's representatives stated that their due diligence investigation to date had reinforced their desire to pursue a transaction. The Investor Group's representatives stated that their belief was based upon the quality of our management team, record of excellent customer service and commitment to the communities we serve, positive relationships with regulatory authorities, attractive, growing service territory and low-cost generation. The Investor Group's representatives presented an overview of the Investor Group, their transaction experience, their community involvement and the history of their due diligence investigation and discussions up until that time. The Investor Group's representatives also provided the general terms of their proposal, as described above.

     On September 30, 2003, our board of directors met to discuss, among other things, the Investor Group's renewed proposal. At the beginning of the meeting, Daniel Fessler advised our board of directors that he was submitting his resignation from our board of directors because he would not be able to provide sufficient time and attention to being a director at this time. Mr. Pignatelli then reported to our board of directors regarding the meeting with the Investor Group on September 16, 2003, at which the Investor Group had made the renewed proposal to acquire us. Mr. Pignatelli also reported to our board of directors that the Investor Group generally indicated that it expected to retain existing management, but that no specific discussion had taken place regarding any employment arrangements or equity investment by management in the entity to be formed by the Investor Group to effectuate the proposed acquisition.

     At this meeting, our board of directors received a general presentation from Vincent Nitido, Jr., our Vice President, General Counsel and Chief Administrative Officer, regarding our board of directors' responsibilities under Arizona law. Mr. Nitido also generally addressed the standards applicable to determining whether our management or directors had a conflict of interest with respect to the transaction. Following Mr. Nitido's presentation, Thelen Reid & Priest described certain enhanced rules that apply when an acquired company will no longer be publicly traded as a result of a transaction with affiliates and certain procedures that could be implemented by a board of directors when faced with such a "going-private" transaction. Thelen Reid & Priest advised our board of directors that they were not aware of any facts which would suggest that the pending transaction would be subject to such rules or that such procedures would be required. During this meeting, Mr. Bickle reminded our board of directors of his potential conflict of interest with respect to any transaction including JPMP and that he would not vote on matters relating to the potential acquisition. (See "Transactions with Management and Others").

     At the same meeting, Mr. Carter then reported to our board of directors regarding the meeting held on September 16, 2003 with the Investor Group and described the Investor Group's preliminary proposal. Mr. Nitido then reviewed for our board of directors certain legal and structural considerations associated with the proposal by the Investor Group to "spin-off" Millennium in connection with the transaction.

     Steven J. Glaser, Senior Vice President and Chief Operating Officer of TEP, then generally discussed the regulatory standards applicable to the approval by the ACC of a transaction of the nature proposed by the Investor Group. In addition, the terms of TEP's existing rate settlement with the ACC were reviewed. The rate settlement provides that TEP's retail rates may not be raised during the term of the settlement, which expires in 2008. Although the rate settlement contemplates market-based rates for power after that time, utility regulators throughout the country, including the ACC, are reconsidering whether rates related to generation should be market-based or determined on a more traditional cost-of-service basis, which creates uncertainty with respect to TEP's rates in respect of TEP's generation facilities after 2008. Mr. Larson and Kent Grant, General Manager (Finance) of TEP, then reviewed our company's financial position and prospects. In particular, they noted that forecasting earnings after the expiration of TEP's rate settlement in 2008 is itself uncertain due to the uncertainty concerning how retail rates will be set in respect of TEP's generation facilities. The board of directors and management then discussed, in light of the foregoing, the consequent risk related to our future earnings and the market price of our common stock.

     Mr. Beatty then made a presentation to our board of directors regarding merger and acquisition activity in the utility industry generally, the Investor Group, Millennium and the possible valuation of our company excluding Millennium. Mr. Beatty noted that any attempt to value Millennium would be complex and uncertain because Millennium had approximately 10 separate businesses or investments in the technology, energy services and finance areas and that many of these businesses were in the developmental stages. Although comprising less than 6% of our consolidated assets, the unregulated businesses of Millennium have contributed significant losses to date. Directors expressed concerns regarding the potential viability of Millennium as a stand-alone entity and whether a "spin-off" of Millennium was appropriate, or even feasible, at this time. A discussion ensued with New Harbor as to whether Millennium was an appropriate candidate for a "spin-off" and with counsel regarding issues associated with a potential "spin-off" of Millennium.

     At the conclusion of the discussion, the non-management members of our board of directors met in executive session, and, with Messrs. Carter, Lawrence Aldrich and Bickle abstaining from voting, our board of directors did not approve continuation of discussions on the terms presented by the Investor Group. Our board of directors expressed particular concern regarding a "spin-off" of Millennium.

     Following the meeting on September 30, 2003, Mr. Pignatelli advised the Investor Group of the decision of our board of directors and described the principal concerns of our board of directors. In response, the Investor Group requested an opportunity to present a revised preliminary proposal directly to our board of directors that addressed these concerns.

     On October 13, 2003, our board of directors met to hear the Investor Group's presentation. The Investor Group's representatives reviewed the reasons for the Investor Group's interest in us and what the Investor Group believed to be the benefits to our shareholders, including the premium of the proposed purchase price over the then current market price of our common stock, the opportunity for holders of large blocks of our common stock to obtain liquidity for their shares, the Investor Group's access to the high-yield debt markets and the Investor Group's belief that it could consummate a transaction quickly. They also described the Investor Group's commitment to maintaining and improving our relationships with our key constituencies, including management, employees, customers, communities served and regulators. The Investor Group's representatives told our board of directors that they believed that private equity capital has become a more attractive source of capital for us. In particular, the Investor Group's representatives discussed their perceptions regarding potential significant changes in the capital markets that could adversely impact our strategic situation as a publicly-traded utility holding company, noting particularly that companies with comparatively small market capitalization might not receive appropriate valuation in the public equity markets or obtain access to well-priced capital. They also discussed the possible adverse impact of diminished investor research analyst coverage on the market prices of shares of smaller companies and other burdens connected with remaining a listed public company. The Investor Group's representatives recalled for our board of directors that the Investor Group had conducted a substantial due diligence investigation of our company in the fall of 2002 and had renewed its discussion regarding a possible transaction in July 2003. Among the favorable factors that caused them to seek to renew discussions, they cited the acquisition of the Citizens assets, the anticipated completion of the Springerville Unit 3 project and improving conditions in the financial markets which were expected to lower the cost of financing an acquisition.

     The Investor Group's representatives then outlined two alternative transaction structures. The first structure involved the acquisition of all of our outstanding shares of common stock for a price of $24.50 to $25.00 per share in cash. The second structure involved the purchase of all of our outstanding shares of common stock for $23.00 per share in cash plus a note to be issued by us ("Participating Notes") having a principal amount based upon a percentage of a valuation of Millennium at the time when the Participating Notes became payable, but with a payment at that time of at least $2.00 per share of our common stock. The Investor Group's representatives provided a general description of the terms of the Participating Notes, which contemplated that the Participating Notes would not bear interest and would generally be payable in five years, but could entitle holders to receive more than $2.00 per share, depending upon the value of Millennium at the time the Participating Notes became payable. If the value per share of Millennium after five years exceeded $2.00, the holders of the Participating Notes would have been entitled to the sum of $2.00 per Participating Note plus 60% of the excess of the per share appraised value of Millennium over $2.00. We would have retained the remaining value of Millennium. The Investor Group's representatives noted that the specific terms and provisions of the Participating Notes would have to be negotiated, if our board of directors determined to proceed with discussions, and that the Participating Notes were proposed as an alternative to the Millennium "spin-off."

     After the Investor Group's representatives left the meeting, our board of directors received a presentation from Mr. Nitido concerning its fiduciary duties and responsibilities in connection with its consideration of the revised proposal. Our board of directors also discussed the advisability of independent legal counsel and financial advice in light of the proposed acquisition transaction from the Investor Group. A representative of Fennemore Craig, P.C. attended portions of the meeting to discuss certain issues under Arizona corporate law regarding fiduciary duties, conflicts of interest, changes of control and the implications of "going private" rules, and the advantages of obtaining special counsel and financial advice to our board of directors when considering the acquisition proposal from the Investor Group.

     Mr. Beatty then made a presentation to our board of directors which included a review of the principal points covered during his presentation to our board of directors on September 30, 2003. Mr. Beatty advised our board of directors that the general terms included in the revised proposal from the Investor Group were sufficient from a financial point of view to merit our board of directors authorizing continued discussion of the transaction. Mr. Beatty also noted that our board of directors, at this early stage, did not need to choose between the alternative transaction structures.

     Our board of directors then discussed certain regulatory issues, including what conditions the Investor Group might require with respect to regulatory proceedings, and other potential transaction structures. Our board of directors discussed the procedures to be followed in reviewing the potential transaction with the Investor Group, including the advisability of forming a committee of independent directors and the retention for the board of directors of separate counsel and a financial advisor who had not been involved in the discussions that led up to the potential transaction with the Investor Group.

     Our board of directors, with Messrs. Pignatelli and Bickle abstaining, unanimously authorized management to continue discussions with the Investor

Group and retained Fennemore Craig to act as special counsel to our board of directors in connection with our board of directors' consideration of the proposal. In addition, our board of directors determined to use Thelen Reid & Priest to represent us in the capacity of transaction and securities counsel and Roshka Heyman & DeWulf, PLC to represent us as Arizona regulatory counsel. Our board of directors also determined to investigate and consider the engagement of a financial advisor to our board of directors who had not previously advised us on strategic transactions for the purpose of rendering financial advice and issuing a fairness opinion in the event that the discussions resulted in a definitive agreement.

     At the conclusion of the meeting, our board of directors appointed a committee (the "Strategic Transaction Advisory Committee" or "Committee") to deliberate, analyze and negotiate the revised proposal and to ultimately make a recommendation to our board of directors on whether or not to approve, and recommend to the shareholders, an acquisition transaction with the Investor Group. The Strategic Transaction Advisory Committee was composed of the following directors: Mr. Carter (Chairman), and Harold Burlingame, Robert Elliott, Kenneth Handy and Warren Jobe.

     On October 17, 2003, Simpson Thacher & Bartlett LLP, transaction counsel to the Investor Group, delivered to us and our counsel an initial draft of the acquisition agreement and a summary of terms of the Participating Notes.

     On October 20, 2003, our board of directors, acting by written consent, provided that the Strategic Transaction Advisory Committee would not be subject to any direction or control by our board of directors in its consideration of any action concerning the Investor Group's proposal, although the Committee would not have the power, without the affirmation of our board of directors, to bind us to any part of the Investor Group's proposal. Our board of directors' resolutions determined, based upon disclosures made by members of our board of directors and upon the advice of counsel, that the previously appointed members of the Committee were all "disinterested" and "qualified," as each term is defined under Arizona law. Our board of directors' resolutions also authorized the Committee to seek the assistance of legal, financial, tax and other professional advisors and other advisors of their own selection which would report only to the Committee and otherwise specifically defined the power and authority of the Committee. On October 20, 2003, our board of directors, acting by written consent, authorized the Committee to engage the services of Fennemore Craig as special counsel to the Committee (in addition to acting as special counsel to the board of directors) and concluded that it would be desirable to engage a financial advisor which had not previously advised us on strategic transactions to provide financial advice to the Committee and our board of directors and, if requested, to provide an opinion regarding the fairness of the consideration to be received by our shareholders from a financial point of view.

     On October 21, 2003, representatives of the Investor Group, JPMSI and Simpson Thacher & Bartlett met with our representatives, New Harbor and Thelen Reid & Priest, in New York City to discuss general issues presented by the initial draft of the acquisition agreement. On October 24, 2003, attorneys from Simpson Thacher & Bartlett and Thelen Reid & Priest met separately to discuss the draft acquisition agreement in detail and to discuss tax, corporate and securities issues in connection with the proposed Participating Notes.

     At meetings held on October 24 and October 29, 2003, the Strategic Transaction Advisory Committee interviewed candidates for retention as a financial advisor to the Committee and our board of directors in connection with the potential transaction with the Investor Group. At the meeting held on October 24, 2003, the Committee was advised by its counsel, Fennemore Craig, as to the fiduciary duties and responsibilities of members of our board of directors when considering an acquisition proposal, the provisions of Arizona law regarding conflicting interests and changes of control and the issues presented by the draft of the acquisition agreement received from the Investor Group.

     At its meeting on October 29, 2003, the Strategic Transaction Advisory Committee also received an update from Mr. Pignatelli regarding certain of Millennium's investments. The Committee, in consultation with its counsel and representatives of New Harbor, also identified certain issues in connection with the transaction, including price, the proposed Participating Notes, regulatory conditions, financing of the transaction and the request by the Investor Group for reimbursement of expenses if the acquisition failed to receive regulatory approval. The Committee also discussed, in the event any arrangements or understandings were to be entered into between management and the Investor Group, the significance of such arrangements and understandings. The Committee discussed under what circumstances the proposed transaction could be subject to the enhanced disclosure rules applicable to "going-private" transactions.

     On October 31, 2003, the Strategic Transaction Advisory Committee unanimously voted to engage Morgan Stanley & Co. Incorporated ("Morgan Stanley") to act as the financial advisor to the Committee and our board of directors in connection with the transaction. The Committee also instructed Fennemore Craig to review, consider and make recommendations regarding potential conflicting interests, if any, of the members of our board of directors.

     On October 31, 2003, our representatives and the Investor Group's representatives and our and their counsel met to discuss the regulatory approval process for a potential transaction.

     On November 4, 2003, the Strategic Transaction Advisory Committee met with representatives of Morgan Stanley and Fennemore Craig. The Committee emphasized to Morgan Stanley that there had been no agreement or understanding to pursue an acquisition transaction and that, for our board of directors to approve and recommend a definitive agreement with the Investor Group, appropriate steps should be taken to assure that the best price reasonably available for our shareholders had been obtained, that management and employee interests had been appropriately considered, that we would continue to benefit the communities we serve and that our utility operations would continue to provide safe and reliable service. Morgan Stanley's representatives discussed certain issues in connection with the transaction, including the nature and identity of the entity to be formed by the Investor Group to effectuate the acquisition, the status of the Investor Group's financing arrangements and the Investor Group's position that their costs and expenses should be reimbursed by us in the case of a termination of the acquisition agreement as a consequence of a failure to receive required regulatory approvals. The Strategic Transaction Advisory Committee also discussed with Fennemore Craig and Morgan Stanley the advisability of ascertaining whether parties other than the Investor Group might have an interest in acquiring us and potential strategic parties that might be interested and concluded that checking if any third parties were interested in acquiring us was advisable. The Committee considered the need to maintain confidentiality and instructed Morgan Stanley to proceed with contacting third parties that may have been interested in acquiring us after obtaining information from New Harbor as to the identity of any parties New Harbor may have previously contacted.

     The Strategic Transaction Advisory Committee also received an update from Mr. Pignatelli regarding certain of Millennium's investments and Mr. Beatty provided a summary of developments in the negotiations of the acquisition agreement. The Committee also compared the proposed all-cash transaction with the proposal that included the Participating Notes and a price of $1.50 to $2.00 per share less cash at closing than the all-cash transaction. The Committee received from Fennemore Craig a review of the status of the acquisition agreement and the various terms and conditions that were the subject of negotiation.

     On November 11, 2003, our board of directors received a presentation from Fennemore Craig regarding the fiduciary duties and responsibilities of directors under Arizona law and during a potential change of control transaction, potential director conflicts of interest with respect to the proposed acquisition and the benefits and desirability of having directors who did not have a potential conflict of interest participate to the greatest extent possible in the evaluation and negotiation of the transaction and the assessment of alternatives. Fennemore Craig, after considering disclosures by members of our board of directors, recommended to our board of directors that Messrs. Pignatelli, Bickle and Aldrich and Ms. Elizabeth Bilby abstain from voting on the proposed acquisition transaction with the Investor Group, but confirmed that all of the members of the Strategic Transaction Advisory Committee were "qualified" and "disinterested," as those terms are defined under Arizona law.

     Following the presentation by Fennemore Craig, Mr. Pignatelli advised the other members of our board of directors that while it is possible that specific discussions may take place in the future, he had not engaged in any specific discussions with the Investor Group regarding the terms of equity participation of management in the acquisition transaction or regarding the terms of his employment following the closing of the proposed acquisition. Mr. Pignatelli expressed his belief that his existing ownership of our common stock and other equity-based compensation was designed to align his interests with that of our shareholders. He stated, however, that in order to avoid any perception of conflict of interest with respect to the proposed acquisition, he would not vote, in his capacity as a director, regarding the proposed acquisition. Mr. Bickle confirmed that he would continue to abstain from voting as a director on the matter for the reasons set forth above. Mr. Aldrich and Ms. Bilby each expressed their beliefs, with respect to themselves, that their respective transactions with us, which are described in "Transactions with Management and Others", did not give rise to actual conflicts of interest that would preclude their being "qualified" and "disinterested" in the consideration of the acquisition transaction.

     At the November 11, 2003 meeting, representatives of New Harbor described the current progress of the negotiation of the acquisition agreement and the financing structure contemplated by the Investor Group. New Harbor advised our board of directors that, in its opinion, a "spin-off" of Millennium or the use of the Participating Notes as consideration presented undue complications and risk, without providing corresponding value to our shareholders, and advised that an all-cash transaction would provide the most value to our shareholders. In particular, New Harbor representatives noted that there was no assurance that the Participating Notes would ever be worth more than $2.00 each, the minimum payment under the Participating Notes in five years. New Harbor representatives also expressed concern regarding the liquidity of the Participating Notes and the related value implications. New Harbor also advised our board of directors that, while it may be possible to negotiate a purchase price in excess of the range of $24.50 to $25.00 per share currently proposed by the Investor Group, it was unlikely that the Investor Group would increase its proposed purchase price significantly. Representatives of Morgan Stanley were introduced to our board of directors and Morgan Stanley reviewed with our board of directors the purpose and scope of Morgan Stanley's engagement and reviewed the discussions that Morgan Stanley had conducted with other parties regarding the acquisition of our company for a price which would represent a significant premium over the current market price of our common stock. Morgan Stanley reported that it had completed contacting potential interested third parties and that none of the contacted parties had expressed interest in acquiring us at a significant premium over the current market price on our common stock.

     At a meeting of the Strategic Transaction Advisory Committee held immediately following the board of directors meeting on November 11, 2003, Morgan Stanley further described its discussions with third parties regarding possible interest in acquiring us at a significant premium over the current market price of our common stock and also presented a general overview of potential transactions with private equity investors such as the Investor Group. In that regard, it was noted by members of the Committee that, in the past three years, other private equity firms had explored the possible acquisition of our company, but that discussions with those firms had all terminated without a transaction. The Strategic Transaction Advisory Committee also discussed Millennium and received a presentation from Fennemore Craig regarding the current status of the negotiations of the acquisition agreement. In particular, the Committee, in consultation with Fennemore Craig and Morgan Stanley, discussed price, the financing condition, conditions to closing, the provisions regarding the solicitation of other offers and the ability of each party to terminate the agreement, and the termination provisions regarding the payment of costs and expenses.

     At the conclusion of these discussions, the Strategic Transaction Advisory Committee determined to authorize the negotiations with the Investor Group to continue for an all-cash transaction rather than a transaction involving a "spin-off" of Millennium or the use of the Participating Notes, with the goal of seeking further improvements regarding price and the other terms and conditions prior to the meeting of our board of directors scheduled to be held on November 18, 2003.

     Following this meeting, Mr. Carter, Fennemore Craig and Morgan Stanley met with Thelen Reid & Priest and New Harbor to discuss the proposed acquisition transaction and the acquisition agreement. On November 13, 2003, Thelen Reid & Priest delivered detailed comments on the most recent draft of the acquisition agreement to Simpson Thacher & Bartlett. The next day, Messrs. Larson and Nitido, representatives of Morgan Stanley and New Harbor and Thelen Reid & Priest met with the representatives of the Investor Group and Simpson Thacher & Bartlett in New York City to engage in further negotiations. Negotiations continued through November 16, 2003.

     On November 18, 2003, the Strategic Transaction Advisory Committee met to review the status of the negotiations with the Investor Group. At that meeting, New Harbor presented a brief history of the discussions with the Investor Group and presented a list of the parties with which New Harbor had engaged in discussions regarding the acquisition of our company over the previous five years. New Harbor also noted that none of these parties had expressed interest in engaging in a transaction that would provide a significant premium to our shareholders. Thelen Reid & Priest described the progress made in the negotiations and listed the principal issues that remained unresolved in the draft acquisition agreement. Morgan Stanley's representatives reviewed with the Committee their preliminary valuation of our company as well as various transaction issues. Mr. Glaser reported on the provisions of the acquisition agreement relating to the regulatory approval process and discussed the anticipated timing regarding ACC approval of the acquisition. Mr. Pignatelli advised the Strategic Transaction Advisory Committee that he supported the proposed acquisition. In stating the reasons for his recommendation, Mr. Pignatelli noted in particular that the acquisition could provide us with a more stable and secure future. The members of the Committee each indicated that they were prepared to recommend the transaction and the acquisition agreement to our board of directors for approval subject to reaching agreement on the price and the other remaining unresolved issues under the acquisition agreement.

     Following the meeting of the Strategic Transaction Advisory Committee, our board of directors met to receive a report of the Committee regarding the proposed transaction. Mr. Carter reported that, in light of the progress that had been made, and subject to the attainment of agreement on the remaining unresolved issues, the Committee was prepared to unanimously recommend that we proceed with the proposed transaction with the Investor Group. Thelen Reid & Priest presented an overview of the acquisition agreement, drafts of which had previously been circulated to our board of directors, including the transaction structure, the financing arrangements, the regulatory approvals required to consummate the transaction, the terms under which our board of directors may respond to bona fide written proposals from third parties and termination provisions. Thelen Reid & Priest then summarized for our board of directors the major points that remained unresolved in the acquisition agreement. Our board of directors then discussed with Morgan Stanley various transaction and valuation issues. New Harbor then made a presentation regarding the history of the negotiations similar to that delivered earlier to the Committee. Our board of directors then discussed the remaining unresolved issues and Mr. Glaser responded to questions from directors regarding the ACC approval process.

     Following the meeting of our board of directors, the Strategic Transaction Advisory Committee reconvened to discuss the remaining open issues and to develop a proposal to the Investor Group with respect to the remaining unresolved issues and instructed Morgan Stanley to present the proposal to the Investor Group. In particular, the Committee requested that Morgan Stanley seek an increase in the purchase price to $25.25 from the range previously discussed ($24.50 to $25.00) and authorized Morgan Stanley to accept, contingent on the price increase, the Investor Group's proposal that we reimburse their expenses if the acquisition fails to receive the required Arizona regulatory approval.

     On November 19, 2003, the Investor Group accepted our proposal. In particular, the Investor Group agreed to a purchase price of $25.25 per share and termination fees and expenses in an amount up to $25 million in the aggregate on the terms stated in the acquisition agreement.

     On November 21, 2003, the Strategic Transaction Advisory Committee met to consider the proposed acquisition agreement and reviewed the conclusion of the negotiations. Morgan Stanley delivered its opinion to the effect that, as of that date, and subject to and based upon the considerations set forth in its written opinion, the $25.25 in cash per share to be received by our shareholders pursuant to the acquisition agreement was fair from a financial point of view to those shareholders (other than Saguaro Utility and its affiliates). The Committee then unanimously adopted resolutions recommending that our board of directors approve the acquisition agreement.

     Immediately following the meeting of the Strategic Transaction Advisory Committee, our board of directors met to receive the recommendation of the Committee and the fairness opinion of Morgan Stanley. Our board of directors, with Messrs. Burlingame, Carter, Elliott, Handy and Jobe voting in favor of the proposal, then adopted resolutions authorizing the execution of the acquisition agreement and authorizing and recommending that our shareholders vote in favor of the acquisition. The remaining four directors, Messrs. Pignatelli, Bickle and Aldrich, and Ms. Bilby, after consultation with the Board's special counsel, Fennemore Craig, abstained from voting on the acquisition in order to avoid any appearance of a conflict of interest. These four directors, however, advised the board that they agreed with the recommendation of the Strategic Transaction Advisory Committee and that they would have voted to approve the acquisition.

     The acquisition agreement was executed and delivered in the evening of Friday, November 21, 2003 and the execution and delivery of the acquisition agreement was publicly announced prior to the opening of business on Monday, November 24, 2003.

OUR REASONS FOR THE ACQUISITION; RECOMMENDATION OF OUR BOARD OF DIRECTORS

     In determining to approve the acquisition and to recommend that you vote to approve the acquisition agreement, and in reaching its determination that the acquisition and the acquisition agreement are fair to and in the best interests of our company and our shareholders, our board of directors held discussions with our executive officers and our financial and legal advisors. Our board of directors reached its recommendation after careful consideration over time and also considered the recommendation of the Strategic Transaction Advisory Committee. Our board of directors and the Strategic Transaction Advisory Committee considered numerous factors, including, without limitation, the following:

     o the review and analysis of our business, current and future financial condition, current earnings and earnings prospects, as well as the current and prospective regulatory environment;

     o the relationship of the acquisition consideration to the historical trading levels of our common stock including the fact that the cash consideration of $25.25 per share of our common stock to be paid to shareholders in the acquisition represents a premium of approximately 30% over the per share closing price on November 21, 2003, the last trading day prior to the execution and delivery of the acquisition agreement;

     o the acquisition allows our shareholders to immediately realize a fair value, in cash, for their investment and is preferable to the shareholders continuing to hold shares of common stock indefinitely;

     o the uncertainty over whether and when the businesses which Millennium is developing will be successful;

     o the fact that rates that may be charged by TEP may not be raised prior to 2008 and that the regulatory environment following that time is subject to uncertainty;

     o the acquisition presents a means for holders of large blocks of shares of our common stock to receive a premium price in cash for their holdings without adversely affecting the market price for shares of our common stock;

     o the presentation of Morgan Stanley, including its opinion dated November 21, 2003, to the Strategic Transaction Advisory Committee and our board of directors, as to the fairness of the consideration to be received by our shareholders from a financial point of view (see "Opinion of Financial Advisor to our Board of Directors");

     o the discussions with third parties conducted on our behalf by Morgan Stanley (See "Background of the Acquisition") and a review of the possible alternatives to the acquisition at this time, including remaining a public company and the timing and likelihood of actually achieving additional value from such alternatives;

     o our board of directors' belief that the Investor Group is motivated to operate our company and its businesses successfully, by meeting the needs of our customers, employees and other constituencies;

     o our board of directors' belief that that the Investor Group will continue our strategy of providing safe and reliable service to our utility customers and that the Investor Group's plans for us will enable us to have adequate capital for utility operations and to meet expansion requirements;

     o our board of directors' belief that the Investor Group will be sensitive to the needs of the communities we serve, and will cause us to continue to be a good corporate citizen;

     o our board of directors' belief that the Investor Group will cause us to provide an attractive working environment for our employees;

     o the commitment by the Investor Group to maintain our headquarters in Tucson, Arizona;

     o the terms of the acquisition agreement, including the right of our board of directors, prior to the shareholders' approving the acquisition, (a) to change its recommendation to our shareholders regarding the acquisition in the exercise of its fiduciary duties and
         (b) to terminate the acquisition agreement to accept a proposal superior to that made by the Investor Group (see "The Acquisition Agreement - No Solicitation of Alternative Proposals");

     o the likelihood of consummation of the acquisition, including an assessment of the risks associated with obtaining required approvals from federal and state regulatory authorities; and

     o the delivery by the Investor Group of letters setting forth the commitments regarding the equity financing and commitments and other arrangements regarding the debt financing necessary to enable the Investor Group to consummate the acquisition, subject to usual conditions for financing of this type (see "Financing for the Acquisition").

     In view of the wide variety of factors considered by the Strategic Transaction Advisory Committee and our board of directors in connection with their evaluation of the proposed acquisition, neither the Committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors. The Strategic Transaction Advisory Committee and our board of directors viewed their respective positions and recommendations as being based upon the totality of the information presented to and considered by them. While the foregoing discussion of the information and factors considered by the Committee and our board of directors is not intended to be all-inclusive, it does constitute a summary of all of the material information considered by the Committee and our board of directors in determining to recommend approval of the acquisition.

     The Strategic Transaction Advisory Committee and our board of directors believe that each of the factors listed above supported their respective conclusions that the acquisition is advisable and in the best interests of our company and our shareholders.

     The Strategic Transaction Advisory Committee unanimously determined that the acquisition is fair to and in the best interests of the holders of our common stock, and unanimously recommended that our board of directors approve the acquisition agreement.

     OUR BOARD OF DIRECTORS, WITH MESSRS. BURLINGAME, CARTER, ELLIOTT, HANDY AND JOBE VOTING IN FAVOR OF THE PROPOSAL, RECOMMENDS THAT OUR SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT AND PLAN OF MERGER BETWEEN SAGUARO ACQUISITION CORP. AND US. The remaining four directors, Messrs. Pignatelli, Bickle and Aldrich, and Ms. Bilby, after consultation with our board of directors' special counsel, Fennemore Craig, abstained from voting on the acquisition in order to avoid any appearance of a conflict of interest. These directors, however, advised the board that they agreed with the recommendation of the Strategic Transaction Advisory Committee and that they would have voted to recommend the approval of the acquisition agreement.

OPINION OF FINANCIAL ADVISOR TO OUR BOARD OF DIRECTORS

     Under an engagement letter dated as of November 3, 2003, we retained Morgan Stanley to provide us with financial advisory services (including structuring, planning and negotiating services) and a financial opinion letter in connection with the acquisition. At the meeting of our board of directors, including the members of the Strategic Transaction Advisory Committee, on November 21, 2003, Morgan Stanley rendered its oral opinion to the board of directors, subsequently confirmed in writing, to the effect that, as of November 21, 2003 and subject to and based upon the assumptions and other considerations set forth in its written opinion, the acquisition consideration to be received by our common stock shareholders pursuant to the acquisition agreement was fair from a financial point of view to our shareholders (other than Saguaro Utility and its affiliates).

     The full text of the written opinion of Morgan Stanley, dated November 21, 2003, is attached hereto as Appendix B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We recommend that you read the entire opinion carefully. Morgan Stanley's opinion is addressed to our board of directors and to the members of the Strategic Transaction Advisory Committee and addresses only the fairness, from a financial point of view, of the consideration to be received by our shareholders (other than Saguaro Utility and its affiliates) pursuant to the acquisition agreement as of the date of the opinion. It does not address any other aspects of the acquisition and does not constitute a recommendation to any holder of our common stock as to how such shareholder should vote with respect to the acquisition or any other matter. The summary of the opinion of Morgan Stanley set forth in this document is qualified in its entirety by reference to the full text of the opinion.

     In connection with rendering its opinion, Morgan Stanley, among other things:

     o reviewed certain publicly available financial statements and other information about us;

     o reviewed certain internal financial statements and other financial and operating data concerning us, prepared by our management;

     o   reviewed certain financial forecasts prepared by our management;

     o discussed our past and current operations and financial condition and our prospects with our senior executives;

     o   reviewed our reported prices and trading activity for our common stock;

     o compared our financial performance and the prices and trading activity of our common stock with that of certain other publicly-traded companies comparable to us and their securities;

     o reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     o participated in discussions and/or negotiations among our representatives, Saguaro Utility and certain other parties and their financial and legal advisors;

     o reviewed the debt letters and the equity commitment letter referred to in the acquisition agreement;

     o   reviewed the acquisition agreement and certain related documents; and

     o performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of our future financial performance. In addition, Morgan Stanley has assumed that the acquisition will be consummated in accordance with the terms set forth in the acquisition agreement. Morgan Stanley has not made any independent valuation or appraisal of our assets or liabilities, nor has it been furnished with any such appraisals. As is known by us, Morgan Stanley is not a legal or regulatory expert and has relied upon the assessments of other of our advisors with respect to such issues. Morgan Stanley's opinion was necessarily based on economic, regulatory, market and other conditions as in effect on, and the information made available to Morgan Stanley as of November 21, 2003.

     Morgan Stanley was not asked to consider, and Morgan Stanley's opinion does not address, the relative merits of the acquisition as compared to any alternative strategies or transactions that might exist for us or the effect of such strategies or transactions, whether or not such strategies or transactions may be available.

     Morgan Stanley expressed no opinion or recommendation as to how our shareholders should vote at the special meeting.

     The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     COMPARATIVE STOCK PRICE PERFORMANCE.

     Morgan Stanley reviewed the recent stock price performance of our common stock and compared the performance with that of the following indices:

     o   Standard & Poor's 500 Index;

     o   Standard & Poor's 500 - Utilities Index; and

     o An index of selected comparable companies to us, including Avista Corporation, Cleco Corporation, Duquesne Light Holdings, Inc., Pinnacle West Capital Corporation, PNM Resources, Inc. and Puget Energy, Inc.

     The comparable companies were chosen on the basis of several criteria including business mix, service territory characteristics, relative size, growth prospects and capitalization. Morgan Stanley concluded that the characteristics of these companies, taken as a group, are similar in many respects to our characteristics.

     The following table presents the change in value for these indices, as compared to the change in the share price of our common stock over the periods from November 20, 2000 to November 18, 2003 and May 19, 2003 to November 18, 2003:

----------------------------------------- -- ------------------------ -----------------------
                                              Percentage Change for     Percentage Change for
                                              the Period 11/20/2000     the Period 05/19/2003
                                              to 11/18/2003                     to 11/18/2003
----------------------------------------- -- ------------------------ -----------------------
----------------------------------------- -- ------------------------ -----------------------
Standard & Poor's Electric Utility Index             (47.6)%                     2.8%
----------------------------------------- -- ------------------------ -----------------------
----------------------------------------- -- ------------------------ -----------------------
Standard & Poor's 500 Index                          (23.0)%                    12.3%
----------------------------------------- -- ------------------------ -----------------------
----------------------------------------- -- ------------------------ -----------------------
Selected Comparable Companies                        (23.4)%                    10.6%
----------------------------------------- -- ------------------------ -----------------------
----------------------------------------- -- ------------------------ -----------------------
UniSource Energy                                      30.2%                      7.3%
----------------------------------------- -- ------------------------ -----------------------

     COMPARABLE PUBLIC COMPANY ANALYSIS.

     As part of its analysis, Morgan Stanley compared our financial information with that of the same selected comparable companies as in the comparative stock price performance analysis. The table below presents, as of November 18, 2003, the representative range for each of the ratios of stock price to each of forecasted fiscal 2003 and 2004 earnings per share, stock price to book value per share as of September 30, 2003, stock price to the latest twelve-month ("LTM") earnings per share, and the aggregate value to LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") multiple.

---------------------- -- -------------- ----------------- --------------- -------------- ------------------
                          Price to       Price to          Price to Book   Price to LTM    Aggregate Value
                          Forecasted     Forecasted 2004   Value           Earnings        to LTM EBITDA
                          2003 Earnings  Earnings
---------------------- -- -------------- ---------------- --------------- --------------- ------------------
---------------------- -- -------------- ---------------- --------------- --------------- ------------------
Comparable Companies          12.5-14.5      11.5-13.5         1.2-1.4       13.5-15.5         7.0-7.5
---------------------- -- -------------- ---------------- --------------- --------------- ------------------
---------------------- -- -------------- ---------------- --------------- --------------- ------------------
UniSource Energy                   16.7           11.4             1.3            27.2             6.9
---------------------- -- -------------- ---------------- --------------- --------------- ------------------

     No company utilized in the comparable public company analysis as a comparison is identical to us. In evaluating the companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control such as the impact of competition on our business and the industry generally, industry growth and the absence of any material adverse change in our financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis, such as determining an average or a median, is not in itself a meaningful method of using comparable public company data.

     Morgan Stanley calculated the implied per share trading values for our common stock based on the appropriate financial results and projections and the range of multiples for the comparable companies. The resulting implied trading values were: $14.53 - $16.78 based on stock price to forecasted 2003 earnings per share, $19.31 - $22.47 based on stock price to forecasted 2004 earnings per share, $17.78 - $20.55 based on stock price to book value per share as of September 30, 2003, $9.67 - $11.10 based on stock price to LTM earnings per share and $20.45 - $25.55 based on aggregate value to LTM EBITDA.

     DISCOUNTED CASH FLOW ANALYSIS.

     Given the different nature of businesses in which we participate, Morgan Stanley performed a sum-of-the-parts discounted cash flow analysis. Morgan Stanley's discounted cash flow analysis was based on subsidiary and consolidated financial projections provided by our management for the period 2004 through 2012. Unlevered free cash flows were calculated as net income available to common shareholders plus the aggregate of preferred stock dividends, depreciation and amortization, deferred taxes, and other noncash expenses and after-tax net interest expense less the sum of capital expenditures and investment in noncash working capital for each operating subsidiary. Morgan Stanley calculated the values of each subsidiary as of the end of the period for which projections were provided by our management, also referred to as the terminal value, by applying a range of net income multiples to the forecasted net income as of the last year for which projections were provided by our management, and the cash flow streams and terminal values were then discounted to the date of the opinion using a range of discount rates representing an estimated range of the weighted average cost of capital for each subsidiary. The ranges of discount rates utilized for the valuation were 7.0%-8.0% for our regulated utility subsidiaries and 20.0%-30.0% for our other non-regulated subsidiary businesses. The range of net income multiples applied for this analysis was 12.5x to 14.5x for our regulated utility subsidiaries, which is based upon trading multiples of the comparable companies, and 15.0x to 20.0x for our non-regulated subsidiary businesses which is based upon Morgan Stanley's judgment of an appropriate trading range for a seasoned non-regulated power technology company.

     Based on this analysis, Morgan Stanley calculated per share trading values for us ranging from $22.17 to $25.80.

     ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS.

     Using publicly available information, Morgan Stanley considered 6 announced or completed precedent transactions in the regulated electric utility industry comparable in certain respects to the acquisition. These precedent transactions included:

     o The AES Corporation's acquisition of IPALCO Enterprises Inc. (announced July 2000);

     o   Powergen PLC's acquisition of LG&E Energy Corp. (announced February
         2000);

     o SW Acquisition L.P.'s acquisition of TNP Enterprises, Inc. (announced May 1999);

     o National Grid Transco PLC's acquisition of New England Electric System (announced December 1998);

     o   The AES Corporation's acquisition of Cilcorp Inc. (announced November
         1998);

     o CalEnergy Company, Inc.'s acquisition of MidAmerican Energy Holdings Company (announced August 1998).

     Morgan Stanley compared publicly available financial and market statistics of the precedent transactions. The table below presents the representative range for each of the ratios of price paid in the precedent transactions to forecasted earnings for the first and second fiscal years after the announcement of the transactions, price paid to latest reported book value, price paid to the LTM earnings, premium paid to the unaffected stock price, and the aggregate value paid to LTM EBITDA multiple.

--------------- --- --------------- --------------- ------------  ------------ --------------- -----------------
                     Price Paid to   Price Paid to  Price Paid     Price Paid   Premium         Aggregate Value
                     Forward FY1E    Forward FY2E   to Book Value  to LTM       to Unaffected   to LTM EBITDA
                     Earnings        Earnings                      Earnings     Price
--------------- --- --------------- --------------- ------------- ------------ --------------- -----------------
--------------- --- --------------- --------------- ------------- ------------ --------------- -----------------
Precedent             15.5-17.5        14.5-16.5       1.8-2.3      16.5-18.5      25%-35%          7.0-8.0
Transactions
--------------- --- --------------- --------------- ------------- ------------ --------------- -----------------

     Morgan Stanley calculated the per share transaction values for our common stock based on the appropriate financial results and projections and the range of multiples for the precedent transactions. The per share transaction values calculated were: $17.86 - $20.02 based on price paid to the FY1E earnings, $24.05 - $27.21 based on price paid to FY2E earnings, $22.78 - $28.79 based on price paid to adjusted book value, $11.82 - $13.25 based on price paid to LTM earnings, $24.00 - $25.92 based on premium paid to unaffected stock price, and $20.45 - $30.66 based on aggregate value to LTM EBITDA.

     No transaction utilized as a comparison in the analysis of selected precedent transactions is identical to the acquisition, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in our financial and operating characteristics and other factors that would affect the acquisition value of the companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to conditions and other matters, many of which are beyond our control, such as the impact of competition on us and the industry generally, industry growth and the absence of any adverse material change in our financial conditions and prospects or the industry or in the financial markets in general. Mathematical analysis, such as determining the mean or median, is not, in itself, a meaningful method of using precedent transactions data.

     In connection with the review of the acquisition by our board of directors and the Strategic Transaction Advisory Committee, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and does not lend itself to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute a specific weight to any single method of analysis or factor it considered. Morgan Stanley believes that relying solely on a portion of its analyses, without considering all of its analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. While Morgan Stanley did not rely solely on any single method of analysis or factor, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. None of these valuations, however, should be taken to be Morgan Stanley's view of our actual value. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond our control. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

     Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration to be received pursuant to the acquisition agreement from a financial point of view to holders in the aggregate of shares of our common stock (other than Saguaro Utility and its affiliates) and in connection with the delivery of its opinion to the board of directors and the Strategic Transaction Advisory Committee. These analyses do not purport to be appraisals or to reflect the prices at which shares of our common stock might actually trade. We did not impose any limitations on the scope of the information received or reviewed by Morgan Stanley in connection with its delivery of the opinion.

     The consideration to be received pursuant to the acquisition agreement was determined through arm's length negotiations between us and Saguaro Acquisition Corp. and was approved by our board of directors and the Strategic Transaction Advisory Committee. Morgan Stanley provided advice to our board of directors and the Strategic Transaction Advisory Committee during these negotiations. Morgan Stanley did not, however, recommend any specific consideration amount to the board of directors or the Strategic Transaction Advisory Committee or that any specific consideration amount constituted the only appropriate amount.

     In addition, Morgan Stanley's opinion and its presentation to our board of directors and the Strategic Transaction Advisory Committee was one of many factors taken into consideration by our board of directors and the Strategic Transaction Advisory Committee in deciding to approve the acquisition. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the board of directors or the Strategic Transaction Advisory Committee with respect to the acquisition consideration or of whether our board of directors or the Strategic Transaction Advisory Committee would have been willing to agree to a different amount.

     As discussed in the section entitled, "Background of the Acquisition," after considering and interviewing another investment banking firm, our board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise and the fact that Morgan Stanley had not previously advised us on strategic transactions. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of business, Morgan Stanley or its affiliates may from time to time trade in our securities or other indebtedness for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the account of customers and, accordingly, may hold long or short positions in these securities or indebtedness.

     Under the engagement letter, our board of directors agreed that we would pay Morgan Stanley a fee up to $4 million for providing its financial advisory services in connection with the acquisition, payable in installments. A portion of the fee was a fixed amount attributable to Morgan Stanley's services with respect to the preparation and delivery of its opinion. The final portion of the fee is an amount based on the scope of work performed by Morgan Stanley not to exceed a fixed amount. Under the engagement letter, we have agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, we have agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement. In the past, Morgan Stanley and its affiliates have provided financing services for us and have received fees for the rendering of those services.

EFFECTIVE TIME OF THE ACQUISITION

     The acquisition will become effective when we and Saguaro Acquisition Corp. file the acquisition agreement and articles of merger with the ACC in accordance with the Arizona Business Corporation Act and the acquisition agreement or a certificate of merger with the Secretary of State of Delaware in accordance with the Delaware General Corporation Law. The acquisition will not become effective before the date of the special meeting. If the acquisition agreement is approved at the special meeting, the effective time will occur as soon as practicable after satisfaction or waiver of the remaining conditions to the acquisition contained in the acquisition agreement, including the receipt of regulatory approvals.

REGULATORY APPROVALS

     Several regulatory approvals are required in order for the acquisition to close. Although there can be no guarantee these approvals will be obtained on a timely basis, or at all, we currently believe that the necessary approvals can be obtained in sufficient time to allow the acquisition to be completed in the second half of 2004. In the acquisition agreement, we and Saguaro Acquisition Corp. have agreed to use all commercially reasonable efforts to obtain regulatory approvals necessary or advisable to complete the acquisition. For additional information regarding these regulatory approvals and their impact on the parties' obligations to consummate the acquisition, see "The Acquisition - Conditions to Each Party's Obligation to Effect the Acquisition."

     ARIZONA CORPORATION COMMISSION.

     The ACC must approve the acquisition under Arizona Administrative Code R14-2-801 et seq. Under this rule, any public utility or affiliate intending to reorganize a public utility holding company must notify the ACC of such intent, and the ACC may reject the plan of reorganization if the ACC determines that the reorganization would impair the financial status of the public utility, otherwise prevent the public utility from attracting capital at fair and reasonable terms, or would impair the ability of the public utility to provide safe, reasonable and adequate service. Under these rules, "reorganize" is defined to include the acquisition of a financial interest in an affiliate or utility. Thus, since we are a holding company for TEP, UNS Gas and UNS Electric, and Saguaro Utility is acquiring an interest in these public utilities, this approval is required. We made the requisite filing with the ACC for approval of the acquisition on December 29, 2003.

     THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935.

     In connection with the acquisition, Saguaro Utility and its affiliates must obtain SEC approval under Section 9(a)(2) of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). Section 9(a)(2) requires SEC approval for any person to acquire, directly or indirectly, 5% or more of the outstanding voting securities of a public utility company if such person owns, directly or indirectly, 5% or more of the outstanding voting securities of any other public utility company or will, by virtue of such acquisition, own, directly or indirectly, 5% or more of the voting securities of more than one public utility company. Since Saguaro Utility will be indirectly acquiring in excess of 5% of our three public utility subsidiaries, TEP, UNS Gas and UNS Electric, this approval is required. Saguaro Utility expects to file an application with the SEC seeking this approval prior to the special meeting.

     Under the applicable standards of PUHCA, the SEC may not approve a proposed acquisition if it finds that:

     o the acquisition would tend towards detrimental interlocking relations or a detrimental concentration of control of public utilities;

     o the consideration to be paid in connection with the acquisition is not reasonable;

     o the acquisition would unduly complicate the capital structure or be detrimental to the proper functioning of the utility's holding company system; or

     o the acquisition would violate applicable state law, or be detrimental to the carrying out of the integration provisions of PUHCA.

     In addition, the SEC must affirmatively find that a proposed acquisition will serve the public interest by tending towards the economical and efficient development of an integrated public utility system.

     Saguaro Utility's obligations under the acquisition agreement are further conditioned upon the following:

     o   the SEC granting Saguaro Utility and its affiliates an exemption under
         Section 3(a)(1) from all provisions of PUHCA other than Section 9(a)(2); and

     o Saguaro Utility and its limited partners receiving evidence satisfactory to them in their reasonable judgment that none of their limited partners nor any of their respective affiliates will become a "holding company" or a "subsidiary company" or an "affiliate" of a "holding company" within the meaning of that Act or under any similar federal or Arizona law coming into effect after the date of the acquisition agreement that imposes regulation material to Saguaro Utility or any of its affiliates as a result of the transactions contemplated by the acquisition agreement.

     In this regard, Saguaro Utility expects to seek exemptive relief and a "no action" letter from the SEC prior to the special meeting.

     FEDERAL ENERGY REGULATORY COMMISSION.

     Under Section 203 of the Federal Power Act, the FERC has jurisdiction when a public utility sells or otherwise disposes of facilities, including securities, that are subject to its jurisdiction. A disposition is deemed made when there is a change of control of the public utility that owns the facilities. Certain of TEP's and UNS Electric's transmission facilities and services are subject to the FERC's jurisdiction. For this reason, the prior approval of the FERC is required in order to complete the acquisition. We and Saguaro Acquisition Corp. plan to file a joint application with the FERC prior to the special meeting, requesting that the FERC approve the acquisition.

     In reviewing an acquisition, the FERC generally evaluates the effect of a proposed acquisition on competition and on rates and whether the proposed acquisition will impair the effectiveness of regulation.

     HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT.

     The acquisition is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder, which provide that certain acquisition transactions may not be completed until specified information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and until certain waiting periods have been terminated or have expired. This information has not yet been furnished, but we expect that such information will be furnished to these governmental agencies prior to the date of the special meeting. The expiration or earlier termination of the Hart-Scott Act waiting period would not preclude the Antitrust Division or the Federal Trade Commission from challenging the acquisition on antitrust grounds. We and Saguaro Acquisition Corp. do not believe that the acquisition will violate federal antitrust laws. If the acquisition is not completed within 12 months after the expiration or earlier termination of the initial Hart-Scott Act waiting period, the parties would be required to submit new information to the Antitrust Division and the Federal Trade Commission, and a new waiting period would have to expire or be earlier terminated before the acquisition could be completed.

     INJUNCTIONS.

     The obligation of each party to complete the acquisition is subject to the condition that there be no law, regulation or injunction in effect that would prohibit the completion of the acquisition.

FINANCING FOR THE ACQUISITION

     Upon consummation of the acquisition, Saguaro Utility will cause the surviving corporation to pay approximately $880 million in cash to our shareholders and holders of stock options and performance shares awarded under our performance incentive plans. In addition, Saguaro Utility has informed us that, in connection with the closing of the acquisition, it intends to cause the surviving corporation (i) to repay a $95 million intercompany loan to us from TEP and (ii) to contribute up to $168 million to TEP. We expect that TEP will use a significant portion of these proceeds to retire some of its outstanding debt. These transactions are expected to improve TEP's ratio of debt capitalization to equity capitalization (as determined by the ACC) from approximately 70/30 to 60/40 (excluding capital lease obligations).

     It is expected that the proceeds for all of the above mentioned payments will come from a combination of equity contributions by the partners of Saguaro Utility and borrowings and issuances of debt securities by another affiliate of Saguaro Acquisition Corp. It is expected that the partners of Saguaro Utility will contribute approximately $557 million as common and/or preferred equity to Saguaro Utility, which will contribute the net proceeds to Saguaro Acquisition Corp. immediately prior to the acquisition. We also expect the remaining proceeds necessary to finance this transaction will be obtained by Saguaro Acquisition Corp.'s affiliate, at the closing of the acquisition, through a $360 million borrowing from a syndicate of lenders and an issuance of $300 million in notes. In connection with the execution of the acquisition agreement, Saguaro Acquisition Corp. and its affiliate obtained commitments from lenders for the $360 million in borrowings. In addition, Saguaro Acquisition Corp. and its affiliate obtained commitments for (i) a $50 million revolving credit facility for general corporate purposes, (ii) a $40 million revolving credit facility for UES, UNS Gas and UNS Electric and (iii) a $220 million loan to refinance TEP's existing credit facility. Each of these commitments expires February 21, 2005, and are subject to various closing conditions customary for bank commitment letters in connection with an acquisition of this type. Saguaro Acquisition Corp. and an affiliate also obtained a letter from a group of investment banks that they were highly confident that they could arrange for the sale of up to $300 million in notes of the affiliate through a private sale and/or a public offering. The letter from the investment banks relating to the sale of the $300 million in notes is not a commitment or undertaking by such banks to underwrite, place or purchase the notes or otherwise provide financing. Because the receipt of the borrowings and issuance of the notes is a condition to the closing of the acquisition, each condition to funding set forth in the commitment letters is effectively a condition to Saguaro Acquisition Corp.'s obligation to effect the acquisition. There are numerous conditions to these financings. Consequently, there can be no assurance that these conditions will be satisfied or waived or that such financings will be made available.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

     In considering the recommendation of our board of directors, our shareholders should be aware that members of our board of directors and management will receive benefits from the acquisition that will be in addition to or different from the benefits our shareholders receive generally. Our directors knew about these additional interests and considered them when they approved the acquisition.

     INDEMNIFICATION AND INSURANCE.

     In the acquisition agreement, Saguaro Acquisition Corp. agreed that the surviving corporation would indemnify, after the effective time of the acquisition, each of our directors and officers with respect to claims arising from facts or events that occurred prior to the effective time of the acquisition. These rights to indemnification will continue for at least six years after the effective time of the acquisition.

     In addition, the surviving corporation has agreed to obtain "tail" insurance policies at the effective time of the acquisition that provide, for at least six years after such time, insurance coverage with respect to directors' and officers' liability for claims arising from facts or events that occurred prior to such time. The amount and scope of the coverage will be at least as favorable as the terms of our policies in effect as of the date of the acquisition agreement.

     EXISTING EMPLOYMENT ARRANGEMENTS.

     Our subsidiary, TEP, has change in control agreements (each, a "Change-in-Control Agreement") with all of its officers. Each Change-in-Control Agreement is in effect until the later of: (i) five years after the date either TEP or the officer gives written notice of termination of the Change-in-Control Agreement, or (ii) if a change in control occurs during the term of the Change-in-Control Agreement, five years after the change in control. For the purpose of the Change-in-Control Agreements, a change in control includes the acquisition of beneficial ownership of 30% of our common stock or approval by our shareholders of certain, acquisitions, mergers or consolidations. Upon the approval of the acquisition agreement at the special meeting, a change in control will have occurred for purposes of the Change-in-Control Agreements irrespective of whether or not the acquisition is completed. The Change-in-Control Agreements provide that each officer shall be employed by TEP or one of its subsidiaries or affiliates in a position comparable to his or her current position, with compensation and benefits, which are at least equal to their then current compensation and benefits, for a period of five years after a change in control, subject to earlier termination due to the officer's acceptance of a position with another company or termination by TEP for "cause," as that term is defined in the applicable Change-in-Control Agreement.

     Following a change in control, in the event that the officer's employment is terminated by TEP (other than a termination due to the officer's acceptance of another position with TEP or for "cause"), or if the officer terminates employment because of a reduction in position, responsibility, compensation or for certain other stated reasons, the officer is entitled to severance benefits in the form of:

     o a lump sum payment equal to the present value of three times annual salary and bonus compensation; plus

     o the present value of the additional amount the officer would have received under our retirement plan if the officer had continued to be employed for the five-year period after a change in control occurs; plus

     o the present value of any employee awards under the 1994 Omnibus Stock and Incentive Plan or any successor plan, which are outstanding at the time of the officer's termination (whether vested or not), prorated based on length of service.

     Such officer would also be entitled to continue to participate in our health, death and disability benefit plans for five years after the termination. The Change-in-Control Agreements further require TEP to make a payment to the officer to offset any excise taxes that may become payable under certain conditions. Any payments made in respect of such excise taxes are not deductible by us.

     Assuming that the acquisition results in a change in control under the terms of TEP's Change-in-Control Agreements that resulted in the immediate termination of our top five highly paid executive officers, which are named below under "Treatment of Stock Options," the total aggregate payment that would be made to these executive officers under their Change-in-Control Agreements would not be expected to exceed $17 million as of December 1, 2003.

     NEW EMPLOYMENT ARRANGEMENTS.

     As of the date of this proxy statement, no member of our management has entered into any amendments or modifications to existing employment agreements with us or our subsidiaries in anticipation of the acquisition. Nor has any member of our management entered into any agreement, arrangement or understanding with Saguaro Utility or its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation. Although no such agreement, arrangement or understanding currently exists it is generally expected that our existing management will remain after the acquisition is completed, which means that members of our existing management may, prior to the closing of the acquisition, enter into new arrangements with Saguaro Utility or its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation.

     TREATMENT OF STOCK OPTIONS.

     Our board of directors has over time granted options to our executive officers and managers that allow those individuals to purchase our common stock at specified prices. Members of our board of directors have also over time received grants of options to purchase our common stock at specified prices. Upon the approval of the acquisition agreement at the special meeting, a change of control will have occurred for purposes of the outstanding stock options under our stock and incentive plans, with the effect of making all outstanding stock options immediately exercisable. In the acquisition agreement, Saguaro Acquisition Corp. has agreed to pay, with respect to all outstanding options, an amount in cash equal to the product of:

     o the total number of shares of our common stock underlying a holder's options, and

     o the excess of $25.25 over the exercise price per share of the shares of our common stock underlying such options.

     As a result of this provision, as of January 5, 2004, the following directors and executive officers will be entitled to receive, at the effective time of the acquisition, the following cash payments, respectively, with respect to the cancellation of their options (assuming that the options outstanding as of January 5, 2004 are not exercised or canceled prior to the effective time):

                    Name and Title                             Amount
                    --------------                             ------

James S. Pignatelli                                           $6,601,211
Chairman, President & Chief Executive Officer

Lawrence J. Aldrich                                               63,748
Director

Larry W. Bickle                                                  106,786
Director

Elizabeth T. Bilby                                               137,048
Director

Harold W. Burlingame                                             106,786
Director

John L. Carter                                                   125,348
Director

Robert A. Elliott                                                  8,862
Director

Kenneth Handy                                                     46,116
Director

Warren Y. Jobe                                                    46,116
Director

Steven J. Glaser                                               1,640,785
Senior Vice President and Chief Operating Officer,
Transmission & Distribution (TEP)

Dennis R. Nelson                                               1,659,625
Senior Vice President and Chief Operating Officer (UES)

Kevin P. Larson                                                  935,158
Vice President, Chief Financial Officer & Treasurer

Michael J. DeConcini                                           1,170,338
Senior Vice President, Investments and Planning

All directors and executive officers as a group             $ 17,457,007


     TREATMENT OF OTHER COMPENSATION.

     We maintain a deferred compensation plan that permits officers and directors to defer a percentage of the compensation or fees that would otherwise be payable to the individual for their services to us. A participant in this plan may elect that his or her deferrals be credited in, among other things, the form of a deemed investment in shares of our common stock. A trust has been established that maintains a position in our common stock corresponding to the plan participants' deemed investment in our common stock. Distributions are made in stock or cash, at our discretion. Until the common stock is distributed, directors and officers are not the beneficial owners of such shares. The table below sets forth the allocable amount of shares to be credited to the named directors and executive officers as of January 5, 2004.

     Our board of directors has also, over time, granted our executive officers and managers other equity-based compensation awards, including performance shares, restricted stock units, stock units and dividend equivalent stock units, under our stock and incentive plans. Performance shares are distributed as shares of our common stock when and to the extent that performance goals during a specified performance period have been met. The other units are payable in cash in an amount determined by multiplying the market price of our common stock at the time the amount is payable by the number of such units. Upon the approval of the acquisition agreement at the special meeting, a change of control will have occurred for purposes of these awards and the awards will be fully vested, based upon, in the case of performance shares, the extent to which performance goals during the performance period have been met up to the date of the change of control, or at target, whichever is higher. Upon the change of control, all performance shares will be distributed and cash payments will be made in respect of the other units. The following table sets forth the amount of shares of our common stock allocable to such awards as of January 5, 2004.

                                                                           ALLOCABLE AMOUNT OF
                                               ALLOCABLE AMOUNT OF          SHARES UNDER OTHER
                                              SHARES UNDER DEFERRED            EQUITY-BASED
                  NAME                          COMPENSATION PLAN          COMPENSATION AWARDS
                  ----                        ---------------------        -------------------

James S. Pignatelli                                   28,619                      126,423
Chairman, President & Chief Executive
Officer

Lawrence J. Aldrich                                      --                         1,540
Director

Larry W. Bickle                                          --                           405
Director

Elizabeth T. Bilby                                     2,811                        1,540
Director

Harold W. Burlingame                                     --                         1,540
Director

John L. Carter                                         9,868                          405
Director

Robert A. Elliott                                        --                           405
Director

Kenneth Handy                                          1,836                        1,540
Director

Warren Y. Jobe                                           --                         1,540
Director

Steven J. Glaser
Senior Vice President and Chief                        2,082                       35,700
Operating Officer, Transmission &
Distribution (TEP)

Dennis R. Nelson                                                                   32,283
Senior Vice President and Chief                        2,163
Operating Officer (UES)

Kevin P. Larson
Vice President, Chief Financial Officer                  733                        6,736
& Treasurer

Michael J. DeConcini
Senior Vice President, Investments and                   366                       30,771
Planning

All directors and executive officers as               54,929                      330,529
a group


     In addition, certain of our executive officers and managers have been awarded performance units, which are monetary awards based upon meeting performance goals within specified performance periods. Although the amount of performance units is not determined in relation to the price of our common stock, the terms of such units also provide for their payment, upon the change of control which will be deemed to occur at the time the shareholders approve the acquisition agreement, based upon the same method of measuring performance goals as described above for performance shares.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Millennium was authorized by its board of directors in 2000 to invest $15 million, in aggregate, over a three- to five-year period in Haddington Energy Partners II LP. Mr. Larry W. Bickle, a member of our board of directors, is a Managing Director of Haddington Ventures LLC, the general partner of Haddington Energy Partners II LP. As of December 31, 2003, Millennium had funded approximately $8.5 million under this commitment, $2.4 million of which was funded in 2003. A majority of the limited partner funds invested in Haddington Energy Partners' various limited partnerships have been contributed by investment funds affiliated with J.P. Morgan Partners, LLC. In addition, Mr. Bickle has personal investments in investment funds affiliated with J.P. Morgan Partners, LLC.

     Millennium made a commitment of $5 million capital plus a share of expenses to Tucson Ventures, LLC, a venture capital fund, in 2000. Tucson Ventures, LLC merged with Valley Ventures III, LP, also a venture capital fund, in 2002. In connection with the merger of the funds, Millennium's commitment was increased to a total of $6 million, including expenses. Mr. Lawrence J. Aldrich, a member of our board of directors, is a general partner of the company that manages, and has invested in, Valley Ventures III, LP. As of December 31, 2003, Millennium had funded approximately $1.2 million under this commitment.

     Mr. Stephen Alexander, an immediate family member of Mrs. Elizabeth T. Bilby, a member of our board of directors, is employed by Millennium. As Director of Energy Investments, Mr. Alexander assists in overseeing Millennium's investment portfolio. For his services in 2003, Mr. Alexander received compensation of approximately $150,000 from Millennium.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION

     The following summary describes the material United States federal income tax consequences of the acquisition applicable to our shareholders as of the date hereof. Except where noted, it deals only with shares of our common stock held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not deal with special situations, such as those of dealers or traders in securities or currencies, banks, financial institutions, tax-exempt organizations, insurance companies, real estate investment trusts, regulated investment companies, persons holding our common stock as a part of a hedging or conversion transaction or a straddle, persons who mark to market their securities, persons whose functional currency is not the United States dollar or former United States citizens or long-term residents who are subject to special rules on account of their loss of United States citizenship or resident alien status. In addition, this discussion does not address the tax consequences to persons who have purchased our common stock through the exercise of employee stock options or other compensation arrangements, or to persons who, prior or subsequent to the acquisition, actually or constructively own shares of Saguaro Utility. It also does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign jurisdiction.

     The discussion below is based upon the provisions of the Code, Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified at any time, with either forward-looking or retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

     OUR SHAREHOLDERS ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

     As used herein, a "United States Holder" means a beneficial owner of shares of our common stock that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust, (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. As used herein, the term "Non-United States Holder" means a beneficial owner of shares of our common stock that is not a United States Holder.

     UNITED STATES HOLDERS.

     Upon the conversion of our common stock into the right to receive the acquisition consideration, a United States Holder will recognize gain or loss equal to the difference between (i) the amount realized upon the conversion and
(ii) the holder's adjusted tax basis in our common stock. The holder's adjusted tax basis in our common stock will be, in general, its initial purchase price for the common stock it is converting. If a holder acquired different blocks of our common stock at different times a holder's gain or loss will be calculated separately for each block of common stock converted. The gain or loss upon the conversion of the common stock will be capital gain or loss and will be long-term capital gain or loss if, at the time of conversion, the common stock is treated as having been held for more than one year. Under current law, the deductibility of capital losses is subject to limitations. Capital gain of a non-corporate United States Holder is generally taxed at a maximum rate of 15%, where the property is held for more than one year. For property held for one year or less, capital gain of a non-corporate United States Holder is generally taxed at rates applicable to ordinary income.

     NON-UNITED STATES HOLDERS.

         NON-UNITED STATES HOLDERS NOT ENGAGED IN A TRADE OR BUSINESS WITHIN THE UNITED STATES.

     A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain recognized on the conversion of our common stock unless (1) the gain is effectively connected with the holder's trade or business in the United States (discussed below), (2) in the case of a Non-United States Holder who is an individual and holds shares of our common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met or (3) we are or have been a "United States real property holding corporation" for United States federal income tax purposes and a Non-United States Holder holds (or held at any time during the shorter of the five year period preceding the date of conversion or the holder's holding period) more than 5% of our common stock.

         NON-UNITED STATES HOLDERS ENGAGED IN A TRADE OR BUSINESS WITHIN THE UNITED STATES.

     Gain recognized by a Non-United States Holder from the conversion of our common stock that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected income may also be subject to the United States federal branch profits tax.

     INFORMATION REPORTING AND BACKUP WITHHOLDING.

     Payments of acquisition consideration to United States Holders in exchange for our common stock are subject to information reporting unless the holder establishes an exemption.

     Payments of acquisition consideration to United States Holders in exchange for our common stock may be subject to "backup withholding" tax if (i) the holder fails to certify his or her correct social security number or other taxpayer identification number to the payor responsible for backup withholding (for example, the holder's securities broker) on IRS Form W-9 or a substantially similar form signed under penalty of perjury, or (ii) the Internal Revenue Service notifies the payor that the holder is subject to backup withholding due to the holder's failure to properly report interest and dividends on his or her tax return. The backup withholding rate for years 2004 and 2005 is 28%.

     Backup withholding does not apply to payments made to exempt recipients, such as corporations.

     Non-United States Holders will be subject to backup withholding and information reporting with respect to payments of acquisition consideration unless (i) the holder provides a properly completed and signed IRS Form W-8BEN (or acceptable substitute) and the payor does not have actual knowledge or reason to know that the form is incorrect, or (ii) the beneficial owner otherwise establishes an exemption.

     In addition, Non-United States Holders generally will not be subject to information reporting or backup withholding with respect to payments of acquisition consideration paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the holder. If, however, the foreign office acting for a Non-United States Holder is an office of a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, or a foreign partnership with certain connections to the United States, payments of acquisition consideration will be subject to information reporting unless (i) the custodian, nominee, agent or broker has documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or (ii) the beneficial owner otherwise establishes an exemption. Payments that are subject to information reporting as described in the preceding sentence will not be subject to backup withholding unless the payor has actual knowledge or reason to know that the payee is a United States person.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit or a refund against the holder's United States federal income tax liability, if certain required information is provided to the Internal Revenue Service.

ACCOUNTING TREATMENT

     The acquisition will be accounted for as a purchase under generally accepted accounting principles.

RIGHTS OF DISSENTING SHAREHOLDERS

     Under Arizona law, you are not entitled to dissenters' rights of appraisal since our common stock is registered on the New York Stock Exchange and the Pacific Stock Exchange.

LITIGATION CONCERNING THE ACQUISITION

     On November 24, 2003 two shareholder derivative lawsuits, McBride v. Pignatelli, et al. and Zetooney v. Pignatelli, et al., were filed in the Superior Court of the State of Arizona relating to the acquisition. In these two lawsuits, which are virtually identical, the plaintiffs allege that our board of directors, in its consideration and approval of the acquisition, breached its fiduciary duty to our shareholders by (i) acting in its own interest rather than in the interests of our shareholders, (ii) failing to properly evaluate our company as an acquisition candidate, (iii) failing to act independently by appointing independent advisors and appointing directors who had no conflicts of interest to consider the acquisition, (iv) failing to address alleged conflicts of interest appropriately, (v) failing to disclose material non-public information regarding our company, and (vi) failing to submit the transaction to shareholders for approval. The plaintiffs, who request that their suits be permitted to proceed as class actions, seek damages and an order from the court declaring that our board of directors has breached its fiduciary duties to our shareholders, ordering that our board of directors take the steps specified in the complaint to correct the alleged breaches of fiduciary duty and enjoining the acquisition from proceeding. We believe that these lawsuits are without merit and will vigorously defend them.

                            THE ACQUISITION AGREEMENT

     THE FOLLOWING DESCRIPTION IS A SUMMARY OF THE MATERIAL TERMS OF THE ACQUISITION AGREEMENT. THE PROVISIONS OF THE ACQUISITION AGREEMENT ARE COMPLICATED AND NOT EASILY SUMMARIZED. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION ABOUT THE ACQUISITION AGREEMENT THAT IS IMPORTANT TO YOU. THIS SUMMARY IS QUALIFIED, IN ITS ENTIRETY, BY THE ACTUAL PROVISIONS OF THE ACQUISITION AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A. WE URGE YOU TO CAREFULLY READ THE ACTUAL ACQUISITION AGREEMENT IN ITS ENTIRETY.

GENERAL

     The acquisition agreement provides that Saguaro Utility will acquire us, subject to the terms and conditions set forth in the acquisition agreement, by merging its wholly owned indirect subsidiary, Saguaro Acquisition Corp., with and into us. We will survive the merger as a wholly owned indirect subsidiary of Saguaro Utility.

     The closing of the acquisition will take place on the fifth business day after the satisfaction or waiver of the closing conditions to the acquisition, unless another time is agreed to by the parties. As soon as practicable after the satisfaction or waiver of the closing conditions to the acquisition, the parties will cause the acquisition to become effective by filing (i) the acquisition agreement and articles of merger with the ACC and (ii) the acquisition agreement or a certificate of merger with the Secretary of State of the State of Delaware. We currently expect that the closing of the acquisition will take place in the second half of 2004.

TREATMENT OF SHARES

     CONVERSION OF COMMON STOCK INTO ACQUISITION CONSIDERATION.

     Each share of our common stock issued and outstanding immediately before the acquisition (other than shares owned by us, Saguaro Utility and Saguaro Acquisition Corp.) will automatically be canceled and will cease to exist and will be converted into the right to receive $25.25 in cash, without interest. After the acquisition is effective, you will no longer have any rights with respect to the shares you hold or with respect to dividends, except for the right to receive the acquisition consideration.

     Each share of common stock held by us, Saguaro Utility and Saguaro Acquisition Corp. at the time of the acquisition, will be canceled and no cash or other consideration will be delivered in exchange for such shares.

     NO FURTHER OWNERSHIP RIGHTS.

     After the effective time of the acquisition, each of our outstanding stock certificates will be deemed to only represent the right to receive the acquisition consideration. The acquisition consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by such certificate. At the effective time of the acquisition, our share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock on the share transfer books of the surviving corporation. If, after the effective time of the acquisition, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be canceled and exchanged for the acquisition consideration.

     WITHHOLDING RIGHTS.

     The surviving corporation or the paying agent will be entitled to deduct and withhold any applicable taxes from the acquisition consideration.

     PAYING AGENT.

     Prior to the effective time of the acquisition, Saguaro Acquisition Corp. will designate a paying agent reasonably acceptable to us to make payment of the acquisition consideration to our shareholders as contemplated by the acquisition agreement. Immediately following the acquisition or as soon as practicable thereafter, the surviving corporation will deposit in trust with the paying agent an amount of cash equal to the aggregate acquisition consideration.

     EXCHANGE AND PAYMENT PROCEDURES.

     As soon as reasonably practicable after the effective time of the acquisition, the paying agent will mail to each record holder of a certificate evidencing shares of our common stock (i) a form of letter of transmittal and
(ii) instructions for use in surrendering certificates in exchange for the acquisition consideration. Upon surrender of a certificate for cancellation to the paying agent, together with a duly completed and executed letter of transmittal and such other documents as the paying agent may reasonably require, the holder of the certificate will be entitled to receive the acquisition consideration and the certificate(s) will be canceled. In the event of a transfer of shares of our common stock that is not registered in our share transfer books, the acquisition consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the surviving corporation that such stock transfer taxes have been paid or are not applicable. No interest will be paid or will accrue on the cash payable upon surrender of the certificates.

     You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy card.

     NO LIABILITY.

     None of Saguaro Acquisition Corp., the surviving corporation and the paying agent will be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the acquisition consideration deposited with the paying agent that remains undistributed to the holders of certificates for six months after the effective time of the acquisition, will be delivered to the surviving corporation, upon demand. Any holders who do not surrender their certificates within six months after the effective time of the acquisition will be treated as general creditors of the surviving corporation with respect to their claim for cash, if any, to which they may be entitled.

     LOST CERTIFICATES.

     If any certificate is lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen, defaced or destroyed and, if required by the surviving corporation, the posting by that person of a bond in a reasonable amount determined by the surviving corporation, the paying agent will pay the acquisition consideration in respect of the lost, stolen, defaced or destroyed certificate.

TREATMENT OF STOCK OPTIONS

     Immediately prior to the effective time of the acquisition, each outstanding option to acquire our common stock will be canceled, and, except as otherwise agreed by Saguaro Acquisition Corp. and the applicable option holder, each option holder will be entitled to receive at the effective time of the acquisition or as soon as practicable thereafter from the surviving corporation an amount in cash equal to the product of (i) the number of shares of our common stock previously subject to each option and (ii) the excess of $25.25 over the exercise price per share of our common stock previously subject to such option, reduced by the amount of any applicable taxes. We agreed to take all actions necessary prior to the effective time of the acquisition to terminate all stock option plans.

CONDUCT OF OUR BUSINESS PENDING THE ACQUISITION

     We have agreed that prior to the effective time of the acquisition, unless otherwise contemplated by the acquisition agreement or required by applicable law or unless Saguaro Acquisition Corp. gives its prior written consent (which consent cannot be unreasonably withheld and must be given or withheld as soon as reasonably practicable):

     o we will conduct our business and the business of our subsidiaries in the ordinary course of business, in a manner consistent with past practice and in compliance with applicable laws; and

     o we and our subsidiaries will each use commercially reasonable efforts to preserve substantially intact our business organization, to keep available the services of our employees, consultants, independent contractors and directors, to preserve our assets and properties in good repair and condition and to preserve our present relationships with governmental authorities, customers, suppliers and other persons with which we or any of our subsidiaries have business relations.

     We have also agreed that prior to the effective time of the acquisition, unless otherwise contemplated by the acquisition agreement or required by applicable law or unless Saguaro Acquisition Corp. gives its prior written consent (which consent cannot be unreasonably withheld and must be given or withheld as soon as reasonably practicable), neither we nor any of our subsidiaries will do any of the following:

     o   amend or otherwise change organizational documents;

     o issue, deliver, sell, lease, sell and leaseback, transfer, pledge, license, mortgage, encumber, dispose of or otherwise subject to any lien (i) any of our or our subsidiaries' securities or (ii) any of our or our subsidiaries' property or assets (whether tangible or intangible), other than, in each case, as provided in the acquisition agreement;

     o declare, make, set aside or pay any dividends, other than (i) inter-company dividends and dividends by TEP to its shareholders and
         (ii) regular quarterly cash dividends with respect to our common stock, not in excess of $0.15 per share in 2003, $0.16 per share in 2004 and $0.17 per share in 2005;

     o reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our or our subsidiaries' securities, except for purchases of outstanding shares of our common stock pursuant to our Investment Plus Plan or any existing employee benefit plan in a manner consistent with past practice;

     o repurchase, repay or incur any indebtedness or issue any securities in respect of indebtedness or assume, guarantee or endorse, or otherwise become responsible for the obligations or indebtedness of any person, other than certain permitted repayments and incurrences provided in the acquisition agreement;

     o enter into or materially amend, terminate, cancel or renew certain specified types of contracts, including (i) material contracts, (ii) agreements between us and our employees, (iii) agreements related to indebtedness in excess of $100,000, (iv) agreements for the acquisition or disposition of assets or capital stock in excess of $500,000, (v) agreements containing dividend restrictions, (vi) agreements setting rates (vii) certain agreements for the purchase or sale of electricity,
         (viii) joint venture, limited liability company or partnership agreements and (ix) agreements, outside the ordinary course of business, involving expenditures, liabilities or revenues expected to exceed $1,000,000;

     o   enter into any contracts with insiders;

     o acquire any assets (other than in the ordinary course of business), business, business organization or a division thereof, other than acquisitions having an aggregate consideration of not more than $500,000;

     o authorize or make any capital expenditures, except (i) as required by law, (ii) as we reasonably deem necessary to replace or repair property following unanticipated loss or damage, (iii) capital contributions by Millennium and its subsidiaries in the ordinary course of business in a manner consistent with past practice and (iv) as contemplated by our capital budget;

     o take any action that could reasonably be expected to jeopardize the qualification of the interest as tax-exempt on any tax-exempt bonds that relate to our or our subsidiaries assets;

     o engage in any activities that could reasonably be expected to cause us or our subsidiaries not to be exempt from all provisions of PUHCA (other than Section 9(a)(2) of that Act) pursuant to Section 3(a)(1) of that Act;

     o except as required by applicable law, the acquisition agreement or our subsidiaries' existing employee benefit plans, (i) increase or otherwise amend the compensation or fringe benefits of any of our or our subsidiaries' employees, consultants, independent contractors or directors (other than in the ordinary course of business in a manner consistent with past practice, and in an aggregate amount not to exceed $4 million), (ii) grant any retention, severance or termination pay not required to be paid under our or our subsidiaries' existing employee benefit plans to, or enter into or amend any employment, consulting or severance contract with, any of our or our subsidiaries' present or former employees, consultants, independent contractors or directors (other than in the ordinary course of business in a manner consistent with past practice), (iii) amend the terms of any outstanding options to purchase any of our or our subsidiaries' equity, or (iv) enter into, adopt, amend or terminate any employee benefit plan that would materially increase our or our subsidiaries' obligations;

     o fail to maintain books and records in accordance with generally accepted accounting principles or change material tax, pension, regulatory or financial accounting policies or procedures, unless required by a change in legal or accounting requirements;

     o (i) make, change or rescind any material tax election; (ii) fail to duly and timely file all material tax returns and other documents required to be filed with any governmental authority; (iii) extend the statute of limitations with respect to any tax; or (iv) except in the ordinary course of business, settle or compromise any material tax liability;

     o waive, release, assign, settle or compromise any pending or threatened claim or proceeding which is material, which relates to the acquisition or which is brought by any current, former or purported holder of any of our or our subsidiaries' securities in such capacity;

     o adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of us or our subsidiaries (other than the acquisition);

     o pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction when due or otherwise in the ordinary course of business in a manner consistent with past practice of liabilities reflected or reserved against in our balance sheet or incurred in the ordinary course of business in a manner consistent with past practice after September 30, 2003;

     o   effectuate a plant closing or mass layoff;

     o make any loans, advances, capital contributions to or investments in, any other person other than to our wholly-owned subsidiaries (other than Millennium or any of its subsidiaries) that were in existence on the date of the acquisition agreement;

     o other than in the ordinary course of business and in a manner consistent with past practice or as required by applicable law, (i) materially modify the risk management policies related to any derivative financial instrument (other than modifications which are more restrictive to us and our subsidiaries) and (ii) enter into any derivative financial instrument other than as permitted by our trading policies;

     o fail to maintain in full force and effect adequate insurance policies covering us and our subsidiaries;

     o except as may be required by applicable law, take any action that could result in any of our representations and warranties becoming untrue in any material respect or any condition to the acquisition not being satisfied;

     o fail to take any action that could reasonably be expected to prevent or materially impair or delay the consummation of the acquisition, other than as provided in the acquisition agreement; or

     o take, make any commitment to or enter into any contract to take any of the foregoing actions.

CONDUCT OF BUSINESS BY SAGUARO ACQUISITION CORP. PENDING THE ACQUISITION

     Saguaro Acquisition Corp. has agreed that, prior to the effective time of the acquisition, it will not, without our prior written consent:

     o incur any liabilities or obligations other than in connection with the acquisition agreement; or

     o engage in any business activity or enter into any contract other than as contemplated by the acquisition agreement or relating to the transactions contemplated thereby (including obtaining financing for such transactions).

COOPERATION, NOTIFICATION

     We have agreed to, and to cause our subsidiaries to, confer on a regular and frequent basis with representatives of Saguaro Acquisition Corp. to discuss, subject to applicable law, material operational and business matters, and to give prompt notice to Saguaro Acquisition Corp. of any of the following matters:

     o significant changes, developments, effects, conditions or occurrences in our and our subsidiaries' businesses, properties, assets, condition, prospects or results of operations;

     o any state of facts, change, development, event, effect, occurrence or condition that has had or could reasonably be expected to have a material adverse effect on the business, properties, assets, condition, prospects or results of operations of us and our subsidiaries taken as a whole or that could prevent or materially impair or delay our ability to perform our obligations under the acquisition agreement;

     o any notice from or communications with any person alleging that his or her consent is or may be required in connection with the acquisition;

     o any notice from or communications with (i) any governmental authority in connection with the acquisition or (ii) the SEC, ACC or any other public utility commission of any state or the FERC on any other material matter;

     o copies of all filings made by us or any of our subsidiaries with (i) any governmental authority in connection with the acquisition or (ii) the SEC, ACC or any other public utility commission of any other state or the FERC on any other material matter;

     o any representation or warranty made by us in the acquisition agreement becoming untrue or inaccurate in any material respect; or

     o the failure by us to comply with any covenant or agreement contained in the acquisition agreement.

     In addition, we have agreed to, and to cause our subsidiaries to, discuss with Saguaro Acquisition Corp. any changes or proposed changes in our and our subsidiaries' regulated rates or charges or standards of service and to consult with Saguaro Acquisition Corp. prior to making any filing or effecting any contract with any governmental authority with respect to our and our subsidiaries' regulated rates or charges, standards of service or accounting, including providing Saguaro Acquisition Corp. an opportunity to review and comment upon any such filing, and including all reasonable comments proposed by Saguaro Acquisition Corp. We also have agreed that we and our subsidiaries will not make any filing with the ACC or any other public utility commission of any state or the FERC to change our rates or charges in any manner that could be inconsistent with the closing conditions contained in the acquisition agreement. For a description of these closing conditions, see "-Conditions to the Obligation of Saguaro Acquisition Corp. to Effect the Acquisition."

ADDITIONAL AGREEMENTS

     Until the effective time of the acquisition, we have agreed to, and to cause our subsidiaries and our respective representatives to provide, subject to applicable law, Saguaro Acquisition Corp., its representatives and potential financing sources:

     o reasonable access at all reasonable times to our and our subsidiaries' officers, employees, agents, properties, offices, plants and other facilities and to the books, personnel, contracts and records, and

     o information concerning our and our subsidiaries' business, properties, contracts, liabilities and personnel as reasonably requested.

     The above information and any other non-public information will be held in confidence as provided in the acquisition agreement.

     We and Saguaro Acquisition Corp. have agreed to cooperate and use commercially reasonable efforts to obtain the regulatory approvals necessary to consummate the acquisition. Neither party, however, is obligated or permitted to consent to any agreement or undertaking or to incur any liability or obligation not contemplated by the acquisition agreement without the consent of the other party. In addition, Saguaro Acquisition Corp. and its affiliates are not required to pay or commit to pay any cash or other consideration, make any commitment or incur any liability or other obligation in connection with obtaining any required regulatory approval. Furthermore, we have agreed to cooperate with Saguaro Acquisition Corp. to prepare and file all documents necessary to complete the acquisition.

     For the period ending on the last day of the calendar year in which the acquisition occurs, Saguaro Acquisition Corp. has agreed to provide employee benefit plans, programs and arrangements to our employees which are no less favorable than those provided by us immediately prior to the acquisition.

     Saguaro Acquisition Corp. has agreed to use commercially reasonable efforts to arrange the debt financing for the acquisition on terms and conditions that are, in Saguaro Acquisition Corp.'s reasonable judgment, comparable to, or more favorable to, Saguaro Acquisition Corp. in the aggregate than the terms and conditions contemplated by the acquisition agreement. If any portion of the debt financing becomes unavailable in the manner or from the sources contemplated in the acquisition agreement, Saguaro Acquisition Corp. shall use reasonable best efforts to arrange any such portion from alternative sources on terms and conditions that, in Saguaro Acquisition Corp.'s reasonable judgment, are comparable to, or more favorable to, Saguaro Acquisition Corp. than, the terms and conditions contemplated by the acquisition agreement.

     In connection with the arrangement of the debt financing we have agreed to, and to cause our subsidiaries to, provide all cooperation reasonably necessary. The debt financing, however, may not require us to pay any commitment or other fee or impose any other liability on us prior to the effective time of the acquisition. In addition, we have agreed subject to certain limitations, at the request of Saguaro Acquisition Corp., to call or cause our subsidiaries to call for prepayment or redemption, or to prepay, redeem and/or renegotiate any of our or our subsidiaries' existing indebtedness.

NO SOLICITATION OF ALTERNATIVE PROPOSALS

     We have agreed that neither we nor any of our subsidiaries or representatives will, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making or implementation of any "alternative proposal." For purposes of the acquisition agreement, "alternative proposal" means any:

     o merger, reorganization, share exchange, tender offer, exchange offer, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving us or our subsidiaries; or

     o purchase or sale of more than 10% of our and our subsidiaries' assets taken as a whole or any our or our subsidiaries' securities.

     We have further agreed that neither we nor any of our subsidiaries or representatives will, directly or indirectly, have any discussion with or provide any confidential information or data to any person relating to an alternative proposal, or engage in any negotiations concerning an alternative proposal, or otherwise facilitate any effort or attempt to make or implement an alternative proposal or accept an alternative proposal.

     Notwithstanding these agreements, prior to the special meeting, we or our board of directors are permitted to engage in any discussions or negotiations with, or provide any information or data to, any person in response to an unsolicited bona fide written alternative proposal, if each of the following conditions is satisfied:

     o our board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be expected to constitute a breach of its fiduciary duties to our shareholders;

     o our board of directors concludes in good faith, in consultation with its financial advisors, that the alternative proposal constitutes or could reasonably be expected to result in a "superior proposal," as such term is defined below;

     o our board of directors receives from the person making the alternative proposal an executed confidentiality agreement on terms substantially similar and no less favorable to us than those contained in the confidentiality agreement related to the acquisition; and

     o we and each of our subsidiaries have complied with our obligations under the acquisition agreement relating to the solicitation of alternative proposals.

     For purposes of the acquisition agreement, the term "superior proposal" means an alternative proposal that:

     o is more favorable to our shareholders, from a financial point of view taking into account all legal, financial, regulatory and other aspects of the proposal, than the acquisition, including any proposed alterations of the terms of the acquisition agreement made to us by Saguaro Acquisition Corp. in response to the alternative proposal;

     o our board of directors concludes is reasonably capable of being completed; and

     o results in a third party acquiring more than 50% of our common stock or all or substantially all of our and our subsidiaries' assets.

     We have agreed to promptly notify Saguaro Acquisition Corp. of the receipt of any inquiries, offers or proposals by 5:00 p.m. New York City time on the next business day after receipt thereof and to keep Saguaro Acquisition Corp.

reasonably informed of the status of any discussions or negotiations with respect to any such inquiry, proposal or offer. We also have agreed not to terminate, waive, amend or modify any standstill or confidentiality agreement to which any of our subsidiaries or we are a party.

     We have also agreed that our board of directors will not approve or recommend an alternative proposal, or withdraw or modify its approval or recommendation of the acquisition agreement with Saguaro Acquisition Corp. Notwithstanding this provision, our board of directors may approve or recommend an alternative proposal or withdraw or modify its recommendation in favor of the acquisition agreement, upon four business days' notice to Saguaro Acquisition Corp., if, prior to the shareholder's meeting, and in response to the receipt of an unsolicited bona fide written alternative proposal:

     o our board of directors has concluded in good faith that the alternative proposal constitutes a superior proposal (after giving effect to any modifications proposed by Saguaro Acquisition Corp.);

     o our board of directors, after consultation with outside legal counsel, has concluded in good faith that the failure to take such action could reasonably be expected to constitute a breach of its fiduciary duties to our shareholders under applicable law; and

     o we have complied with our obligations under the acquisition agreement not to solicit or encourage alternative proposals.

     Under the foregoing circumstances, we would be permitted to terminate the acquisition agreement and cancel the special meeting, subject to the consequences described under "--Termination."

     Even in the absence of an unsolicited bona fide written alternative proposal, our board of directors, prior to date of the special meeting, may withdraw or modify, or propose to withdraw or modify, its recommendation in favor of the acquisition following four business days' notice to Saguaro Acquisition Corp., but only if our board of directors concludes in good faith, after consultation with outside legal counsel, that it is required to do so in order to comply with its fiduciary duties to our shareholders under applicable law. In this situation, we would not be permitted to terminate the acquisition agreement and would be obligated to conduct the special meeting. Saguaro Acquisition Corp., however, would have the right to terminate the acquisition agreement under such circumstances, as described under "--Termination."

     Prior to taking any action regarding the recommendation of the board of directors either in response to an unsolicited bona fide written alternative proposal or otherwise, our board of directors will be obligated to negotiate in good faith with Saguaro Acquisition Corp. for a four business day period to adjust the terms and conditions of the acquisition agreement so that either (i) an alternative proposal ceases to be a superior proposal or (ii) the board of directors otherwise ceases to conclude that a recommendation in favor of the acquisition could constitute a breach of its fiduciary duties to our shareholders under applicable law.

     We have also agreed not to take any action to exempt any person from the applicability of certain statutory and company-specific anti-takeover provisions, including our shareholder rights agreement.

CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE ACQUISITION

     Each party's obligation to complete the acquisition is subject to the satisfaction or waiver of the following conditions:

     o   approval of the acquisition by our shareholders;

     o the termination or expiration of any waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended; and

     o the absence of any order of a governmental authority or other legal restraint preventing or making illegal the consummation of the acquisition or any of the transactions contemplated by the acquisition agreement.

CONDITIONS TO THE OBLIGATION OF SAGUARO ACQUISITION CORP. TO EFFECT THE ACQUISITION

     Saguaro Acquisition Corp.'s obligation to complete the acquisition is subject to the satisfaction or waiver of the following conditions:

     o the representations and warranties that we make are true and correct in all material respects as of the date required to be so true and correct (except failures to be true and correct that, in the aggregate, could not reasonably be expected to have a material adverse effect on us or the acquisition);

     o we have performed in all material respects all of our obligations required to be performed by us under the acquisition agreement at or prior to the closing;

     o the absence of any state of facts, change, development, event, effect, condition or occurrence which could reasonably be expected to have a material adverse effect. For purposes of the acquisition agreement a material adverse effect with respect to our business means, subject to certain exceptions, any state of facts, change, development, event, effect, condition or occurrence that is materially adverse to (i) the business, properties, assets, condition, prospects or results of operations of us and our subsidiaries taken together as a whole or (ii) that could reasonably be expected to prevent or materially impair or delay our ability to perform our obligations under the acquisition agreement;

     o the regulatory approvals necessary to consummate the acquisition must have been obtained and be final and such regulatory approvals must not impose terms or conditions that:

         o have, or could reasonably be expected to have, a material adverse effect on us;

         o have, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, condition, prospects or results of operations of the surviving corporation, Saguaro Acquisition Corp. or Saguaro Utility;

         o have caused or could reasonably be expected to cause the rates of TEP, UNS Electric or UNS Gas to be less favorable than the rates applicable to these companies on the date of the acquisition agreement;

         o subject Saguaro Utility or any of its limited partners to any regulation under PUHCA, or under any similar federal or Arizona law coming into effect after the date of the acquisition agreement;

         o require that any of the subsidiaries, assets, operations or business of Saguaro Utility or any of its limited partners be transferred, sold, spun off or distributed to shareholders, or otherwise disposed of, liquidated or wound down; or

         o require any of Saguaro Utility's limited partners to restructure its capitalization or amend its organizational documents or require Saguaro Utility to restructure its capitalization or amend any of its organizational documents in any material respect, in each case after the acquisition or in order to ensure that it will not become subject to regulation under PUHCA, or under any similar federal or Arizona law coming into effect after the date of the acquisition agreement;

     o Saguaro Utility and its limited partners receiving evidence satisfactory to them in their reasonable judgment that none of their limited partners nor any of their respective affiliates (within the meaning of PUHCA) will become or will otherwise be deemed a "holding company" or a "subsidiary company" or an "affiliate" of a "holding company" within the meaning of that Act or under any similar federal or Arizona law coming into effect after the date of the acquisition agreement that imposes regulation material to Saguaro Utility or any of its affiliates as a result of the acquisition or the transactions contemplated by the acquisition agreement;

     o except as was in existence on the date of the acquisition agreement, in the reasonable judgment of Saguaro Acquisition Corp., there must be no other law, order, approval or contract that impairs or restricts or could reasonably be expected to impair or restrict the ability of TEP, UNS Electric or UNS Gas to pay dividends or make distributions to their shareholders of all of their net income;

     o assuming the consummation of certain transactions contemplated to occur in connection with the closing of the acquisition, as described in the acquisition agreement, there must be no law, order, approval or contract that, as applied to TEP and its subsidiaries, impairs or restricts or could reasonably be expected to impair or restrict the ability of these entities to pay dividends or make distributions of all of their net income to their shareholders;

     o Saguaro Acquisition Corp. must have received the proceeds of the debt financing for the acquisition on terms and conditions that, in the reasonable judgment of Saguaro Acquisition Corp., are comparable to, or more favorable to, Saguaro Acquisition Corp. in the aggregate than the terms and conditions contemplated by the acquisition agreement;

     o Saguaro Acquisition Corp.'s affiliate must have received evidence that we or our subsidiaries have called for the redemption of certain indebtedness, as required by the acquisition agreement; and

     o there must be no conditions requested of us, our subsidiaries, Saguaro Acquisition Corp. or the surviving corporation by the Pension Benefit Guaranty Corporation ("PBGC") in connection with any of our pension plans that are or could reasonably be expected to be materially adverse to the surviving corporation and no commencement of any action by the PBGC to terminate any of our pension plans or to appoint a trustee of any such plan.

CONDITIONS TO OUR OBLIGATION TO EFFECT THE ACQUISITION

     Our obligation to effect the acquisition is subject to the satisfaction or waiver of the following conditions:

     o the representations and warranties of Saguaro Acquisition Corp. are true and correct in all material respects as of the date required to be so true and correct (except failures to be true and correct that, in the aggregate, could not reasonably be expected to have a material adverse effect on Saguaro Acquisition Corp.'s ability to perform its obligations under the acquisition agreement);

     o Saguaro Acquisition Corp. must have performed in all material respects all of its obligations required to be performed by it under the acquisition agreement at or prior to the closing; and

     o the regulatory approvals necessary to consummate the acquisition must have been obtained and be final and such regulatory approvals must not impose terms or conditions that could reasonably be expected to prevent the consummation of the transactions contemplated by the acquisition agreement.

TERMINATION

     The acquisition agreement may be terminated and the acquisition may be abandoned at any time prior to the effective time of the acquisition, whether before or after shareholder approval has been obtained, as follows:

     o   by the mutual written consent of the parties;

     o   by either party if:

         o the closing has not been consummated on or before March 31, 2005, except that this termination right will not be available to any party whose failure to comply with the acquisition agreement has resulted in the failure of the closing to have been consummated on or before such date;

         o there has been a material breach by the other party, which breach has not been cured within 30 days receipt of notice thereof or cannot be cured prior to closing, of any of the covenants or agreements or any of the representations or warranties set forth in the acquisition agreement, which breach, individually or together with all other such breaches, would constitute, if occurring or continuing on the date of the closing, the failure of any of the applicable closing conditions set forth in the acquisition agreement;

         o any governmental authority has issued a final order or taken any action permanently enjoining or otherwise prohibiting the consummation of the acquisition or the transactions contemplated by the acquisition agreement, unless the failure of this condition to have been satisfied is due to the failure of the terminating party to comply with the acquisition agreement; or

         o a required regulatory approval is denied or a required regulatory approval is obtained but contains provisions that would otherwise result in the inability of the applicable regulatory closing conditions to be satisfied or makes another applicable closing condition incapable of being satisfied;

     o   by Saguaro Acquisition Corp. if:

         o our shareholders do not approve the acquisition upon taking a vote at the special meeting;

         o our board of directors withdraws or modifies its recommendation to our shareholders in favor of the acquisition and/or recommends a superior proposal that caused it to change its recommendation in favor of the acquisition;

         o we breach certain of our obligations regarding the preparation of this proxy statement, the convening of the special meeting or in the solicitation of alternative proposals; or

         o an alternative proposal that is publicly announced is commenced or communicated to us and (i) we do not reject such proposal within ten business days after the date of the receipt thereof or after the date its existence first becomes publicly announced, if sooner,
             (ii) our board of directors approves or recommends the alternative proposal or (iii) we fail to confirm our recommendation in favor of the acquisition within ten business days after being requested by Saguaro Acquisition Corp. to do so; and

     o   by us if:

         o our shareholders do not approve the acquisition upon taking a vote at the special meeting, unless we have breached our obligations relating to the preparation of this proxy statement, the convening of the special meeting or the solicitation of alternative proposals; or

         o prior to the special meeting, our board of directors withdraws or modifies its recommendation to our shareholders in favor of the acquisition and has resolved to recommend and approve the superior proposal that caused it to change its recommendation regarding the acquisition, unless we breached our obligations relating to the preparation of this proxy statement, the convening of the special meeting or the solicitation of alternative proposals.

TERMINATION FEES AND EXPENSES

     If the acquisition agreement is terminated:

     o by either party due to the closing not being consummated on or before March 31, 2005, and either (i) the ACC approval cannot be obtained or
         (ii) the ACC approval is obtained but the order issued by the ACC does not satisfy any of the conditions described in the fourth, sixth and seventh bullet points under "--Conditions to the Obligation of Saguaro Acquisition Corp. to Effect the Acquisition," then we must pay Saguaro Acquisition Corp. termination expenses not to exceed $7 million;

     o by either party due to the closing not being consummated on or before March 31, 2005, and (i) at or prior to the termination date, an alternative proposal is publicly announced, commenced or otherwise communicated to us and (ii) within twelve months of the termination date, we or any of our affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in connection with any alternative proposal or consummates a transaction that would constitute an alternative proposal, then we must pay Saguaro Acquisition Corp. a termination fee in the amount of $15 million and termination expenses not to exceed $10 million;

     o by Saguaro Acquisition Corp. due to a material breach by us of any of the covenants or agreements or any of the representations or warranties contained in the acquisition agreement, then we must pay Saguaro Acquisition Corp. termination expenses not to exceed $10 million, and, further, if either (i) at or prior to the termination date, an alternative proposal shall have been publicly announced or otherwise communicated to us or (ii) within twelve months of the termination date, we or any of our affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in connection with any alternative proposal or consummates a transaction that would constitute an alternative proposal, then we must also pay Saguaro Acquisition Corp. a termination fee in the amount of $15 million;

     o   by either party due to (i) (a) the failure to obtain ACC approval or
         (b) the ACC approval is obtained but the order issued by the ACC does not satisfy any of the conditions described in the fourth, sixth and seventh bullet points under "--Conditions to the Obligation of Saguaro Acquisition Corp. to Effect the Acquisition" or (ii) the failure to obtain the approval of our shareholders, then we must pay Saguaro Acquisition Corp. termination expenses not to exceed $7 million in the case of clauses (i)(a) and (i)(b) or $10 million in the case of clause
         (ii) and, further, if (1) at or prior to the termination date, an alternative proposal shall have been publicly announced or otherwise communicated to us and (2) within twelve months of the termination date, we or any of our affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in connection with any alternative proposal or consummates a transaction that would constitute an alternative proposal, then we must also pay Saguaro Acquisition Corp. a termination fee in the amount of $18 million in the case of clauses (i)(a) and (i)(b) or $15 million in the case of clause (ii);

     o by Saguaro Acquisition Corp. due to the denial of a required regulatory approval other than with respect to the ACC approval, and, further, if
         (1) at or prior to the termination date, an alternative proposal shall have been publicly announced or otherwise communicated to us and (2) within twelve months of the termination date, we or any of our affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in connection with any alternative proposal or consummates a transaction that would constitute an alternative proposal, then we must also pay Saguaro Acquisition Corp. a termination fee in the amount of $15 million and termination expenses not to exceed $10 million; or

     o (i) by Saguaro Acquisition Corp. due to a change in our board of directors' recommendation in favor of the acquisition or a breach by us of certain of our obligations relating to the convening of the shareholders' meeting or the solicitation of alternative proposals,
         (ii) by us because our board of directors has approved a superior proposal or (iii) by Saguaro Acquisition Corp. because (a) we have not rejected an alternative proposal that was publicly announced or otherwise communicated to us within ten business days after the date of the receipt thereof or after the date of its existence first becomes publicly announced, if sooner, (b) our board of directors approves or recommends the alternative proposal or (c) we fail to confirm our recommendation in favor of the acquisition within ten business days after being requested by Saguaro Acquisition Corp. to do so, then, in each case, we must pay Saguaro Acquisition Corp. a termination fee in the amount of $15 million and termination expenses not to exceed $10 million.

EFFECT OF TERMINATION

     If the acquisition agreement is terminated, it will become void and have no effect, other than the provisions relating to confidentiality and termination fees and expenses. Termination, however, will not relieve any party from liability for its breach of the representations, warranties, covenants or agreements set forth in the acquisition agreement. Following the termination of the acquisition agreement no party shall be liable for damages in excess of $25 million, except in the case where a party willfully breached the acquisition agreement.

AMENDMENT

     Prior to the effective time of the acquisition, the agreement may be amended by mutual agreement, in writing, of the parties. After the approval of the acquisition agreement by our shareholders, no amendment may be made that would reduce the amount or change the type of consideration into which each share of our common stock will be converted upon consummation of the acquisition.

WAIVER

     Prior to the effective time of the acquisition, any party may, in writing,
(i) extend the time for the performance of any obligation or other act of any other party, (ii) waive any inaccuracy in the representations and warranties contained in the acquisition agreement or any document delivered pursuant thereto and (iii) waive compliance with any agreement or condition contained in the acquisition agreement.

                          SHARE OWNERSHIP OF MANAGEMENT

     The following table sets forth information concerning the beneficial ownership of our shares as of January 5, 2004 by the following directors and executive officers. The total number of our shares beneficially owned as of January 5, 2004 by all directors and executive officers as a group is also listed. Shares listed as beneficially owned include shares as to which the directors and executive officers have or share the power to vote or the power to dispose. In addition, shares listed as beneficially owned include shares subject to options exercisable within 60 days (see "THE ACQUISITION - Interests of Certain Persons in the Acquisition - Treatment of Stock Options," beginning on page 36, for a description of the amounts payable in respect of unexercised options at the effective time of the acquisition).

                   Name and
Title of           Title of                      Amount and Nature of         Percent of
 Class          Beneficial Owner                 Beneficial Ownership[1]         Class
--------        ----------------                 --------------------          ---------

Common         James S. Pignatelli                      508,509[2]                1.5%
               Chairman, President & Chief
               Executive Officer

Common         Lawrence J. Aldrich                        9,624[3]                  *
               Director

Common         Larry W. Bickle                           15,564[4]                  *
               Director

Common         Elizabeth T. Bilby                        13,625[5]                  *
               Director

Common         Harold W. Burlingame                      12,225[4]                  *
               Director

Common         John L. Carter                            22,371[6]                  *
               Director

Common         Robert A. Elliott                            405                     *
               Director

Common         Kenneth Handy                              6,359[7]                  *
               Director

Common         Warren Y. Jobe                             4,359[7]                  *
               Director

Common         Steven J. Glaser                         154,319[8]                  *
               Senior Vice President and Chief
               Operating Officer, Transmission &
               Distribution (TEP)

--------------------

* Represents less than 1% of our common stock.

1 Amounts include the following:

     o Any shares held in the name of the spouse, minor children or other relatives sharing the home of the director or officer. Except as otherwise indicated below, the directors and officers have sole voting and investment power over the shares shown. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of the shares held.

     o Shares subject to options exercisable within 60 days, based on information from E*Trade, our stock option plan administrator.

     o Equivalent share amounts allocated to the individuals' 401(k) Plan which, since June 1, 1998, has included a UniSource Energy Stock Fund investment option.

2 Includes 492,705 shares subject to options exercisable within 60 days, and 14,404 shares purchased under the 401(k) Plan UniSource Energy Stock Fund as of January 5, 2004.

3 Includes 6,120 shares subject to options exercisable within 60 days.

4 Includes 9,320 shares subject to options exercisable within 60 days.

5 Includes 12,920 shares subject to options exercisable within 60 days.

6 Includes 11,720 shares subject to options exercisable within 60 days.

7 Includes 3,454 shares subject to options exerciable within 60 days.

                   Name and
Title of           Title of                      Amount and Nature of         Percent of
 Class          Beneficial Owner                 Beneficial Ownership[1]         Class
--------        ----------------                 --------------------          ---------

Common         Dennis R. Nelson                         159,841[9]                  *
               Senior Vice president and Chief
               Operating Officer (UES)

Common         Kevin P. Larson                          98,905[10]                  *
               Vice President, Chief Financial
               Officer & Treasurer

Common         Michael J. DeConcini                     84,711[11]                  *
               Senior Vice President, Investments
               and Planning

Common         All directors and executive officers  1,530,009[12]                4.5%
               as a group

--------------------

8   Includes 150,386 shares subject to options exercisable within 60 days, and
2,446 shares purchased under the 401(k) Plan UniSource Energy Stock Fund as of January 5, 2004.

9   Includes 150,830 shares subject to options exercisable within 60 days, and
8,203 shares purchased under the 401(k) Plan UniSource Energy Stock Fund as of January 5, 2004.

10 Includes 83,648 shares subject to options exercisable within 60 days, and 2,277 shares purchased under the 401(k) Plan UniSource Energy Stock Fund as of January 5, 2004.

11 Includes 79,927 shares subject to options exercisable within 60 days, and 4,784 purchased under the 401(k) Plan UniSource Energy Stock Fund as of January 5, 2004.

12 Includes 1,421,168 shares subject to options exercisable within 60 days, and 42,613 shares purchased under the 401(k) Plan UniSource Energy Stock Fund as of January 5, 2004.

                  SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of January 29, 2003, based on information reported in filings made by the following persons with the SEC or information otherwise known to us, the following persons were known or reasonably believed to be, as more fully described below, the beneficial owners of more than 5% of our common stock:

                                                              Amount and
Title of Class            Name and Address                     Nature of               Percent of Class
--------------            of Beneficial Owner             Beneficial Ownership         ----------------
                          -------------------             --------------------

   Common            T. Rowe Price Associates, Inc.            3,337,900[1]                  9.9%
                     100 E. Pratt Street
                     Baltimore, MD 21202

   Common            White Mountains Insurance Group           2,018,100[2]                  6.3%
                     80 South Main Street
                     Hanover, NH 03755

   Common            Gabelli Asset Management Inc.             2,091,500[3]                  6.2%
                     One Corporate Center
                     Rye, NY 10580-1435

---------------------

1 In a statement (Schedule 13G/A ) filed with the SEC on February 5, 2003, T. Rowe Price Associates, Inc. ("Price Associates") indicated it has sole voting power over 1,180,500 shares and sole dispositive power over 3,337,900 shares of our common stock. Price Associates stated that these securities are owned by various individual and institutional investors for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaimed that it is, in fact, the beneficial owner of such securities. In a statement (Schedule
     13F) filed with the SEC on September 30, 2003, Price Associates indicated that it beneficially owns 3,256,305 shares, which represents 9.6% of the class.

2 In a statement (Schedule 13G/A) filed with the SEC on February 5, 2003, White Mountains Insurance Group ("WMIG") indicated that it has sole voting and sole dispositive power over 2,018,100 shares of our common stock. WMIG indicated that it indirectly controls, through various wholly-owned subsidiaries and certain of its employee benefit plans, 2,018,100 shares. WMIG stated that the shares are beneficially owned by OneBeacon Insurance Company (200,000 shares), The Camden Fire Insurance Association (800,000 shares), Folksamerica Reinsurance Company (138,100 shares) and certain employee benefit plans sponsored by Folksamerica Reinsurance Company (100,000 shares) and OneBeacon Insurance Company (780,000 shares). WMIG further stated that, through an investment advisory agreement, OneBeacon Asset Management Company has sole voting power and dispositive power over such shares. In a statement (Schedule 13F) filed with the SEC on September 30, 2003, WMIG indicated that it beneficially owns 1,883,100 shares, which represents 5.6% of the class.

3 In a statement (Schedule 13D) filed with the SEC on December 29, 2003, Gabelli Asset Management Inc. and its affiliates ("Gabelli") indicated that they have sole voting power over 2,029,500 shares and sole dispositive power over 2,091,500 shares of our common stock. Gabelli stated that the shares are beneficially owned by Gabelli Funds, LLC (1,015,200 shares), GAMCO Investors, Inc. (814,700 shares), Gabelli Securities, Inc. (249,600 shares), Gabelli Foundation, Inc. (10,000 shares) and MJG Associates, Inc. (2,000 shares).

                       SUBMISSION OF SHAREHOLDER PROPOSALS

     The deadline for submitting shareholder proposals for our 2004 annual meeting of shareholders was December 11, 2003. Thus, the deadline has passed. Our proxy statement for our 2004 annual meeting of shareholders will set forth the date by which shareholder proposals must be submitted for inclusion in our 2005 proxy statement, assuming that the acquisition is not completed prior to the 2005 annual meeting of shareholders.

     Rule 14a-4 of the SEC's proxy rules allows us to use discretionary voting authority to vote on a matter coming before an annual meeting of the shareholders, which was not included in our proxy statement (if we do not have notice of the matter at least 45 days before the date on which we first mailed our proxy materials for the prior year's annual meeting of the shareholders). In addition, we may also use discretionary voting authority if we receive timely notice of such matter (as described in the preceding sentence) and if, in the proxy statement, we describe the nature of such matter and how we intend to exercise our discretion to vote on it. Accordingly, for our 2004 annual meeting of shareholders, any such notice must be submitted to our Corporate Secretary on or before February 24, 2004.

                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

     This proxy statement may contain forward-looking statements, particularly regarding the proposed acquisition, as defined by the Private Securities Litigation Reform Act of 1995. We are including the following cautionary statements to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by or for us in this proxy statement. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not statements of historical facts. We caution that actual future results may vary materially from those expected or implied. Some of the key factors that could cause actual results to vary materially from those expressed or implied include the receipt of required regulatory approvals, which are significant, and the satisfaction of other conditions precedent to the consummation of the acquisition, including the approval of the transaction by our shareholders, and the availability of financing for the acquisition. There can be no assurance that such conditions will be satisfied or that the acquisition will be consummated. More information about the risks and uncertainties relating to these forward-looking statements are found in our SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE ON THE ACQUISITION AGREEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THE INFORMATION CONTAINED IN THIS
PROXY STATEMENT. THIS PROXY STATEMENT IS DATED                          , 2004.
YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS NOR THE COMPLETION OF THE ACQUISITION WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
                          UNISOURCE ENERGY CORPORATION
                                       AND
                            SAGUARO ACQUISITION CORP.
                          dated as of November 21, 2003

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE I The Merger.........................................................A-1
         Section 1.01.   The Merger..........................................A-1
         Section 1.02.   Closing.............................................A-1
         Section 1.03.   Effective Time of the Merger........................A-1
         Section 1.04.   Articles of Incorporation; Bylaws...................A-2
         Section 1.05.   Directors and Officers..............................A-2

ARTICLE II Treatment of Shares...............................................A-2
         Section 2.01.   Effect of the Merger on Capital Stock...............A-2
         Section 2.02.   Exchange of Certificates............................A-3

ARTICLE III Representations and Warranties of the Company....................A-5
         Section 3.01.   Organization and Qualification......................A-5
         Section 3.02.   Capitalization; Subsidiaries........................A-6
         Section 3.03.   Authority Relative to this Agreement................A-7
         Section 3.04.   No Conflict; Required Filings and Consents..........A-8
         Section 3.05.   SEC Filings; Financial Statements...................A-9
         Section 3.06.   Absence of Certain Changes or Events...............A-10
         Section 3.07.   Absence of Litigation..............................A-10
         Section 3.08.   Tax Matters........................................A-11
         Section 3.09.   Employee Matters...................................A-13
         Section 3.10.   Environmental......................................A-16
         Section 3.11.   Compliance with Laws; Approvals from
                           Governmental Authorities.........................A-17
         Section 3.12.   Contracts..........................................A-18
         Section 3.13.   Regulation as a Utility............................A-19
         Section 3.14.   Affiliate Transactions.............................A-19
         Section 3.15.   Fairness Opinion...................................A-19
         Section 3.16.   Brokers and Transaction Expenses...................A-20
         Section 3.17.   Vote Required; Company Board Recommendation........A-20
         Section 3.18.   Intellectual Property..............................A-20
         Section 3.19.   Insurance..........................................A-21
         Section 3.20.   Derivative Products................................A-21
         Section 3.21.   Property...........................................A-22

ARTICLE IV Representations and Warranties of Newco..........................A-23
         Section 4.01.   Organization.......................................A-23
         Section 4.02.   Authority Relative to this Agreement...............A-23
         Section 4.03.   No Conflict; Required Filings and Consents.........A-23
         Section 4.04.   Brokers............................................A-24
         Section 4.05.   Financing..........................................A-24
         Section 4.06.   Ownership of Company Common Stock..................A-24
         Section 4.07.   Newco Status.......................................A-24

                                                                            PAGE
                                                                            ----

ARTICLE V Conduct of Business Pending the Merger............................A-25
         Section 5.01.   Covenants of the Company...........................A-25
         Section 5.02.   Conduct of Business by Newco.......................A-30
         Section 5.03.   Cooperation, Notification..........................A-30

ARTICLE VI Additional Agreements............................................A-31
         Section 6.01.   Shareholders' Meeting; Preparation of the Proxy
                            Statement; SEC Filings..........................A-31
         Section 6.02.   Access to Information; Confidentiality.............A-33
         Section 6.03.   No Solicitation of Transactions....................A-34
         Section 6.04.   Employee Benefits Matters..........................A-36
         Section 6.05.   Directors' and Officers' Indemnification and
                           Insurance........................................A-36
         Section 6.06.   Regulatory Approvals and Other Matters.............A-37
         Section 6.07.   Public Announcements...............................A-39
         Section 6.08.   Financing..........................................A-39
         Section 6.09.   Resignations.......................................A-40
         Section 6.10.   Section 16 Matters.................................A-40

ARTICLE VII Conditions......................................................A-40
         Section 7.01.   Conditions to Each Party's Obligation to
                           Effect the Merger................................A-40
         Section 7.02.   Conditions to Obligation of Newco to Effect
                           the Merger.......................................A-41
         Section 7.03.   Conditions to Obligation of the Company to
                           Effect the Merger................................A-44

ARTICLE VIII Termination, Amendment and Waiver..............................A-45
         Section 8.01.   Termination........................................A-45
         Section 8.02.   Certain Fees and Expenses..........................A-46
         Section 8.03.   Effect of Termination..............................A-48
         Section 8.04.   Amendment..........................................A-48
         Section 8.05.   Waiver.............................................A-48

ARTICLE IX General Provisions...............................................A-49
         Section 9.01.   Non-Survival.......................................A-49
         Section 9.02.   Fees and Expenses..................................A-49
         Section 9.03.   Certain Definitions................................A-49
         Section 9.04.   Notices............................................A-50
         Section 9.05.   Interpretation.....................................A-51
         Section 9.06.   Severability.......................................A-51
         Section 9.07.   Entire Agreement...................................A-51
         Section 9.08.   No Implied Representations or Warranties...........A-51
         Section 9.09.   Assignment; Binding Effect; Benefit................A-51
         Section 9.10.   Schedules and Exhibits.............................A-52
         Section 9.11.   Counterparts; Effect...............................A-52
         Section 9.12.   Governing Law......................................A-52
         Section 9.13.   Waiver of Jury Trial...............................A-52
         Section 9.14.   Specific Performance...............................A-52


                                     -A-ii-

                             INDEX OF DEFINED TERMS

                                                                         SECTION
                                                                         -------

ABCA........................................................................1.01
ACC.........................................................................1.03
ACC Approval.............................................................3.04(b)
Actions.....................................................................3.07
affiliate................................................................9.03(a)
Agreement...............................................................Recitals
Alternative Proposal.....................................................6.03(a)
Approvals................................................................3.04(b)
Articles and Certificate of Merger..........................................1.03
Arizona Articles of Merger..................................................1.03
Balance Sheet............................................................3.09(d)
business day.............................................................9.03(b)
Certificate..............................................................2.01(c)
Change in Board Recommendation...........................................6.03(d)
Closing.....................................................................1.02
Closing Date................................................................1.02
Code.....................................................................3.08(c)
Company.................................................................Recitals
Company Board............................................................3.01(b)
Company Board Recommendation.............................................3.17(b)
Company Common Stock.....................................................2.01(b)
Company Contracts........................................................3.12(b)
Company Employees........................................................3.09(a)
Company Plans............................................................3.09(a)
Company Reports..........................................................3.05(a)
Company Securities.......................................................3.02(a)
Confidentiality Agreement................................................6.02(b)
Contracts................................................................3.04(a)
control..................................................................9.03(c)
Credit Agreement.........................................................5.01(e)
Debt Financing..............................................................4.05
Debt Letters................................................................4.05
Delaware Certificate of Merger..............................................1.03
Delaware Secretary of State.................................................1.03
Derivative Product.......................................................3.20(d)
DGCL........................................................................1.01
Dividend Reinvestment Plan...............................................5.01(d)
Effective Time..............................................................1.03
Environmental Claim......................................................3.10(f)
Environmental Laws.......................................................3.10(f)
Environmental Permits....................................................3.10(b)
Equity Letter...............................................................4.05
ERISA....................................................................3.09(a)
ERISA Affiliate..........................................................3.09(d)
Exchange Act.............................................................3.04(b)


                                     -A-iii-

                                                                         SECTION
                                                                         -------

FERC.....................................................................3.04(b)
FERC Approval............................................................3.04(b)
Final Order..............................................................7.02(d)
Financing Letters...........................................................4.05
GAAP.....................................................................3.05(b)
Governmental Authority...................................................3.04(b)
Hazardous Materials......................................................3.10(f)
Holdings................................................................Recitals
HSR Act..................................................................3.04(b)
Indebtedness.............................................................3.02(c)
Insurance Cap............................................................6.05(b)
Insurance Policies..........................................................3.19
Intellectual Property....................................................3.18(a)
knowledge................................................................9.03(d)
Laws.....................................................................3.04(a)
Liens....................................................................3.02(b)
Limited Partners........................................................Recitals
Material Adverse Effect..................................................3.01(a)
MEG......................................................................5.01(e)
Merger..................................................................Recitals
Merger Consideration.....................................................2.01(c)
Millennium...............................................................5.01(b)
Morgan Stanley..............................................................3.15
Natural Gas Act..........................................................3.13(a)
Newco...................................................................Recitals
Newco Material Adverse Effect............................................7.02(d)
Notes Letter................................................................4.05
NYSE.....................................................................3.04(b)
Option...................................................................2.01(d)
Order.......................................................................3.07
Partnership.............................................................Recitals
Paying Agent.............................................................2.02(a)
PBGC.....................................................................3.09(d)
Pension Plan.............................................................3.09(d)
person...................................................................9.03(e)
Post-Closing Tax Period..................................................3.08(h)
Power Act................................................................3.04(b)
Pre-Closing Tax Period...................................................3.08(h)
Preferred Stock..........................................................3.02(a)
Proxy Statement..........................................................3.04(b)
PUHCA....................................................................3.05(e)
PUHCA Approval...........................................................4.03(b)
Release..................................................................3.10(f)
Representatives..........................................................6.01(e)
Required Approvals.......................................................3.04(b)


                                     -A-iv-

                                                                         SECTION
                                                                         -------

Rights Agreement.........................................................3.02(a)
SEC......................................................................3.04(b)
Securities Act...........................................................3.05(a)
Senior Financing Letter....................................................4.05
Shareholder Approval....................................................3.17(a)
Shareholders' Meeting...................................................6.01(a)
Stock Plans.............................................................2.01(d)
Subject Litigation......................................................6.05(c)
subsidiaries............................................................9.03(f)
Subsidiary Securities...................................................3.02(a)
Superior Proposal.......................................................6.03(a)
Surviving Corporation......................................................1.01
Tax Return..............................................................3.08(n)
Taxes...................................................................3.08(n)
TEP.....................................................................3.05(a)
TEP Entities............................................................7.02(d)
Termination Date...........................................................8.01
Termination Expenses....................................................8.02(b)
Termination Fee.........................................................8.02(b)
Trading Policies........................................................3.20(a)
UED.....................................................................5.01(b)
UES.....................................................................3.13(b)
UNS Electric............................................................3.13(a)
UNS Gas.................................................................3.13(a)
Utility Subsidiaries....................................................3.13(a)


                                      -A-v-

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of November 21, 2003 (this "AGREEMENT") between UniSource Energy Corporation, an Arizona corporation (the "COMPANY"), and Saguaro Acquisition Corp., a Delaware corporation ("NEWCO").

          WHEREAS, the respective Boards of Directors of the Company and Newco have approved the merger of Newco with and into the Company (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement; and

          WHEREAS, Newco is a wholly owned subsidiary of Saguaro Utility Group I Corp., an Arizona corporation ("HOLDINGS"), which is a wholly owned subsidiary of Saguaro Utility Group L.P., an Arizona limited partnership (the "PARTNERSHIP"), whose general partner is Sage Mountain, L.L.C. and whose limited partners (the "LIMITED PARTNERS") include investment funds affiliated with J.P. Morgan Partners, LLC, Kohlberg Kravis Roberts & Co., L.P. and Wachovia Capital Partners.

          NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   THE MERGER

          Section 1.01. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Arizona Business Corporation Act ("ABCA") and the Delaware General Corporation Law ("DGCL"), at the Effective Time (as defined in Section 1.03), Newco shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Newco shall cease and the Company shall survive the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION").

          Section 1.02. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01 and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m. on the fifth business day after satisfaction or waiver of the conditions set forth in Article VII, excluding conditions that, by their terms, cannot be satisfied until the Closing (the "CLOSING DATE"), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another date, time or place is agreed to in writing by the parties.

          Section 1.03. Effective Time of the Merger. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the Merger to be consummated by filing (a) this Agreement (or the plan of merger) and articles of merger (the "ARIZONA ARTICLES OF MERGER") with the Arizona Corporation Commission (the "ACC") pursuant to the ABCA and (b) this Agreement or a certificate of merger (the "DELAWARE

CERTIFICATE OF MERGER" and, together with the Arizona Articles of Merger, the "ARTICLES AND CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware (the "DELAWARE SECRETARY OF STATE") pursuant to the DGCL, each in such form as required by and executed in accordance with the relevant provisions of the ABCA or the DGCL, as applicable (the date and time of the filing of the later of the Articles and Certificate of Merger with the ACC and the Delaware Secretary of State, as applicable (or such later time as is specified in the Articles and Certificate of Merger), being the "EFFECTIVE TIME").

          Section 1.04. Articles of Incorporation; Bylaws. (a) At the
Effective Time and without any further action on the part of the Company and Newco, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation following the Merger, until thereafter amended or repealed in accordance with their terms and as provided under the ABCA.

          (b) At the Effective Time and without any further action on the part of the Company and Newco, the bylaws of Newco shall be the bylaws of the Surviving Corporation following the Merger, until thereafter amended or repealed in accordance with their terms or the articles of incorporation of the Surviving Corporation following the Merger and as provided under the ABCA.

          Section 1.05. Directors and Officers. The directors of Newco immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation following the Merger, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation following the Merger, in each case until their respective successors are duly elected or appointed or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

                                   ARTICLE II

                               TREATMENT OF SHARES

          Section 2.01. Effect of the Merger on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Newco or any holder of any shares of capital stock of the Company or any shares of capital stock of Newco:

          (a) Common Stock of Newco. Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation.

          (b) Cancellation of Certain Company Common Stock. Each share of common stock, no par value, of the Company (the "COMPANY COMMON STOCK") that is owned by the Company and each share of Company Common Stock that is owned by the Partnership, Newco or any subsidiary of Newco shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor. Each share of Company Common Stock that is owned by any wholly owned subsidiary of the Company shall remain outstanding.


                                      -A-2-

          (c) Conversion of Company Common Stock. Subject to the provisions of this Section 2.01, each share of Company Common Stock, other than shares canceled or that remain outstanding pursuant to Section 2.01(b), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $25.25 in cash (the "MERGER Consideration"), payable without interest, to the holder of such share, upon surrender, in the manner provided in Section 2.02, of a certificate formerly evidencing such share (a "CERTIFICATE").

          (d) Treatment of Stock Options and Other Employee Equity Rights.

          (i) Immediately prior to the Effective Time, each outstanding option to acquire Company Common Stock held by any Company Employee (as defined in Section 3.09(a)) (an "OPTION") granted under the Company's 1994 Outside Director Stock Option Plan, the Company's 1994 Omnibus Stock and Incentive Plan (which includes the Company Stock Unit Award Program) or otherwise (collectively, the "STOCK PLANS"), whether or not then exercisable, shall be cancelled by the Company, and except as otherwise agreed by Newco and the holder, the holder thereof shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Surviving Corporation following the Merger in consideration for such cancellation an amount in cash equal to the product of (a) the number of shares of Company Common Stock previously subject to each such Option and (b) the excess, if any, of the Merger Consideration per share over the exercise price per share of Company Common Stock previously subject to such Option, reduced by the amount of any withholding or other Taxes (as defined in Section 3.08(n)) required by Law (as defined in Section 3.04(a)) to be withheld.

          (ii) The Company shall use its reasonable best efforts to take all such action as is necessary prior to the Effective Time to, effective as of the Effective Time, terminate all Stock Plans so that on and after the Effective Time no Company Employee shall have any Option to purchase shares of Company Common Stock or any other equity interest in the Company under any Stock Plan.

          Section 2.02. Exchange of Certificates.

          (a) Deposit with Paying Agent. Prior to the Effective Time, Newco shall appoint a bank or trust company reasonably acceptable to the Company to act as agent (the "PAYING AGENT") for the payment of the Merger Consideration upon surrender of the Certificates in accordance with this Article II. At or as soon as practicable after the Effective Time, the Surviving Corporation shall deposit with the Paying Agent an amount of cash required for the payment of the Merger Consideration upon surrender of Certificates in accordance with this
Article II. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500,000,000. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation.


                                      -A-3-

          (b) Exchange and Payment Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash payable in respect of the shares formerly represented by such Certificate pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the share transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

          (c) No Further Ownership Rights in Company Common Stock. Until surrendered as contemplated by Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II. The Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the date on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the close of business on the date on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

          (d) No Liability. None of Newco, the Surviving Corporation and the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration deposited with the Paying Agent pursuant to this Article II which remains undistributed to the holders of the Certificates for six months after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.04(b)) shall be delivered to the Surviving Corporation,


                                      -A-4-
upon demand. Any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for cash, if any, to which such holders may be entitled.

          (e) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration.

          (f) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold any applicable Taxes from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Newco that:

          Section 3.01. Organization and Qualification. (a) Each of the
Company and each of its subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect. The term "MATERIAL ADVERSE EFFECT" means any state of facts, change, development, event, effect, condition or occurrence that is materially adverse to the business, properties, assets, condition (financial or otherwise), prospects or results of operations of the Company (or the Surviving Corporation) and its subsidiaries taken as a whole or that could reasonably be expected to, directly or indirectly, prevent or materially impair or delay the ability of the Company to perform its obligations hereunder, except to the extent that such adverse effect arises from general economic, legal or regulatory conditions affecting the electric or gas utility industry generally that do not have a disproportionate effect on the Company; provided that the fact that the Company shall fail to meet financial projections for periods subsequent to the date of this Agreement shall not, in and of itself, constitute a Material Adverse Effect, but this proviso shall in no way exclude from the definition of Material Adverse Effect or from what constitutes a Material Adverse Effect any state of facts, change, development, event, effect, condition or occurrence that gave rise to, contributed to or caused such failure to meet financial projections.


                                      -A-5-

          (b) The Company has furnished to Newco (in the case of the Company) or made available to Newco (in the case of the Company's subsidiaries) a complete and correct copy of the articles of incorporation and the bylaws (or similar organizational documents) of the Company and each of its subsidiaries, in each case as currently in effect. All such articles of incorporation and bylaws (and similar organizational documents) are in full force and effect and no other organizational documents are applicable to or binding upon the Company or its subsidiaries. None of the Company and its subsidiaries is, or since January 1, 2000 has been, in violation of any of the provisions of its articles of incorporation or bylaws (or similar organizational documents). To the knowledge of the Company, no other party to any such document is, or since January 1, 2000 has been, in violation of any of its obligations under any such document nor has the Company or any of its subsidiaries received any notice of any such violation. The Company has made available to Newco complete and correct copies of the minutes of all meetings or written consents of the shareholders, the Board of Directors of the Company (the "COMPANY Board") and each committee thereof and of the shareholders (or other equityholders), board of directors (or similar body) and any committee thereof of each of its subsidiaries, in each case, since January 1, 2000.

          Section 3.02. Capitalization; Subsidiaries. (a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, without par value (the "PREFERRED STOCK"). As of the date of this Agreement, (i) 33,680,721 shares of Company Common Stock are issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive (or similar) rights, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 3,091,945 shares of Company Common Stock are issuable upon the exercise of outstanding Options or payment of other outstanding equity or equity-based awards, including dividend equivalents, granted under the Stock Plans and (iv) 953,578 shares of Company Common Stock are reserved for issuance in connection with the Stock Plans (including shares reserved in connection with the outstanding Options or payment of other outstanding equity or equity-based awards, including dividend equivalents, granted under the Stock Plans). As of the date of this Agreement, (i) no shares of Preferred Stock are issued or outstanding and (ii) 10,000 shares of Preferred Stock are reserved for issuance in connection with the rights issued pursuant to the Rights Agreement dated as of March 5, 1999 between the Company and The Bank of New York, as Rights Agent (the "RIGHTS AGREEMENT"). All shares of Company Common Stock subject to issuance in connection with the exercise of outstanding Options or payment of other outstanding equity or equity-based awards, including dividend equivalents, granted under the Stock Plans, upon issuance on the terms and conditions specified in the Stock Plans and instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive (or similar) rights. Except (i) as set forth above or (ii) as a result of the exercise of the outstanding Options or payment of other outstanding equity or equity-based awards granted under the Stock Plans, including dividend equivalents, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (c) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock or voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (d) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (collectively, "COMPANY Securities"). There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or any shares of capital stock, voting securities, equity interests or securities convertible


                                      -A-6-
into or exchangeable or exercisable for shares of capital stock, voting securities or equity interests of any of the subsidiaries of the Company or any equity equivalents, interests in the ownership or earnings of any subsidiary of the Company or other similar rights (collectively, "SUBSIDIARY SECURITIES"), or, except as set forth in Schedule 3.02(a), to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other person. None of the Company or any of its subsidiaries is a party to any shareholders' agreement, voting trust agreement or registration rights agreement relating to Company Securities or Subsidiary Securities or any other Contract (as defined in Section 3.04(a)) relating to disposition, voting or dividends with respect to any Company Securities or Subsidiary Securities. All dividends on the Company Common Stock that have been declared or have accrued prior to the date of this Agreement have been paid in full.

          (b) Schedule 3.02(b) contains a complete and correct list of each subsidiary of the Company and all other entities in which the Company owns, directly or indirectly, any shares of capital stock or other equity interests. Such list sets forth the jurisdiction of organization, the amount of all shares of capital stock or other equity interests therein owned by the Company, directly or indirectly, and, with respect to each subsidiary of the Company, describes all of its outstanding Subsidiary Securities and lists the holders thereof. Except as set forth in Schedule 3.02(b), each of the outstanding shares of capital stock or other equity interests of each such subsidiary is duly authorized, validly issued, fully paid and non-assessable and was issued free of preemptive (or similar rights), and all such shares or other interests in any such subsidiary or person that are owned by the Company or a subsidiary of the Company are owned free and clear of all security interests, liens, claims, pledges, Contracts, limitations in voting, dividend or transfer rights, charges or other encumbrances of any nature whatsoever ("LIENS").

          (c) Schedule 3.02(c) sets forth a complete and correct list, as of the date of this Agreement, of each Contract pursuant to which any Indebtedness (as defined in this Section 3.02(c)) of the Company or its subsidiaries is outstanding or may be incurred in an amount in excess of $100,000, together with the amount outstanding thereunder as of the date of this Agreement. No Contract pursuant to which any Indebtedness of the Company or its subsidiaries is outstanding or may be incurred provides for the right to vote (or is convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of the Company or its subsidiaries may vote. "INDEBTEDNESS" means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another person. No event has occurred which either entitles, or could entitle (with or without notice or lapse of time or both) the holder of any Indebtedness described in
Schedule 3.02(c) to accelerate, or which does accelerate, the maturity of any such Indebtedness.

          Section 3.03. Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement


                                      -A-7-
by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, except for the Shareholder Approval (as defined in Section 3.17(a)). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Newco, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          Section 3.04. No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or violate the articles of incorporation or the bylaws (or similar organizational documents) of the Company or any of its subsidiaries; (ii) conflict with or violate any laws, statutes, rules, regulations, ordinances or Orders (as defined in Section 3.07) (collectively, "LAWS") applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected (assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii) and (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made); or (iii) result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries (in each case, with or without notice or lapse of time or both) pursuant to, any contract (written or oral), obligation, plan, undertaking, arrangement, commitment, note, bond, mortgage, indenture, agreement, lease, other instrument or Approval (as defined in Section 3.04(b)) (collectively, "CONTRACTS") to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect.

          (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any permit, license, authorization, certification, tariff, consent, approval, concession or franchise (collectively, "APPROVALS") from, action by, filing with or notification to, any Federal, state, or local government or regulator or any court, arbitrator, administrative agency or commission or other governmental, quasi-governmental, taxing or regulatory (including a stock exchange or other self-regulatory body) authority, official or agency (including a public utility commission, public services commission or similar regulatory body), domestic, foreign or supranational (a "GOVERNMENTAL AUTHORITY"), except for (i) (A) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the transactions contemplated hereby (the "PROXY STATEMENT" ) pursuant to the


                                      -A-8-
applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT") and (B) the filing of applications for de-listing of the Company Common Stock with the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange, (ii)(A) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (B) the issuance by the Federal Energy Regulatory Commission (the "FERC") of an order approving the sale or disposition of jurisdictional facilities of the Company to occur as a result of the Merger under Section 203 of the Federal Power Act, as amended, and the rules and regulations promulgated thereunder (the "POWER ACT") (the "FERC APPROVAL") and (C) the issuance by the ACC of an order approving the Merger under Arizona Administrative Code R14-2-801 et seq. (the "ACC APPROVAL") (the actions referred to in this clause (ii), together with the PUHCA Approval (as defined in Section 4.03(b)), collectively, the "REQUIRED APPROVALS"; it being understood that references in this Agreement to "obtaining" such Required Approvals shall mean making such filings; giving such notices; obtaining such Approvals; and having such waiting periods expire as are necessary to avoid a violation of any Laws), (iii) the filing and recordation of the Articles and Certificate of Merger as required by the ABCA and the DGCL, as applicable, and (iv) such Approvals, actions, filings or notifications the failure of which to make or obtain, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect.

          Section 3.05. SEC Filings; Financial Statements. (a) The Company and, to the extent applicable, each of its then or current subsidiaries, has timely filed all forms, reports, schedules, declarations, statements, applications and other documents required to be filed with the SEC since January 1, 2000 (collectively, the "COMPANY REPORTS"), each of which, when filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT") and the Exchange Act, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein), when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Other than Tucson Electric Power Company, an Arizona corporation ("TEP"), none of the Company's subsidiaries is required to file any forms, reports or documents with the SEC under the Exchange Act. The Company has made available to Newco copies of all correspondence between the SEC, on the one hand, and the Company and any of its subsidiaries, on the other hand, since January 1, 2000.

          (b) Each of the audited and unaudited financial statements (including any related notes) included in the Company Reports, when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, when filed, fairly presented the consolidated financial position of the Company and its subsidiaries at the respective date thereof and the consolidated results of its and their operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount). As of the date of this Agreement, all of the Company's subsidiaries are consolidated for accounting purposes.


                                      -A-9-

          (c) Except as and to the extent disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 or in the Company Reports filed and publicly available after the filing of such Form 10-K and prior to the date of this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations incurred in the ordinary course of business and in a manner consistent with past practice since September 30, 2003 that, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect.

          (d) The Company has made available to Newco a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Contracts which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

          (e) Except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect, all filings, including all written forms, statements, reports, Contracts and all documents, exhibits, amendments and supplements relating thereto, including all rates, tariffs, franchises, service agreements and related documents, required to be made by the Company and its subsidiaries since January 1, 2000 under the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations promulgated thereunder ("PUHCA" ), the Power Act and any state Law applicable to public utilities (including Title 40, Public Utilities and Carriers, of the Arizona Revised Statutes and the rules and regulations promulgated thereunder), and under other regulations applicable to public utilities or public utility holding companies in the United States, have been made in accordance with, and, when filed, complied with, applicable Laws, including the requirements of the relevant Governmental Authority.

          Section 3.06. Absence of Certain Changes or Events. Since December
31, 2002, except as specifically contemplated by this Agreement or disclosed in the Company Reports filed and publicly available prior to the date of this Agreement, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and since such date there has not been any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect. Since September 30, 2003, except as (i) specifically contemplated by this Agreement, (ii) disclosed in the Company Reports filed and publicly available prior to the date of this Agreement or (iii) set forth in Schedule 3.06, there has not occurred any action, event or failure to act that, if it had occurred after the date of this Agreement, would have required the consent of Newco under Section 5.01.

          Section 3.07. Absence of Litigation. Except as specifically disclosed in the Company Reports filed and publicly available prior to the date of this Agreement, there are no suits, claims, actions, proceedings, charges or investigations ("ACTIONS") pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any assets, properties or rights of the Company or any of its subsidiaries before any Governmental Authority that individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect. As of the date of this


                                     -A-10-

Agreement, no officer or director of the Company is a defendant in any Action commenced by shareholders of the Company with respect to the performance of his or her duties as an officer and/or director of the Company. Except as set forth in Schedule 3.07, there exist no Contracts with any of the directors and officers of the Company or its subsidiaries that provide for indemnification by the Company or its subsidiaries. Except as specifically disclosed in the Company Reports filed and publicly available prior to the date of this Agreement, neither the Company nor any of its subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree, determination or award ("ORDER") of any Governmental Authority that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

          Section 3.08. Tax Matters. For purposes of this Section 3.08, any reference to the Company or its subsidiaries shall include any corporation that merged or was liquidated with and into the Company or any of its subsidiaries. Except as set forth in Schedule 3.08 or except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect:

          (a) All Tax Returns (as defined in Section 3.08(n)) required to be filed by or with respect to the Company and its subsidiaries have been timely filed, and all such Tax Returns are complete and correct. The Company and its subsidiaries have (i) timely paid all Taxes that are due, or that have been asserted in writing by any Governmental Authority to be due, from or with respect to it and (ii) provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns.

          (b) No claim for unpaid Taxes has become a Lien against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries.

          (c) The statute of limitations with respect to the Tax Returns of the Company and its subsidiaries and of each affiliated group (within the meaning of the Internal Revenue Code of 1986, as amended (the "CODE")), of which the Company and any of its subsidiaries are or have been a member for all periods through the calendar years ending December 31, 1999 has expired. There are no outstanding Contracts or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, income Taxes due from or with respect to the Company or any subsidiary of the Company for any taxable period, and no power of attorney granted by or with respect to the Company or any subsidiary of the Company relating to income Taxes is currently in force.

          (d) No audit or other Action by any Governmental Authority has formally commenced and no notification has been given to the Company or any subsidiary of the Company that such an audit or other Action is pending or threatened with respect to any Taxes due from or with respect to the Company or any subsidiary of the Company or any Tax Return filed by or with respect to the Company or any subsidiary of the Company. No assessment of Tax has been proposed in writing to the Company or any of its subsidiaries against the Company or any subsidiary or any of their assets or properties.

          (e) Neither the Company nor any of its subsidiaries is a party to, bound by or has any obligation under, any Tax sharing, Tax indemnity or similar Contract with a party that is not a member of the affiliated group of which the Company is the common parent.


                                     -A-11-

          (f) Set forth in Schedule 3.08 are the federal net operating loss carryforwards of the Company and its subsidiaries as of January 1, 2003, the expiration date of such carryforwards and any limitations to which they are subject under section 382 of the Code or otherwise.

          (g) Neither the Company nor any of its subsidiaries (i) is currently or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or any of its subsidiaries) filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any person (other than the affiliated group of which the Company is the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Laws), or as a transferee or successor, by Contract or otherwise.

          (h) Neither the Company nor any of its subsidiaries is required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date (a "POST-CLOSING TAX PERIOD") as a result of
(i) a change in method of accounting, (ii) a closing agreement as described in section 7121 of the Code (or corresponding or similar provision of state, local or foreign Tax Laws), (iii) an installment sale or open transaction arising in a taxable period ending on or before the Closing Date (a "PRE-CLOSING TAX PERIOD"), (iv) a prepaid amount received, or paid, in a Pre-Closing Tax Period or (v) deferred gains that could be recognized in a Post-Closing Tax Period.

          (i) Each of the Company and each of its subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all respects with all information reporting requirements, in connection with amounts paid or owing to any Company Employee, creditor, independent contractor or other third party.

          (j) No property of the Company or any of its subsidiaries is property that the Company or any of its subsidiaries or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax exempt use property" within the meaning of Code Section 168(h).

          (k) Neither the Company nor any of its subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

          (l) No action has been taken by the Company or any of its subsidiaries that would reasonably be expected to jeopardize the qualification of the interest as tax-exempt on any tax-exempt bonds that relate to the assets of the Company or any of its subsidiaries.

          (m) The Company and its subsidiaries have complied with the rules described in section 168(i)(9) of the Code (and any other applicable provisions of the Code or any Treasury Regulations promulgated thereunder) with respect to any public utility property (as defined in section 168(i)(10) of the Code) for which it has used the normalization method of accounting.

          (n) As used herein, "TAXES" shall mean all taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, privilege, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added,


                                     -A-12-
property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority. As used herein, "TAX RETURN" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          Section 3.09. Employee Matters. (a) Schedule 3.09(a) contains a complete and correct list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including "multiemployer plans" (within the meaning of ERISA Section 3(37))), stock purchase, stock option, severance, employment, change-of-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, Contracts, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), under which any current or former employee, consultant, independent contractor or director of the Company or any of its subsidiaries (the "COMPANY EMPLOYEES") has, or could reasonably be expected to have, any present or future right to benefits relating to service with the Company or any of its subsidiaries or under which the Company or any subsidiary of the Company has, or could reasonably be expected to have, any present or future liability in respect of such benefits. All plans, Contracts, programs, policies and arrangements required to be set forth in Schedule 3.09(a) shall be collectively referred to as the "COMPANY PLANS". Neither the Company nor any of its subsidiaries maintains any severance plans. Except as set forth in Item 7 of Schedule 3.09(a), no Company Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA and none of the Company, its subsidiaries and any ERISA Affiliate (as defined in Section 3.09(d)) has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.

          (b) With respect to each Company Plan, the Company has delivered or made available (or, with respect to certain Company Plans which are in the aggregate immaterial to the Company and its subsidiaries taken as a whole, will within ten business days following the date of this Agreement deliver or make available) to Newco a complete and correct (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or description of any oral communication) by the Company or any of its subsidiaries which modify in any significant respect the benefits provided under the terms of any Company Plan in a manner not reflected in any of the documents set forth in Schedule 3.09(a); and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

          (c) With respect to all of the Company Plans, except as set forth in the Company Reports filed and publicly available prior to the date of this Agreement and except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect, all Company Plans are in compliance in all respects with all applicable Laws, including the Code, ERISA, and other applicable Laws (including in compliance with all filing and reporting requirements).


                                     -A-13-

          (d) Except as disclosed in the Company Reports filed and publicly available prior to the date of this Agreement or as set forth in Schedule 3.09(d) (or, with respect to changes which are in the aggregate immaterial to the Company and its subsidiaries taken as a whole, as will be provided within fifteen business days of the date of this Agreement), the aggregate accrued benefit obligations (whether vested or unvested) of participants in each Company Plan that is subject to Title IV of ERISA (each, a "PENSION PLAN") (as of the date of the most recent actuarial valuation prepared for such Pension Plan), on a termination and projected benefit obligation basis (based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports), do not exceed the fair market value of the assets of such Pension Plan (as of the date of such valuation), and no material adverse change has occurred with respect to the financial condition of such plan since such last valuation. Except as disclosed in the Company Reports filed and publicly available prior to the date of this Agreement or as set forth in Schedule 3.09(d) or as does not have and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter, (ii) no Actions (other than routine claims for benefits in the ordinary course) are pending or threatened, (iii) no facts or circumstances exist that could give rise to any such Actions, (iv) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the "PBGC") in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, (v) no administrative Action or audit of any Company Plan by the Department of Labor, the PBGC, the Internal Revenue Service or other Governmental Authorities are pending, threatened or in progress (including any routine requests for information from the PBGC), (vi) the Company has no obligations under any unfunded deferred compensation or supplemental retirement plans that are not fully accrued for on the consolidated balance sheet of the Company and its subsidiaries at September 30, 2003, including the notes thereto, included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 (the "BALANCE SHEET") and (vii) neither the Company, its subsidiaries nor any person that is treated as a single employer with the Company or its subsidiaries under Section 414(b), (c), (m) or (o) of the Code (an "ERISA AFFILIATE") has incurred or reasonably expects to incur any Tax, fine, penalty, Lien or other liability to the PBGC, any Pension Plan or otherwise under Title IV of ERISA (other than the payment of contributions or premiums, none of which are overdue), the Code or any other applicable Laws.

          (e) Except as specifically contemplated by this Agreement or as set forth in Schedule 3.09(e), no Company Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in
(i) the payment to any Company Employee of any money or other property, (ii) the provision of any benefits or other rights of any individual or (iii) the increase, acceleration or provision of any payments, benefits or other rights provided to or for the benefit of any Company Employee (including the acceleration of any funding obligations), whether or not any such payment, right, benefit, increase, acceleration or provision could constitute a "parachute payment" within the meaning of Section 280G of the Code.


                                     -A-14-

          (f) Except as set forth in Schedule 3.09(f), there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its subsidiaries relating to, or any change in employee participation or coverage under, any Company Plan that would materially increase the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date of this Agreement.

          (g) No "reportable event" (as such term is defined in Section 4043 of the Code) or "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) that could reasonably be expected to result in a material liability to the Company and its subsidiaries has occurred with respect to any Company Plan. No "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan.

          (h) Except with respect to any Company Plan identified in Schedule 3.09(a) and except to the extent accrued for in the Balance Sheet, neither the Company nor any of its subsidiaries has incurred or reasonably expects to incur any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for Company Employees, except as required to avoid an excise Tax under Section 4980B of the Code or as otherwise may be required pursuant to any other applicable Laws.

          (i) Except as set forth in Schedule 3.09(i) or in the Company Reports filed and publicly available prior to the date of this Agreement (or, with respect to such Contracts which are in the aggregate immaterial to the Company and its subsidiaries taken as a whole, as will be provided within ten business days of the date of this Agreement), none of the Company and its subsidiaries is a party to or otherwise bound by any Contract pursuant to which a labor organization is certified under applicable labor Laws as a bargaining agent for any Company Employee, nor is any such Contract presently being negotiated. Except as set forth in Schedule 3.09(i) or in the Company Reports filed and publicly available prior to the date of this Agreement or, except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect, (1) there is not, and in the last five years has not been, a representation question respecting any of the Company Employees, (2) to the knowledge of the Company, there are no campaigns being conducted to solicit cards from Company Employees to authorize representation by a labor organization, (3) none of the Company and its subsidiaries is the subject of any Action or Order by any Governmental Authority or, to the knowledge of the Company, threatened with, any Action or Order, in each case relating to Company Employees or employment practices or asserting that the Company or any of its subsidiaries has committed an unfair labor practice or is seeking to compel the Company or any of its subsidiaries to bargain with any labor union or labor organization, (4) there is not pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down, lockout, arbitration or grievance involving the Company or any of its subsidiaries, (5) none of the Company and its subsidiaries or their respective representatives or employees has committed any unfair labor practices and (6) the Company and its subsidiaries are in compliance with all applicable Laws and collective bargaining Contracts regarding employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.


                                     -A-15-

          Section 3.10. Environmental. Except as set forth in Schedule 3.10 or in the Company Reports filed and publicly available prior to the date of this Agreement or except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect:

          (a) The Company and each of its subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 3.10(f)(ii)), and neither the Company nor any of its subsidiaries has received any written communication from any Governmental Authority that alleges that any of the Company and its subsidiaries is not in compliance with applicable Environmental Laws.

          (b) The Company and each of its subsidiaries has obtained or has applied for all environmental, health and safety Approvals (collectively, the "ENVIRONMENTAL PERMITS") necessary for the construction of its facilities or the conduct of its operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending approval by any Governmental Authority, and the Company and its subsidiaries are in compliance with all terms and conditions of the Environmental Permits.

          (c) There is no Environmental Claim (as defined in Section 3.10(f)(i))
(i) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or (ii) to the knowledge of the Company, pending or threatened against any real or personal property or operations that the Company or any of its subsidiaries owns, leases or uses, in whole or in part.

          (d) To the knowledge of the Company, there has been no Release (as defined in Section 3.10(f)(iv)) of any Hazardous Material (as defined in Section 3.10(f)(iii)) that has formed or could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its subsidiaries or against any person (including any predecessor of the Company or any of its subsidiaries) whose liability for such claim the Company or any of its subsidiaries has or may have retained or assumed, either by operation of Law or by Contract.

          (e) To the knowledge of the Company, the Company has disclosed to Newco all facts which the Company reasonably believes form the basis of (i) any Environmental Claim against the Company or any of its subsidiaries or (ii) any obligation of the Company or any of its subsidiaries currently required, or known to be required in the future, to incur costs for pollution control equipment or environmental remediation under, or otherwise to comply with, applicable Environmental Laws.

          (f) As used in this Agreement:

             (i) "ENVIRONMENTAL CLAIM" means any and all Actions, demands, demand letters, directives, Liens or notices of noncompliance or violation by any person (including any Governmental Authority) alleging potential liability (including potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of,


                                     -A-16-
     based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of their respective subsidiaries or joint ventures; (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all Actions by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

             (ii) "ENVIRONMENTAL LAWS" means all Laws relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

             (iii) "HAZARDOUS MATERIALS" means (A) any petroleum (or any derivative or byproduct thereof) or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, coal tar residue, any and all products or by-products of gas manufacture, the presence of PCB's in reportable concentrations in soil, groundwater, service-water or pipes and transformers or other equipment that contain dielectric fluid containing PCB's in regulated concentrations; (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous constituents" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste regulated pursuant to, or the presence or exposure to which may form the basis of liability under, any applicable Environmental Law.

             (iv) "RELEASE" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including the atmosphere, soil, surface water, groundwater or property).

          Section 3.11. Compliance with Laws; Approvals from Governmental Authorities. Except as disclosed in the Company Reports filed and publicly available prior to the date of this Agreement or except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its subsidiaries and their relevant personnel and operations are, and since January 1, 2000, have been, in compliance with all Laws applicable to them or by which any of their respective properties are bound or affected, (b) no notice, Action or assertion has been received by the Company or any of its subsidiaries or, to the knowledge of the Company, has been filed, commenced or threatened against the Company or any of its subsidiaries alleging any violation of any Law applicable to them or by which their respective properties are bound or affected, (c) the Company and its subsidiaries have all Approvals from any Governmental Authority necessary or advisable to conduct their businesses as now being conducted and to own, lease or operate their properties and assets, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to any person any right of termination, amendment or cancellation (with or without notice or lapse of time or both) of any such Approval and (d) neither


                                     -A-17-
the Company nor any of its subsidiaries has received notice of any revocation or modification of any Approval material to the Company and its subsidiaries taken as a whole. Notwithstanding any provision of this Section 3.11 to the contrary, the provisions of this Section 3.11 do not extend to matters covered by Section 3.08, Section 3.09 or Section 3.10.

          Section 3.12. Contracts. (a) Schedule 3.12 contains a complete and correct list of the following Contracts to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected as of the date of this Agreement:

             (i) Contracts containing covenants restricting the payment of dividends or limiting the freedom of the Company or any of its subsidiaries or any of their respective affiliates to engage in any line of business or compete with any person or operate at any location;

             (ii) joint venture agreements, limited liability company agreements, partnership agreements or similar agreements;

             (iii) Contracts for the acquisition or disposition, directly or indirectly (by merger or otherwise) of assets or capital stock or other equity interests of another person for aggregate consideration in excess of $500,000, other than Contracts for the procurement or sale of assets in the ordinary course of business;

             (iv) Contracts with the ACC or any other Governmental Authority relating to the setting of rates of general applicability, the payment of dividends or the incurrence of Indebtedness;

             (v) Contracts for the purchase of electricity with a term of at least one year and Contracts for the sale of electricity relating to customers with load requirements that exceed 3 MW; and

             (vi) Contracts outside the ordinary course of business involving expenditures, liabilities or revenues reasonably expected to be in excess of $1,000,000.

          (b) Complete and correct copies of the written Contracts required to be identified in Schedule 3.02(c), Schedule 3.09(a), Schedule 3.09(i), Schedule
3.12 and Schedule 3.14 (all such Contracts, collectively, the "COMPANY CONTRACTS") (and complete and correct written summaries of any such oral Contracts) have been delivered or made available to Newco.

          (c) Neither the Company nor any of its subsidiaries is and, to the knowledge of the Company, no other party is in default under, or in breach or violation of, any Company Contract and, to the knowledge of the Company, no event has occurred which would result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries (in each case, with or without notice or lapse of time or both) pursuant to, any Company Contract, except, for any such conflicts, violations, breaches, defaults or other


                                     -A-18-
occurrences that, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect. Other than Contracts that have terminated or expired in accordance with their terms, each Company Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect.

          Section 3.13. Regulation as a Utility. (a) Each of TEP and UNS Electric, Inc. ("UNS ELECTRIC") is a "public utility company" (as such term is defined under PUHCA) and is regulated as a "public utility" under the Power Act, and each of TEP, UNS Electric and UNS Gas, Inc. ("UNS GAS" and, together with TEP and UNS Electric, the "UTILITY SUBSIDIARIES") is regulated as a public utility by the State of Arizona, but not by any other state. Other than as described in the preceding sentence and in Section 3.13(b), none of the Company or any "subsidiary company" or "affiliate" (such terms having the meaning ascribed to such terms in PUHCA) of the Company is (i) (A) a "holding company" or a "public-utility company" under PUHCA, (B) a "public utility" under the Power Act, (C) a "natural gas company" under the Natural Gas Act, as amended, and the rules and regulations promulgated thereunder (the "NATURAL GAS ACT") or
(D) a public utility or public service company (or similar designation) under any other federal or state Law (including Title 40, Public Utilities and Carriers, of the Arizona Revised Statutes) or (ii) otherwise franchised or authorized to provide any utility services by any Governmental Authority or certified as an exempt wholesale generator under PUHCA or as a "qualifying facility" under the Public Utility Regulatory Policies Act of 1978, as amended, and the rules and regulations promulgated thereunder.

          (b) Each of the Company and UniSource Energy Services, Inc. ("UES ") is a "holding company" within the meaning of PUHCA but is exempt from all provisions of PUHCA (other than Section 9(a)(2) thereof) by an Order of the SEC issued pursuant to Section 3(a)(1) of PUHCA.

          (c) As of the date of this Agreement, none of the Utility Subsidiaries or the Company or any of its other subsidiaries, all or part of whose rates or services are regulated by a Governmental Authority, has rates which have been or are being collected subject to refund, pending final resolution of any Action pending before a Governmental Authority or on appeal to the courts.

          Section 3.14. Affiliate Transactions. Except as set forth in
Schedule 3.14 or as disclosed in the Company's proxy statement relating to the election of directors dated April 9, 2003, there are no Contracts or transactions between the Company or any of its subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate of any such officer, director or record or beneficial owner, on the other hand, except those of a type available to Company Employees generally.

          Section 3.15. Fairness Opinion. The Company has received the written opinion of Morgan Stanley & Co. Incorporated ("MORGAN STANLEY") to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company's shareholders is fair to such shareholders from a financial point of view. An executed copy of such opinion has been delivered to Newco.


                                     -A-19-

          Section 3.16. Brokers and Transaction Expenses. (a) No broker, finder or investment banker (other than Morgan Stanley and New Harbor Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Newco a complete and correct copy of all Contracts between the Company, on the one hand, and Morgan Stanley or New Harbor Incorporated, on the other hand, pursuant to which either such firm would be entitled to any payment relating to the transactions contemplated hereby.

          (b) Set forth in Schedule 3.16 is the Company's reasonable estimate, as of the date hereof, of the fees and expenses incurred or payable, or to be incurred or payable, by the Company or any of its subsidiaries in connection with this Agreement and the consummation of the transactions contemplated hereby.

          Section 3.17. Vote Required; Company Board Recommendation. (a) The affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to be cast with respect to the Merger (the "SHAREHOLDER APPROVAL") is the only vote of the holders of any class or series of the securities necessary to approve this Agreement and the transactions contemplated hereby.

          (b) The Company Board has (i) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the shareholders of the Company, (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, to the shareholders of the Company and (iv) directed that approval of this Agreement be submitted to the Company's shareholders for the Shareholder Approval (collectively, the "COMPANY BOARD RECOMMENDATION").

          (c) The actions of the Company Board described in Section 3.17(b) are sufficient to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby the restrictions on "business combinations" contained in Sections 2741 and 2742 of the ABCA and "control share acquisitions" contained in Sections 2722 through 2725 of the ABCA (or any provisions similar to the foregoing sections). No other state "business combination," "moratorium," "control share," "fair price," other anti-takeover or similar Law applies or purports to apply to this Agreement, the Merger or any of the transactions contemplated by this Agreement.

          (d) The Company Board has taken sufficient action such that (i) neither Newco nor any of its affiliates will become an "Acquiring Person" and
(ii) no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the approval, execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          Section 3.18. Intellectual Property. (a) Except as set forth in
Schedule 3.18(a) or except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect, (i) the


                                     -A-20-

Company and its subsidiaries own or have the right to use all Intellectual Property used in their businesses as currently conducted; (ii) such Intellectual Property is valid, unexpired, enforceable and has not been abandoned; (iii) each Intellectual Property license to which the Company or any of its subsidiaries is a party is valid and enforceable, and the Company and its subsidiaries are not in breach or default thereunder; (iv) the Company and its subsidiaries are not infringing or otherwise impairing the Intellectual Property of any third party, and no third party is infringing or otherwise impairing their Intellectual Property; (v) there is no pending or, to the knowledge of the Company, threatened Action or Order relating to any Intellectual Property owned, leased or used by the Company; and (vi) the Company and its subsidiaries have taken reasonable steps to protect, maintain and safeguard their Intellectual Property. For purposes hereof, "INTELLECTUAL PROPERTY" means all U.S. and foreign intellectual property, including (i) inventions, discoveries, processes, formulae, designs, methods, procedures, concepts, developments, technology, and all related improvements and know-how; (ii) copyrights and copyrightable works, including computer applications, programs, hardware, software, systems, databases and related items; (iii) trademarks, service marks, trade names, brand names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (iv) trade secrets, data and other confidential information.

          (b) Neither the Company nor any of its subsidiaries has licensed Intellectual Property owned by them (or licensed to them by a third party) to any person in a manner that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

          Section 3.19. Insurance. All insurance policies to which any of the Company and its subsidiaries is either an insured or a beneficiary (the "INSURANCE POLICIES") are with reputable insurance carriers (other than existing self-insurance), provide coverage for those risks incident to the business of the Company and its subsidiaries and their respective properties and assets as is customary for companies conducting the respective businesses conducted by the Company and its subsidiaries during such time period, are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except where the failure to have such insurance or maintain insurance policies, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect. Except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect, (i) all premiums due and payable in respect of each Insurance Policy have been paid and none of the Company and its subsidiaries has received notice from any insurer or agent of any intent to cancel any such Insurance Policy, (ii) the Insurance Policies are valid and enforceable policies and (iii) none of the Company and its subsidiaries has received written notice from any insurance company or Governmental Authority of any defects or inadequacies that would adversely affect the insurability of, or cause any increase in the premiums for, insurance covering any of the Company and its subsidiaries or any of their respective properties or assets that have not been cured or repaired to the satisfaction of the party issuing the notice.

          Section 3.20. Derivative Products. (a) All Derivative Products entered into for the account of the Company or any of its subsidiaries were entered into in accordance with (i) established risk parameters, limits and


                                     -A-21-
guidelines and in compliance with the risk management policies approved by the Company Board (the "TRADING POLICIES"), in each case both as in effect at the time such Derivative Products were entered into and as in effect on the date of this Agreement, to restrict the level of risk that the Company and its subsidiaries are authorized to take with respect to Derivative Products and monitor compliance with such risk parameters and (ii) applicable rules, regulations and policies of any Governmental Authority.

          (b) The Company has provided Newco with a complete and correct copy of the Trading Policies, and the Trading Policies contain a complete and correct description of the practice of the Company and its subsidiaries with respect to Derivative Products, as of the date of this Agreement.

          (c) At no time has the Company or any of its subsidiaries engaged in any "round trip," "sale/buyback" or "wash" trading or any similar transaction.

          (d) As used herein, "DERIVATIVE PRODUCT" means (i) any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity, natural gas, crude oil and other commodities, emissions allowances, currencies, interest rates and indices and
(ii) forward contracts for physical delivery, physical output of assets, and physical load obligations.

          Section 3.21. Property. (a) Each of the Company and each of its subsidiaries has good and marketable title to, or valid and enforceable right to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its properties, rights and assets except for defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect. All such properties, rights and assets, other than properties, rights and assets in which the Company or any of its subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens specifically disclosed in the Company Reports filed and publicly available prior to the date of this Agreement or Liens that, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect. There is no condemnation, expropriation, eminent domain or similar Action affecting any of such properties, rights or assets pending or, to the knowledge of the Company, threatened, that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect. All of the Company and its subsidiaries' properties, rights and assets are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice, and there are no structural defects in any of such properties, rights and assets, except for any failure to be in such condition and repair or defects that, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect.

          (b) Each of the Company and its subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for such noncompliance or failures to be in full force and effect that, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries enjoy peaceful and undisturbed possession under all such leases, except for failures to do so that, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect.


                                     -A-22-

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF NEWCO

          Newco represents and warrants to the Company as follows:

          Section 4.01. Organization. Newco is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Newco has furnished to the Company complete and correct copies of the articles of incorporation and the bylaws (or similar organizational documents) of Newco, Holdings and the Partnership, in each case as currently in effect. All such articles of incorporation and bylaws (and similar organizational documents) are in full force and effect and no other organizational documents are applicable to or binding upon Newco, Holdings or the Partnership. None of Newco, Holdings and the Partnership is in violation of any of the provisions of its articles of incorporation and bylaws (or similar organizational documents).

          Section 4.02. Authority Relative to this Agreement. Newco has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Newco and the consummation by Newco of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Newco are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Newco and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Newco enforceable against it in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          Section 4.03. No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by Newco and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or violate the articles of incorporation or the bylaws of Newco;
(ii) conflict with or violate any Laws applicable to Newco or by which it or its properties are bound or affected (assuming that all consents, approvals and authorizations contemplated by clause (i) of subsection (b) below have been obtained and all filings described in such clauses have been made); or (iii) result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Newco (in each case, with or without notice or lapse of time or both) pursuant to, any Contract to which Newco is a party or by which Newco or its properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, could not reasonably be expected to prevent the consummation of the transactions contemplated hereby.


                                     -A-23-

          (b) Assuming the Approvals referred to in clauses (i) and (ii) of
Section 3.04(b) are obtained, the execution, delivery and performance of this Agreement by Newco and the consummation of the transactions contemplated hereby by Newco do not and will not require any Approvals from, action by, filing with or notification to, any Governmental Authority, except for (i) the filing of a premerger notification report by the ultimate parent entity of Newco under the HSR Act, (ii) the issuance by the SEC of an order approving the Merger under
Section 9(a)(2) of PUHCA and granting the Partnership and its "subsidiary companies" (within the meaning of PUHCA) an exemption from all provisions of PUHCA (other than Section 9(a)(2) thereof) pursuant to Section 3(a)(1) thereof (collectively, the "PUHCA APPROVAL"), (iii) the filing and recordation of the Articles and Certificate of Merger as required by the ABCA and the DGCL, as applicable, and (iv) such Approvals, actions, filings or notifications the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to prevent the consummation of the transactions contemplated hereby.

          Section 4.04. Brokers. The Company will not be responsible for any brokerage, finder's or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Newco or its affiliates.

          Section 4.05. Financing. Newco has delivered to the Company a complete and correct copy of (a) the letters attached as Exhibit A hereto from
(i) Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Lehman Brothers Inc. (the "NOTES LETTER") and (ii) Credit Suisse First Boston, J.P. Morgan Securities Inc., JPMorgan Chase Bank, Lehman Commercial Paper Inc. and Lehman Brothers Inc. (the "SENIOR FINANCING LETTER" and, together with the Notes Letter, the "DEBT LETTERS") with respect to debt financing (the "DEBT FINANCING") for the transactions contemplated hereby and (b) the equity letter attached as Exhibit B hereto (the "EQUITY LETTER" and, together with the Debt Letters, the "FINANCING LETTERS").

          Section 4.06. Ownership of Company Common Stock. Newco does not beneficially own any Company Common Stock.

          Section 4.07. Newco Status. Based upon PUHCA and the existing interpretations thereof by the SEC staff, as of the date of this Agreement, Newco has no reason to believe that, after giving effect to the consummation of the transactions contemplated by this Agreement, including the consummation of the Merger, any Limited Partner (or any "affiliate" (within the meaning of PUHCA) of any Limited Partner) will become or otherwise will be deemed to be a "holding company" or a "subsidiary company" or an "affiliate" of a "holding company" (in each case, within the meaning of PUHCA). As of the date of this Agreement and as of the date of the Shareholders' Meeting, Newco shall not have entered into any contracts, agreements or other arrangements or understandings with executive officers of the Company (other than those disclosed and satisfactory to the Company Board) that in Newco's good faith judgment cause Newco to be an "affiliate" (within the meaning of the Exchange Act) of the Company.


                                     -A-24-

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

          Section 5.01. Covenants of the Company. The Company agrees that, during the period from the date of this Agreement to the Effective Time, unless otherwise contemplated by this Agreement or required by applicable Law or unless Newco gives its prior written consent, which consent shall not be unreasonably withheld and which decision regarding consent shall be made as soon as reasonably practicable, (1) the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business, in a manner consistent with past practice and in compliance with applicable Laws and (2) the Company and its subsidiaries shall each use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its present Company Employees, to preserve its assets and properties in good repair and condition and to preserve its present relationships with Governmental Authorities, customers, suppliers and other persons with which the Company or any of its subsidiaries has business relations. By way of amplification and not limitation, the Company agrees that neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement to the Effective Time, directly or indirectly do, or propose, authorize or commit to do, any of the following, unless otherwise contemplated by this Agreement or required by applicable Law or without the prior written consent of Newco, which consent shall not be unreasonably withheld and which decision regarding consent shall be made as soon as reasonably practicable:

          (a) amend or otherwise change its articles of incorporation or bylaws (or similar organizational documents);

          (b) issue, deliver, sell, lease, sell and leaseback, pledge, license, transfer, mortgage, encumber, dispose of or otherwise subject to any Lien (i) any Company Securities or Subsidiary Securities (except for the issuance and delivery of shares of Company Common Stock issuable in accordance with the terms of the Options or other awards, including dividend equivalents, granted under the Stock Plans, in each case outstanding as of the date of this Agreement, up to 500,000 shares (or Options therefor) of Company Common Stock issuable under Company Plans as in effect as of the date of this Agreement, to the extent accounted for under any such plan and on terms determined consistent with past practice), up to 200,000 shares of Global Solar Energy and up to 200,000 shares of Infinite Power Solutions, Inc., in each case determined consistent with past practice, or (ii) any property or assets, whether tangible or intangible, of the Company or any of its subsidiaries, other than assets sold, leased, pledged, licensed, transferred, disposed of or encumbered in the ordinary course of business and in a manner consistent with past practice, other than (A) in the case of both clauses (i) and (ii), pledges of Subsidiary Securities of UES, Millennium Energy Holdings, Inc. ("MILLENNIUM") and UniSource Energy Development Company ("UED") to secure Indebtedness permitted pursuant to Section 5.01(e)(i)(C) and (B) in the case of dispositions prohibited by clause (ii) only, dispositions of property or assets (other than property and assets of Global Solar Energy Inc. and its subsidiaries) in an aggregate amount not in excess of $25,000,000.

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other equity interests, property or


                                     -A-25-
otherwise, with respect to any of its or its subsidiaries' capital stock other than (A) dividends by a direct or indirect wholly owned subsidiary of the Company to its parent and by TEP to its shareholders and (B) regular quarterly cash dividends with respect to the Company Common Stock, not in excess of $0.15 per share in 2003, $0.16 per share in 2004 and $0.17 per share in 2005, in each case with usual declaration, record and payment dates and in accordance with the Company's past dividend policy;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company Securities or Subsidiary Securities, except for purchases of outstanding shares of Company Common Stock pursuant to the Company's Investment Plus Plan (the "DIVIDEND REINVESTMENT PLAN") or any existing Company Plan consistent with past practice;

          (e) (i) repurchase, repay or incur any Indebtedness or issue any securities in respect of Indebtedness or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations or Indebtedness of any person, other than:

                (A) borrowings and repayments in the ordinary course of business and in a manner consistent with past practice under the revolving credit line under the Credit Agreement dated as of November 14, 2002 among TEP, the lenders party thereto, the issuing banks party thereto, The Bank of New York and Union Bank of California, as Co-Syndication Agents, Credit Suisse First Boston, as Documentation Agent, and Toronto Dominion (Texas), Inc., as Administrative Agent (as amended prior to the date of this Agreement, which amendments have been furnished to Newco, the "CREDIT AGREEMENT") (in an aggregate amount not to exceed $60,000,000 at any one time outstanding),

                (B) incurrences and repayments in connection with the mandatory payment and tender provisions of TEP's variable-rate tax-exempt bonds outstanding as of the date of this Agreement which are supported by the letters of credit under the Credit Agreement and the reimbursement obligations arising under the Credit Agreement directly related to such letters of credit, provided that as a result of the transactions contemplated by this clause (B), the outstanding Indebtedness of TEP shall not increase,

                (C) borrowings and repayments in the ordinary course of business in an aggregate principal amount not to exceed $25,000,000 under a revolving credit facility which may be entered into by UES or the Company, provided that no such revolving credit facility shall be entered into unless the Indebtedness thereunder is prepayable in full at any time without any premium or penalty, other than customary indemnities for LIBOR breakage costs that would result from payment of principal on a date other than an interest payment date,

                (D) borrowings of the proceeds of amounts described in clause
            (C) above in the ordinary course of business by UES and any Utility Subsidiary from the Company or UES, as applicable, and repayments of any such borrowings,


                                     -A-26-

                (E) borrowings in the ordinary course of business by Millennium
            Environmental Group, Inc. ("MEG") not to exceed $7,000,000 (which may be guaranteed by the Company), provided that no such borrowing or guarantee may be made unless (1) the first $5,000,000 of such borrowing is used to refinance existing Indebtedness of MEG, (2) contemporaneously with such borrowing or guarantee, MEG shall have distributed to the Company (through a distribution to Millennium and a distribution by Millennium to the Company) an amount in cash free and clear of any Lien equal to the aggregate amount borrowed pursuant to this clause (E) and (3) such guarantee shall be released prior to the Closing or such guaranteed Indebtedness shall be repaid prior to the Closing (and MEG shall be permitted to cash collateralize such Indebtedness in an amount not to exceed $3,000,000 to cause such release),

                (F) repayments by MEG of the Indebtedness described in clause
            (E) above, and

                (G) borrowings and repayments in the ordinary course of business consistent with past practice by Millennium and its subsidiaries (other than MEG) pursuant to Company Contracts in effect on the date of this Agreement and described in Item II under the heading "Borrowed Money" in Schedule 3.02(c) and any refinancings of borrowings under such Company Contracts, each on terms no less favorable to Millennium and its subsidiaries and in an amount no greater than the existing borrowing under such Company Contract on the date of this Agreement;

          (ii) except as permitted in Section 5.03(b), amend in any material respect, terminate, cancel or renew any Company Contract or enter into any Contract that would be a Company Contract if in effect on the date of this Agreement (in each case, other than Company Contracts for the sale of electricity relating to customers with load requirements of less than 15
     MW);

          (iii) enter into any transaction or Contract that would be required to be set forth in Schedule 3.14 if in effect on the date of this Agreement;

          (iv) acquire (including by merger, consolidation or acquisition of stock or assets) any assets (other than in the ordinary course of business), business or any corporation, partnership, limited liability company, association or business organization or division thereof (other than acquisitions having an aggregate consideration of not more than $500,000); or

          (v) authorize or make any capital expenditures, except:

                (A) as may be required by Law,

                (B) as reasonably deemed necessary by the Company to replace or repair property following unanticipated loss or damage to such property,


                                     -A-27-

                (C) Millennium and its subsidiaries may make capital
            expenditures in the ordinary course of business consistent with past practice so long as none of the Company and its subsidiaries, except as set forth in Schedule 5.01(o), makes any loans, advances or capital contributions (including any "keep well" or other Contract to maintain any financial statement condition of another person) to, or investments in, Millennium or any of its subsidiaries to finance such capital expenditures, and

                (D) as contemplated by the capital budget of the Company
            attached as Schedule 5.01(e), provided that (1) in 2004, the Company and its subsidiaries (other than Millennium and its subsidiaries) may make or authorize capital expenditures in excess of such capital budget and in excess of the per project amounts budgeted therein so long as such capital expenditures neither (x) cause or would be reasonably likely to cause capital expenditures for 2004 to exceed the aggregate 2004 capital budget by more than $17,000,000 in the aggregate nor (y) exceed the budget specified for any individual project contemplated by the 2004 capital budget by more than $5,000,000 (or exceed $4,000,000 in total for any project not contemplated by the 2004 capital budget) and (2) in 2005, the Company and its subsidiaries (other than Millennium and its subsidiaries) may make or authorize aggregate capital expenditures in or for any fiscal quarter in an amount not to exceed $40,000,000;

          (f) take any action that could reasonably be expected to jeopardize the qualification of the interest as tax-exempt on any tax-exempt bonds that relates to the assets of the Company or any of its subsidiaries;

          (g) engage in any activities that could reasonably be expected to cause the Company or any of its subsidiaries not to be exempt from all provisions of PUHCA (other than Section 9(a)(2) thereof) pursuant to Section 3(a)(1) thereof;

          (h) except to the extent required under applicable Law, this Agreement or existing Company Plans as in effect on the date of this Agreement, (i) increase or otherwise amend the compensation or fringe benefits of any Company Employee, except for increases in salary or wages of current directors, officers or employees of the Company or its subsidiaries in the ordinary course of business and in a manner consistent with past practice, in an aggregate annual amount not to exceed $4,000,000, (ii) grant any retention, severance or termination pay not currently required to be paid under existing Company Plans to, or enter into, or amend, any employment, consulting or severance Contract with, any present or former Company Employee, other than in the ordinary course of business in a manner consistent with past practice (provided that no such grant, new Contract or amendment shall contain any provision relating to any change-of-control protections), (iii) amend the terms of any outstanding Options to purchase any equity of the Company or any subsidiary (including accelerating the vesting or lapse of repurchase rights or obligations); or (iv) enter into, adopt, amend or terminate any Company Plan in a manner which would, individually or in the aggregate, materially increase the obligations of the Company or its subsidiaries thereunder (except that no Company Plan that is a Stock Plan or Contract may be so adopted, amended in any material respect or terminated);


                                     -A-28-

          (i) fail to maintain its books and records in accordance with GAAP or, except as may be required as a result of a change in Law or in GAAP, change material Tax, pension, regulatory or financial accounting policies, procedures, practices or principles used by it;

          (j) make, change or rescind any material Tax election; fail to duly and timely file all material Tax Returns and other documents required to be filed with any Governmental Authority, subject to timely extensions permitted by applicable Law; extend the statute of limitations with respect to any Tax; or, except in the ordinary course of business, settle or compromise any material federal, state, local or foreign Tax liability;

          (k) waive, release, assign, settle or compromise any pending or threatened Action which is material, which relates to the transactions contemplated hereby or which is brought by any current, former or purported holder of any securities of the Company or its subsidiaries in such capacity;

          (l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

          (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction when due or otherwise in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business after September 30, 2003 and consistent with past practice;

          (n) effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its subsidiaries;

          (o) other than as set forth in Schedule 5.01(o), make any loans, advances or capital contributions (including any "keep well" or other Contract to maintain any financial statement condition of another person) to, or investments in, any other person, except for loans, advances and capital contributions to subsidiaries (other than to Millennium or any of its subsidiaries) that are wholly-owned by the Company and are in existence on the date of this Agreement;

          (p) other than in the ordinary course of business and in a manner consistent with past practice or as required by applicable Law, (i) modify in any material respect the Trading Policies or any similar policy, other than modifications which are more restrictive to the Company and its subsidiaries, or
(ii) enter into any Contract or transaction related to any Derivative Product or any similar transaction (other than as permitted by the Trading Policies);

          (q) fail to maintain in full force and effect insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with prudent industry practice;


                                     -A-29-

          (r) except to the extent required by applicable Law, take any action that could reasonably be expected to result in (i) any representation and warranty of the Company set forth in this Agreement (A) that is qualified as to materiality or Material Adverse Effect becoming untrue or (B) that is not so qualified becoming untrue in any material respect or (ii) any condition to the Merger set forth in Article VII not being satisfied;

          (s) fail to take any action that could reasonably be expected to, directly or indirectly prevent or materially impair or delay the consummation of the transactions contemplated hereby (except to the extent specifically permitted by Section 6.03 and Article VIII); or

          (t) take, offer, propose to take or enter into or amend any Contract to take, offer or propose any of the actions described in Sections 5.01(a) through 5.01(s).

          Section 5.02. Conduct of Business by Newco. Newco agrees that, during the period from the date of this Agreement to the Effective Time, unless the Company gives its prior written consent, Newco shall not (a) incur directly or indirectly any liabilities or obligations other than those incurred in connection with this Agreement or the transactions contemplated hereby (including the Debt Financing) or (b) engage directly or indirectly in any business activity of any kind or enter into any Contract with any person or become subject to or bound by any Contract other than, in each case, as contemplated by this Agreement or relating to the transactions contemplated hereby (including the Debt Financing).

          Section 5.03. Cooperation, Notification. (a) The Company shall, and shall cause its subsidiaries to, confer on a regular and frequent basis with one or more Representatives (as defined in Section 6.01(e)) of Newco to discuss, subject to applicable Law, material operational and business matters. The Company shall give prompt notice to Newco of (i) any significant changes, developments, effects, conditions or occurrences in the business, properties, assets, condition (financial or otherwise), prospects or results of operations of the Company and its subsidiaries; (ii) any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; (iii) any notice or other communication from any person and the response thereto of the Company or its subsidiaries or its or their Representatives alleging that the consent of such person is or may be required in connection with this Agreement or the transactions contemplated hereby; (iv) any notice or other communication (A) from any Governmental Authority and the response thereto of the Company or its subsidiaries or its or their Representatives in connection with this Agreement or the transactions contemplated hereby and (B) from or to the SEC, ACC or any other public utility commission of any state or FERC in connection with any other material matter; (v) copies of all filings made by the Company or any of its subsidiaries with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby and with the SEC, ACC or any other public utility commission of any state or FERC in connection with any other material matter; (vi) any representation or warranty made by it contained in this Agreement that is qualified as to materiality or Material Adverse Effect becoming untrue or inaccurate in any respect; (vii) any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect; or (viii) the failure by it to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that any notification under this Section 5.03 shall not affect the representations,


                                     -A-30-
warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (b) The Company shall, and shall cause its subsidiaries to, discuss with Newco any changes or proposed changes in their regulated rates or charges or standards of service from those in effect on the date hereof and consult with Newco prior to making any filing or any amendment thereto (other than filing or furnishing periodic reports under the Exchange Act), or effecting any Contract with any Governmental Authority, whether written or oral, formal or informal, with respect to their regulated rates or charges, standards of service or accounting. The Company and its subsidiaries shall not make any filing to change its rates or charges on file with the ACC or any other public utility commission of any state or FERC in any manner that is or could reasonably be expected to be inconsistent with any of the conditions or standards set forth in Section 7.02(d). Without limiting the generality of the foregoing, prior to any filing with any Governmental Authority by the Company or any of its subsidiaries related to the transactions contemplated hereby or otherwise related to regulated rates which is either inconsistent with any of the conditions or standards set forth in Section 7.02(d) or material to the Company and its subsidiaries, taken as a whole, the Company (i) shall provide Newco an opportunity to review and comment on such filing and (ii) shall include in such filing all comments reasonably proposed by Newco.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

          Section 6.01. Shareholders' Meeting; Preparation of the Proxy Statement; SEC Filings. (a) The Company, acting through the Company Board, shall promptly and duly call, give notice of, convene and hold as soon as reasonably practicable a meeting of the holders of Company Common Stock for the purpose of obtaining the Shareholder Approval (the "SHAREHOLDERS' MEETING"), and shall use its reasonable best efforts to solicit and obtain the Shareholder Approval. The Company shall be required to hold the Shareholders' Meeting and comply with its other obligations under this Agreement regardless of whether the Company Board has effected a Change in Board Recommendation (as defined in Section 6.03(d)) in accordance with Section 6.03(d). The obligations set forth in the preceding sentence shall not be applicable if this Agreement shall have been terminated in accordance with Article VIII.

          (b) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare the Proxy Statement, the Company shall file the Proxy Statement with the SEC and the Company shall respond as promptly as reasonably practicable to any comments of the SEC with respect thereto and shall cause the Proxy Statement to be mailed to the Company's shareholders as promptly as reasonably practicable following the date of this Agreement. Except to the extent expressly permitted by Section 6.03(d), the Proxy Statement shall include the Company Board Recommendation. Each of Newco and the Company shall furnish all information concerning itself as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement.


                                     -A-31-

          (c) The information supplied by Newco for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company's shareholders and
(ii) the time of the Shareholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Shareholders' Meeting, any event or circumstance relating to Newco, or its officers or directors, is discovered by Newco that should be set forth in an amendment or a supplement to the Proxy Statement, Newco shall promptly inform the Company (and the Company shall amend the Proxy Statement accordingly). All documents that Newco is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the requirements of applicable Law, including the Exchange Act.

          (d) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company's shareholders and
(ii) the time of the Shareholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Shareholders' Meeting, any event or circumstance relating to the Company or its subsidiaries, or their respective officers or directors, is discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Newco (and the Company shall amend the Proxy Statement accordingly). All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the requirements of applicable Law, including the Exchange Act.

          (e) The Company shall promptly notify Newco upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Newco with copies of all correspondence between the Company and its officers, directors, employees, accountants, consultants, auditors, counsel, financial advisors and other agents and representatives (collectively, "REPRESENTATIVES"), on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Newco an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Newco.

          (f) Each of the Company Reports to be filed by the Company after the date of this Agreement, when filed, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) to be filed by the Company after the date of this Agreement, when filed, will contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.


                                     -A-32-

          (g) Each of the audited and unaudited financial statements (including any related notes) included in the Company Reports to be filed by the Company after the date of this Agreement, when filed, will comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, will have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of the Company and its subsidiaries at the respective date thereof and the consolidated results of its and their operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount).

          Section 6.02. Access to Information; Confidentiality. (a) From the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries and its and their respective Representatives to, afford Newco and its Representatives and potential financing sources for the transactions contemplated by this Agreement reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities and to the books, personnel, Contracts and records of the Company and its subsidiaries, and shall furnish Newco and its Representatives and potential financing sources with all such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as Newco and its Representatives and potential financing sources may from time to time reasonably request, subject to requirements of applicable Law. Newco, its Representatives and potential financing sources shall have the right to conduct non-intrusive environmental and engineering inspections of the real properties of the Company and its subsidiaries. Notwithstanding the foregoing, Newco acknowledges that none of Newco or its Representatives and potential financing sources shall be entitled to perform invasive environmental investigations. No investigation pursuant to this Section
6.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties.

          (b) Each of the Company and Newco will hold any nonpublic information, including all information provided pursuant to Section 6.02(a), in confidence to the extent required by, and in accordance with, the provisions of the letter dated July 19, 2002 among the Company, J.P. Morgan Partners, LLC and the other party thereto (the "CONFIDENTIALITY AGREEMENT"). Notwithstanding anything in this Agreement or any other Contract to the contrary, each party to this Agreement (and any Representative thereof) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that neither party (nor any Representative thereof) shall disclose (i) any information that is not relevant to an understanding of the U.S. federal income tax treatment of the transactions contemplated by this Agreement, including the identity of any party to this Agreement (or any Representative thereof) or other information that could lead any person to determine such identity or (ii) any information to the extent such disclosure could result in a violation of any federal or state securities laws.


                                     -A-33-

          Section 6.03. No Solicitation of Transactions. (a) The Company agrees that neither it nor any of its subsidiaries shall, and that it shall use its reasonable efforts to cause its Representatives and each of the Representatives of its subsidiaries not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making or implementation of any proposal or offer (including any proposal from or offer to its shareholders) with respect to
(i) a merger, reorganization, share exchange, tender offer, exchange offer, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving it or any of its subsidiaries or
(ii) any purchase or sale of more than 10% of the assets of the Company and its subsidiaries, taken as a whole, or any Company Securities or Subsidiary Securities (any such proposal or offer being hereinafter referred to as an "ALTERNATIVE PROPOSAL"). The Company further agrees that neither it nor any of its subsidiaries shall, and that it shall use its reasonable efforts to cause its Representatives and each of the Representatives of its subsidiaries not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person relating to an Alternative Proposal, or engage in any negotiations concerning an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal or accept an Alternative Proposal. Notwithstanding the foregoing, the Company (acting at the direction of the Company Board) or the Company Board shall be permitted to, prior to the Shareholders' Meeting, engage in any discussions or negotiations with, or provide any information or data to, any person in response to an unsolicited bona fide written Alternative Proposal by any such person, if and only to the extent that, prior to engaging in such discussions or negotiations or providing such information or data (i) the Company Board, after consultation with its outside legal counsel, concludes in good faith that the failure to take such action could reasonably be expected to constitute a breach by the Company Board of its fiduciary duties to the shareholders of the Company under applicable law, (ii) the Company Board concludes in good faith, in consultation with its financial advisors, that such Alternative Proposal constitutes a Superior Proposal (as defined in this Section 6.03(a)) or could reasonably be expected to result in a Superior Proposal, (iii) the Company Board receives from such person an executed confidentiality agreement on terms substantially similar and no less favorable to the Company than those contained in the Confidentiality Agreement and (iv) the Company and each of its subsidiaries has complied with its obligations under this Section 6.03. A "SUPERIOR PROPOSAL" shall mean an Alternative Proposal that constitutes a transaction that is more favorable to the Company's shareholders (in their capacities as shareholders), from a financial point of view and taking into account all legal, financial, regulatory and other aspects of the proposal, than the transactions contemplated by this Agreement (including any proposed alterations of the terms of this Agreement submitted by Newco in response thereto) and which the Company Board concludes is reasonably capable of being consummated; provided that to be a Superior Proposal, an Alternative Proposal must result in a third party (or the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the Company Common Stock (or the surviving or ultimate parent entity in such transaction) or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole).

          (b) The Company shall notify Newco promptly (and in any event by 5:00 p.m. New York City time, on the next business day) of the receipt of any inquiries, proposals or offers received by the Company or any of its subsidiaries or any of their respective Representatives, indicating, in connection with such notice, the name of such person and the material terms of


                                     -A-34-
any inquiries, proposals or offers. The Company shall keep Newco reasonably informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals or offers (the Company agreeing that it and its subsidiaries will not enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Newco). The Company agrees that neither it nor any of its subsidiaries shall terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which it or any of its subsidiaries is a party and that it and its subsidiaries shall enforce the provisions of any such agreement.

          (c) Notwithstanding anything in this Section 6.03, (i) the Company shall not be permitted to terminate this Agreement (except as otherwise specifically permitted in Article VIII), (ii) prior to the termination of this Agreement in accordance with Article VIII, none of the Company nor any of its subsidiaries shall accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, merger agreement or other Contract relating to an Alternative Proposal (other than a confidentiality agreement that complies with the provisions of this Section 6.03) and (iii) this
Section 6.03 shall not affect any other obligation of the Company under this Agreement, including its obligations to convene and hold the Shareholders' Meeting in accordance with Section 6.01(a). Effective as of the date of this Agreement, the Company shall terminate, the Company shall cause its subsidiaries to terminate, and the Company shall use its reasonable best efforts to cause its Representatives and its subsidiaries' Representatives to terminate any existing activities, discussions or negotiations with any third parties that may be ongoing with respect to any Alternative Proposal, shall take the necessary steps to inform its and its subsidiaries' Representatives of the obligations undertaken in this Section 6.03 and shall request that all confidential information previously furnished to any such third parties be returned promptly.

          (d) The Company Board (or any committee thereof) shall not approve or recommend an Alternative Proposal, or withdraw or modify its approval or recommendation of this Agreement and the transactions contemplated hereby, including the Merger (or publicly propose to do any of the foregoing), except as explicitly provided in this Section 6.03(d). Prior to the time of the Shareholders' Meeting, (i) in response to the receipt of an unsolicited bona fide written Alternative Proposal, if the Company has complied with this Section
6.03 and the Company Board (A) concludes in good faith that such Alternative Proposal constitutes a Superior Proposal (and continues to constitute a Superior Proposal after taking into account any modifications proposed by Newco during any four business day period referred to below) and (B) after consultation with outside legal counsel, has concluded in good faith that the failure to take such action could reasonably be expected to constitute a breach by the Company Board of its fiduciary duties to the shareholders of the Company under applicable law, then, on the fourth business day following Newco's receipt of written notice from the Company of the Company Board's intention to do so, the Company Board may approve and recommend such Superior Proposal and, in connection with such Superior Proposal, withdraw or modify, or propose to withdraw or modify, the Company Board Recommendation or (ii) in the absence of any Alternative Proposal, if the Company Board, after consultation with outside legal counsel, has concluded in good faith that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable law, then, on the fourth business day following Newco's receipt of written notice from the Company of the Company Board's intention to do so, the Company Board may withdraw or modify, or propose to withdraw or modify, the Company Board Recommendation (either event described in the foregoing clauses (i) and (ii), a


                                     -A-35-

"CHANGE IN BOARD RECOMMENDATION"); provided, in each case, that during the applicable four business day period, the Company shall be obligated to negotiate in good faith with Newco (to the extent Newco desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that (x) in the case of clause (i), such Alternative Proposal would no longer be determined in good faith by the Company Board to be a Superior Proposal or (y) in the case of clause (ii), the Company Board ceases to conclude that the failure to effect a Change in Board Recommendation could reasonably be expected to constitute a breach by the Company Board of its fiduciary duties to the shareholders of the Company under applicable law.

          (e) The Company shall not take any action (i) to exempt any person from the restrictions on "business combinations" contained in Sections 2741 and 2742 of the ABCA or "control share acquisitions" contained in Sections 2722 through 2725 of the ABCA (or any provisions similar to the foregoing sections) or otherwise cause such restrictions not to apply or (ii) to exempt any person or transaction from the applicability of any provision of the Rights Agreement or to amend or terminate the Rights Agreement or to redeem the rights issued thereunder.

          (f) The Company and the Company Board may take and disclose to the Company's shareholders a position in accordance with Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal; provided that the foregoing will in no way (i) permit any action that would otherwise have been prohibited under this Agreement, (ii) limit the obligation of the Company to comply with its obligations under this Agreement or (iii) eliminate or modify the effect that any action taken or disclosure made in accordance with such Rule would have under this Agreement.

          Section 6.04. Employee Benefits Matters. Except as contemplated herein, the Company, for the period ending on the last day of the calendar year in which the Effective Time occurs, shall provide employee benefit plans, programs and arrangements which, in the aggregate, will provide benefits, as applicable, to Company Employees which are no less favorable, in the aggregate, than those provided pursuant to the plans, programs and arrangements of the Company (other than those related to Company Securities) in effect immediately prior to the Effective Time and set forth in Schedule 3.09(a); provided, however, that nothing herein shall (x) prevent the amendment or termination of any such plan, program or arrangement, (y) require that the Company (1) provide or permit investment in the securities of the Company, (2) grant or award any securities or securities-based compensation or benefit or (3) provide any guaranteed bonus compensation, change of control protections or retention awards, or (z) interfere with the Company's right or obligation to make such changes as are necessary to conform with applicable Laws.

          Section 6.05. Directors' and Officers' Indemnification and
Insurance. (a) The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions regarding liability of directors and indemnification of directors and officers that are set forth, as of the date of this Agreement, in the articles of incorporation and the bylaws, respectively, of the Company and shall provide indemnification with respect to claims arising from facts or events that occurred prior to the Effective Time to the fullest extent permitted by and in accordance with the ABCA from time to time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the


                                     -A-36-
rights thereunder of individuals who at or at any time prior to the Effective Time were Company Employees.

          (b) The Surviving Corporation shall cause to be obtained at the Effective Time "tail" insurance policies with a claims period of at least six years from the Effective Time with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Company's existing policies for claims arising from facts or events that occurred prior to the Effective Time; provided that if such "tail" insurance policies are not available at a cost not greater than the amount set forth on Schedule 6.05(b) (the "INSURANCE Cap"), the Surviving Corporation shall cause to be obtained as much comparable insurance for as long a period (not to exceed six years from the Effective Time) as is available for a cost not to exceed the Insurance Cap.

          (c) In furtherance of and not in limitation of the preceding paragraph, Newco agrees that the officers and directors of the Company that are defendants in all Actions commenced by shareholders of the Company with respect to (x) the performance of their duties as such officers and/or directors under federal or state Law (including Actions under federal and state securities Laws) and (y) the transactions contemplated by this Agreement, including any and all such Actions commenced on or after the date of this Agreement (the "SUBJECT LITIGATION") shall be entitled as a group to be represented, at the reasonable expense of the Company or the Surviving Corporation, in the Subject Litigation by one counsel (and Arizona counsel if appropriate and one local counsel in each jurisdiction in which a case is pending) each of which such counsel shall be selected by a plurality of such officer/director defendants (and reasonably acceptable to the Surviving Corporation and, prior to the Effective Time, Newco); provided that the Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and that a condition to the indemnification payments provided in this Section 6.05 shall be that such officer/director defendant not have settled any Subject Litigation without the consent of the Surviving Corporation (such consent not to be unreasonably withheld) and, prior to the Closing, Newco; and provided further that neither Newco, the Company nor the Surviving Corporation shall have any obligation hereunder to any officer/director defendant when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer/director defendant in the manner contemplated hereby is prohibited by applicable Law.

          Section 6.06. Regulatory Approvals and Other Matters. (a) Each party shall file or cause to be filed with the Federal Trade Commission and the Department of Justice a premerger notification report under the HSR Act with respect to the transactions contemplated hereby. The parties will use commercially reasonable efforts to coordinate such filings and any responses thereto, to make such filings in a timely manner and to respond promptly to any requests for additional information made by either of such agencies.

          (b) Each party shall cooperate and use commercially reasonable efforts to prepare promptly and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use commercially reasonable efforts to obtain all necessary Approvals from any Governmental Authority and all other persons necessary or advisable to


                                     -A-37-
consummate the transactions contemplated hereby, including the Required Approvals; provided, however, that (i) no party shall be obligated or permitted to consent to any action or to make or offer to make any commitment or undertaking or incur any liability or obligation, other than those commitments and undertakings set forth in Section 6.06(c), without the consent of the other party, which consent shall not be unreasonably withheld (it being understood that, without limiting the condition set forth in clause (B) of the first sentence of Section 7.02(d)(i), consent may be withheld in a party's sole discretion with respect to any matter that could increase in any material respect the financial obligations of the Company or its subsidiaries) and (ii) no party shall be obligated or permitted to consent to any action or to make or offer to make any commitment or undertaking or incur any liability or obligation that would be inconsistent with any of the conditions or standards set forth in
Section 7.02(d). Newco and the Company agree that they will consult with each other with respect to the obtaining of all such necessary or advisable Approvals; provided, however, that it is agreed that the Company shall have primary responsibility for the preparation and filing of any applications with the ACC for the ACC Approval and Newco shall have primary responsibility for the preparation and filing of any applications with the FERC for the FERC Approval and the SEC for the PUHCA Approval. Each of Newco and the Company shall have the right to review and approve in advance drafts of all such necessary applications, notices, petitions, filings and other documents made or prepared in connection with the transactions contemplated by this Agreement, which approval shall not be unreasonably withheld or delayed. Each party shall promptly notify the other party of any failure or prospective failure to obtain any such Approvals and shall provide copies of all Company Required Consents obtained by it.

          (c) In the application filed with the ACC for the ACC Approval, Newco and the Company shall agree to the following undertakings:

          (i) TEP's and the Surviving Corporation's management and corporate headquarters shall remain in Tucson, Arizona.

          (ii) The present TEP and Company management team has developed constructive relationships with local, state and federal regulatory agencies. The Surviving Corporation shall support its and TEP's management team in continuing to build upon these relationships.

          (iii) The local operations of TEP, UNS Gas and UNS Electric, including employee and labor relations, shall be under the supervision of local management.

          (iv) TEP, UNS Gas and UNS Electric will not guarantee the obligations of the Surviving Corporation.

          (v) TEP's equity ratio to total capitalization should be improved to 40% by providing up to $168,000,000 in equity contributions and by causing the $95,000,000 intercompany note of the Company to TEP to be repaid.

          (vi) Existing TEP, UNS Gas and UNS Electric assets shall be managed, including appropriate expansion of such asset base, to accommodate service territory growth.


                                     -A-38-

          (vii) The Company and its subsidiaries have undertaken to achieve a high level of service to customers. The Surviving Corporation and its subsidiaries shall continue to invest adequate capital to provide safe, reliable and adequate service to the customers of TEP, UNS Gas and UNS Electric.

          (viii) An important part of the Company's business plan is for its subsidiaries to be actively engaged in charitable and community programs. The Surviving Corporation and its subsidiaries shall continue to support and, where appropriate, enhance TEP's and the Company's (A) existing charitable and community corporate "giving programs", (B) education, environmental, economic and philanthropic partnerships and (C) consumer partnerships.

          (d) Notwithstanding anything in this Agreement to the contrary, in connection with obtaining any Approval from any Governmental Authority or any other person, none of Newco or any of its affiliates shall be required to pay or commit to pay any cash or other consideration, to make any commitment or to incur any liability or other obligation. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Authority without the consent and agreement of the other party to this Agreement, which consent shall not be unreasonably withheld or delayed.

          Section 6.07. Public Announcements. The initial press release concerning the Merger shall be a joint press release and, thereafter, Newco and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of the NYSE or the Pacific Stock Exchange, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

          Section 6.08. Financing. (a) Newco shall use commercially reasonable efforts to arrange the Debt Financing on the terms and conditions described in the Debt Letters (and, with respect to the Notes Letter, Schedule 7.02(e)(i)), including using commercially reasonable efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained therein and (ii) to satisfy all conditions applicable to Newco in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Debt Letters, Newco shall use reasonable best efforts to arrange any such portion from alternative sources on comparable or more favorable terms in the aggregate to Newco (as determined in the reasonable judgment of Newco). Newco shall give the Company prompt written notice of (i) any material breach by any party of the Financing Letters (or any definitive agreements entered into pursuant to the Financing Letters or any replacements thereof), (ii) any termination of any Financing Letter or (iii) any exercise of any "market out" or "material adverse change" conditions contained in any of the Debt Letters (or replacements thereof).

          (b) The Company agrees to provide, and shall cause its subsidiaries and its and their respective Representatives to provide, all cooperation


                                     -A-39-
reasonably necessary in connection with the arrangement of the Debt Financing, including (x) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, road shows and sessions with rating agencies, (y) preparation of business projections, financial statements, offering memoranda, private placement memoranda, prospectuses and similar documents and (z) execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the Debt Financing, legal opinions as may be reasonably requested by Newco and a new tax sharing agreement among Holdings, the Company and the subsidiaries of the Company, effective as of the Effective Time; provided that the Debt Financing may not require the payment of any commitment or other similar fee by the Company or impose any other liability on the Company prior to the Effective Time. In addition, in connection with the obtaining of the Debt Financing, the Company agrees, at the request of Newco, to call or cause its subsidiaries to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any of the then existing Indebtedness of the Company or its subsidiaries; provided that (i) no such prepayment or redemption shall actually be made until substantially contemporaneous with or after, or, in the case of the call for prepayment, immediately prior to or contemporaneous with, the Effective Time and (ii) no such call for prepayment or redemption shall be required prior to the Effective Time unless the terms of the Indebtedness permit the Company to condition such call for prepayment or redemption on the occurrence of the Effective Time or to withdraw such call for prepayment or redemption if the Effective Time shall not have occurred on or prior to the applicable scheduled prepayment or redemption date.

          Section 6.09. Resignations. At the Closing, the Company shall deliver to Newco evidence satisfactory to Newco of the resignation, effective at the Effective Time, of those directors of the Company or its subsidiaries designated by Newco prior to the Effective Time.

          Section 6.10. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) that are treated as dispositions to the Company under such rule and result from the transactions contemplated by Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

                                   ARTICLE VII

                                   CONDITIONS

          Section 7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

          (a) Shareholder Approval. The Shareholder Approval shall have been obtained.


                                     -A-40-

          (b) HSR Act. Any waiting period applicable under the HSR Act (and any extension thereof) shall have been terminated or expired.

          (c) No Order. No Order of any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect and no Law enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated hereby.

          Section 7.02. Conditions to Obligation of Newco to Effect the
Merger. The obligation of Newco to effect the Merger shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by Newco, on or prior to the Closing Date, of each of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Company (i) set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that if such representations and warranties speak as of an earlier date they shall be true and correct as of such date); provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, could, in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) set forth in this Agreement that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that if such representations and warranties speak as of an earlier date they shall be true and correct in all material respects as of such date). Newco shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Newco shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

          (c) No Material Adverse Effect. There shall not exist any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Newco shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

          (d) Regulatory Conditions.

          (i) The Required Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as defined in this Section 7.02(d)) and such Final Orders shall not impose terms or


                                     -A-41-
     conditions that, individually or in the aggregate, (A) have had or could reasonably be expected to have a Material Adverse Effect or a material adverse effect upon the business, properties, assets, condition (financial or otherwise), prospects or results of operations of Newco, the Surviving Corporation, the Partnership or the respective businesses or assets thereof (a "NEWCO MATERIAL ADVERSE EFFECT") or (B) have caused or could reasonably be expected to cause the rates (including the Competition Transition Charge) of any of the Utility Subsidiaries to be less favorable to the Surviving Corporation or any Utility Subsidiary than the rates applicable to such Utility Subsidiary on the date of this Agreement. For purposes of this Agreement, in the event that any Final Order includes terms or conditions that (1) subject either the Partnership or any Limited Partner (or any "affiliate" (within the meaning of PUHCA) of any such person) to any regulation under PUHCA, including any requirement to register as a "holding company" under PUHCA, or (other than under the terms of the Energy Policy Act of 2003 in the form passed by the United States House of Representatives on November 18, 2003, to the extent such Act becomes law) under any federal or Arizona Law relating to public utility holding companies enacted, promulgated or otherwise coming into effect after the date of this Agreement that imposes regulation material to the Partnership or any of its affiliates, (2) require (whether on an absolute or contingent basis) that, at any time, all or any of the subsidiaries, assets, operations or business of either the Partnership or any Limited Partner (or any "affiliate" (within the meaning of PUHCA) of any such person) be transferred, sold, spun off or distributed (whether in whole or in part) to shareholders, otherwise disposed of, liquidated or wound down, (3) require
     (x) any Limited Partner (or any "affiliate" (within the meaning of PUHCA) of any such person) to restructure its capitalization or amend any of its articles of incorporation or bylaws (or similar organizational documents) or (y) the Partnership (or any "affiliate" (within the meaning of PUHCA) of any such person) to restructure its capitalization or amend any of its articles of incorporation or bylaws (or similar organizational documents) in any material respect, in each case in order to permit it to qualify for an exemption from the requirement to register as a "holding company" under PUHCA, or from any other regulation under PUHCA or (other than under the terms of the Energy Policy Act of 2003 in the form passed by the United States House of Representatives on November 18, 2003, to the extent such Act becomes law) under any federal or Arizona Law relating to public utility holding companies enacted, promulgated or otherwise coming into effect after the date of this Agreement that imposes regulation material to the Partnership or any of its affiliates, following the Merger or in order to ensure that it will not become subject to any such regulation, then such terms and conditions shall be deemed to constitute a Newco Material Adverse Effect. A "FINAL ORDER" means an action by the relevant Governmental Authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by Law have been satisfied. Notwithstanding anything to the contrary in this Agreement, in the event that PUHCA is repealed, then on and after the date such repeal becomes effective, the Required Approvals shall not include the PUCHA Approval for purposes of this Section 7.02(d)(i); provided that the obligations of the parties to comply with the provisions of Section 6.06(b) with respect to the PUHCA


                                     -A-42-

     Approval shall in no way be diminished prior to the time any such repeal becomes effective.

          (ii) The Partnership and the Limited Partners shall have received evidence satisfactory to them in their reasonable judgment (including a "no-action" letter from the staff of the SEC) that none of the Limited Partners nor any of their respective "affiliates" (within the meaning of PUHCA) will become or otherwise be deemed to be a "holding company" or a "subsidiary company" or an "affiliate" or a "holding company" within the meaning of PUHCA, or (other than under the terms of the Energy Policy Act of 2003 in the form passed by the United States House of Representatives on November 18, 2003, to the extent such Act becomes law) under any federal or Arizona Law relating to public utility holding companies enacted, promulgated or otherwise coming into effect after the date of this Agreement that imposes regulation material to the Partnership or any of its affiliates following the Merger as a result of the transactions contemplated hereby.

          (iii) (A) Except as in existence on the date of this Agreement, in the reasonable judgment of Newco, there shall be no Law, Order, Approval or Contract that impairs or restricts, or could reasonably be expected to impair or restrict, the ability of any Utility Subsidiary from paying dividends or making distributions to its shareholders of all of such Utility Subsidiary's net income and (B) assuming the consummation of the transactions described in Section 6.06(c)(v) and the redemption in full by TEP of its variable-rate tax-exempt bonds outstanding as of the date of this Agreement which are supported by the Tranche B Letters of Credit under the Credit Agreement, in the reasonable judgment of Newco, there shall be no Law, Order, Approval or Contract (including any of the foregoing in existence on the date of this Agreement) that, as applied to TEP and its subsidiaries (the "TEP ENTITIES"), impairs or restricts, or could reasonably be expected to impair or restrict, the ability of each TEP Entity from paying dividends or making distributions of all of its net income to its shareholders; provided that in no event shall more than $168,000,000 in equity contributions be required to be provided to TEP or Indebtedness in addition to or in excess of $95,000,000 under the intercompany note of the Company to TEP be required to be repaid.

          (e) Financing. Holdings shall have received the proceeds of the Debt Financing on the terms and conditions set forth in the Debt Letters or upon terms and conditions which are, in the reasonable judgment of Newco, comparable or more favorable (to Newco) in the aggregate thereto, and to the extent that any terms and conditions are not set forth in the Debt Letters, on terms and conditions reasonably satisfactory to Newco. For purposes of this Section 7.02(e), (i) the terms and conditions of the Senior Financing Letter are deemed to include any applicable terms set forth in the Fee Letter (as defined in the Senior Financing Letter) relating to changes required for successful syndication and (ii) the terms and conditions of the debt financing described in the Notes Letter shall be deemed comparable or more favorable in the aggregate to the terms and conditions set forth in the Notes Letter if such terms and conditions are, in the reasonable judgment of Newco, comparable or more favorable (to Newco) in the aggregate to the terms set forth on Schedule 7.02(e)(i) and to the extent that any terms are not set forth on Schedule 7.02(e)(i), on terms and conditions reasonably satisfactory to Newco. Newco shall have received evidence that the Company and its subsidiaries shall have, prior to or contemporaneously with the Closing, called for redemption the Indebtedness set forth on Schedule


                                     -A-43-

7.02(e)(ii) or such other Indebtedness as shall be mutually agreed upon by the Company and Newco.

          (f) PBGC. There shall be (i) no conditions requested of the Company or its subsidiaries or of Newco or the Surviving Corporation by the PBGC in connection with any Pension Plan that are or could reasonably be expected to be materially adverse to the Surviving Corporation and (ii) no commencement of any Action by the PBGC to terminate any Pension Plan or to appoint a trustee of such plan (or a reasonable good faith determination by Newco that the commencement of such Action is reasonably likely).

          Section 7.03. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by the Company, on or prior to the Closing Date, of each of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Newco (i) set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that if such representations and warranties speak as of an earlier date they shall be true and correct as of such date); provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or material adverse effect set forth in such representations or warranties, would, in the aggregate, have a material adverse effect on the ability of Newco to perform its obligations hereunder and (ii) set forth in this Agreement that are not qualified by materiality or material adverse effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that if such representations and warranties speak as of an earlier date they shall be true and correct in all material respects as of such date). The Company shall have received a certificate signed on behalf of Newco by its Chief Executive Officer or the Chief Financial Officer of Newco to the foregoing effect.

          (b) Performance of Obligations of Newco. Newco shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Newco by its Chief Executive Officer or the Chief Financial Officer to the foregoing effect.

          (c) Required Approvals. The Required Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders and such Final Orders shall not impose terms or conditions that, individually or in the aggregate, could reasonably be expected to prevent the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, in the event that PUHCA is repealed, then on and after the date such repeal becomes effective, the Required Approvals shall not include the PUCHA Approval for purposes of this Section 7.03(c); provided that the obligations of the parties to comply with the provisions of Section 6.06(b) with respect to the PUHCA Approval shall in no way be diminished prior to the time any such repeal becomes effective.


                                     -A-44-

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

          Section 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any shareholder approval of this Agreement, as follows (the date of any such termination, the "TERMINATION DATE"):

          (a) by mutual written consent duly authorized by the Company Board and by Newco;

          (b) by the Company, on the one hand, or Newco, on the other hand, if the Closing shall not have been consummated on or before March 31, 2005; provided, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to perform its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to have been consummated on or before such date;

          (c) by the Company, on the one hand, or Newco, on the other hand if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of any of Newco, in the case of a termination by the Company, or the Company, in the case of a termination by Newco, which breach, individually or together with all other such breaches, would constitute, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.02 or
Section 7.03, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date;

          (d) by either Newco or the Company, if (i) a Final Order with respect to any Required Approval shall have been obtained or any Governmental Authority of competent jurisdiction denies or otherwise fails to grant a Required Approval and such denial or other failure has become a Final Order, in each case as a result of which the condition set forth in Section 7.02(d) (in the case of a termination by Newco) or Section 7.03(c) (in the case of a termination by the Company) shall become incapable of being satisfied, or (ii) any Governmental Authority shall have issued a Final Order or taken any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, unless the failure of this condition to have been satisfied shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (e) by the Company (unless the Company is in breach of its obligations under Section 6.01 or Section 6.03) or Newco, if the Shareholder Approval shall not have been obtained by reason of the failure to obtain the Shareholder Approval upon the taking of a vote on the Shareholder Approval at the Shareholders' Meeting or any adjournment or postponement thereof;


                                     -A-45-

          (f) by Newco, if (i) the Company Board shall have effected a Change in Board Recommendation or (ii) the Company shall have breached its obligations under Section 6.01 or under Section 6.03;

          (g) by the Company, prior to the Shareholders' Meeting, if the Company Board shall have effected a Change in Board Recommendation, the Company Board has resolved to approve and recommend the Superior Proposal that caused it to effect a Change in Board Recommendation and the Company has complied with its obligations under Sections 6.01 and 6.03; or

          (h) by Newco, if an Alternative Proposal that is publicly announced shall have been commenced or communicated in writing to the Company and (i) the Company shall not have rejected such proposal within ten business days after the date of the receipt thereof by the Company or after the date of its existence first becomes publicly announced, if sooner, (ii) the Company Board shall have approved or recommended such Alternative Proposal (or resolved to do so) or
(iii) the Company shall have failed to confirm the Company Board Recommendation within ten business days after being requested by Newco to do so.

          Section 8.02. Certain Fees and Expenses. (a) If this Agreement shall be terminated:

          (i) by Newco or the Company pursuant to Section 8.01(b) and either (A) the ACC Approval shall not have been obtained or (B) the ACC Approval shall have been obtained but either (I) shall not satisfy the conditions set forth in clause (i) of Section 7.02(d) or set forth in Section 7.03(c) or
     (II) the conditions set forth in clause (iii) of Section 7.02(d) shall not have been satisfied, then the Company will pay Newco an amount equal to the Termination Expenses (as defined in Section 8.02(b));

          (ii) by Newco or the Company pursuant to Section 8.01(b) and (1) at or prior to the Termination Date, an Alternative Proposal shall have been publicly announced, commenced or otherwise communicated or made known to the Company (or any person shall have publicly announced, commenced or otherwise communicated or made known an intention, whether or not conditional, to make an Alternative Proposal) and (2) within twelve months of the Termination Date, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of an Alternative Proposal or consummates a transaction that would constitute an Alternative Proposal (which need not be the same Alternative Proposal as the Alternative Proposal described in clause (1)), then the Company will pay Newco an aggregate amount equal to the Termination Fee (as defined in Section 8.02(b)) plus the Termination Expenses;

          (iii) by Newco pursuant to Section 8.01(c), then the Company will pay Newco an amount equal to the Termination Expenses and, further, if either
     (1) at or prior to the Termination Date, an Alternative Proposal shall have been publicly announced, commenced or otherwise communicated or made known to the Company (or any person shall have publicly announced, commenced or otherwise communicated or made known an intention, whether or not


                                     -A-46-
     conditional, to make an Alternative Proposal) or (2) within twelve months of the Termination Date, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of an Alternative Proposal (which need not be the same Alternative Proposal as the Alternative Proposal described in clause
     (1)) or consummates a transaction that would constitute an Alternative Proposal (which need not be the same Alternative Proposal as the Alternative Proposal described in clause (1)), then, in either case, the Company will also pay Newco an amount equal to the Termination Fee;

          (iv) by the Company or Newco pursuant to (A) Section 8.01(d) and either (I) the ACC Approval shall not have been obtained or (II) the ACC Approval shall have been obtained but either (x) shall not satisfy the conditions set forth in clause (i) of Section 7.02(d) or set forth in
     Section 7.03(c) or (y) the conditions set forth in clause (iii) of Section 7.02(d) shall not have been satisfied or (B) Section 8.01(e), then the Company will pay Newco an amount equal to the Termination Expenses and, further, if (1) at or prior to the Termination Date, an Alternative Proposal shall have been publicly announced, commenced or otherwise communicated or made known to the Company (or any person shall have publicly announced, commenced or otherwise communicated or made known an intention, whether or not conditional, to make an Alternative Proposal) and
     (2) within twelve months of the Termination Date, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of an Alternative Proposal (which need not be the same Alternative Proposal as the Alternative Proposal described in clause (1)) or consummates a transaction that would constitute an Alternative Proposal (which need not be the same Alternative Proposal as the Alternative Proposal described in clause (1)), then the Company will also pay Newco an amount equal to the Termination Fee; or

          (v) by Newco pursuant to Section 8.01(d) under circumstances where the conditions set forth in clause (A) of Section 8.02(a)(iv) are not satisfied and, further, if (1) at or prior to the Termination Date, an Alternative Proposal shall have been publicly announced, commenced or otherwise communicated or made known to the Company (or any person shall have publicly announced, commenced or otherwise communicated or made known an intention, whether or not conditional, to make an Alternative Proposal) and
     (2) within twelve months of the Termination Date, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of an Alternative Proposal (which need not be the same Alternative Proposal as the Alternative Proposal described in clause (1)) or consummates a transaction that would constitute an Alternative Proposal (which need not be the same Alternative Proposal as the Alternative Proposal described in clause (1)), then the Company will also pay Newco an aggregate amount equal to the Termination Fee plus the Termination Expenses; or

          (vi) pursuant to Section 8.01(f), Section 8.01(g) or Section 8.01(h), then the Company will pay Newco an aggregate amount equal to the Termination Fee plus the Termination Expenses.

          (b) The Termination Fee and the Termination Expenses, as applicable, shall be paid to Newco by the Company in immediately available funds (x)


                                     -A-47-
concurrently with and as a condition to the effectiveness of a termination of this Agreement by the Company pursuant to Section 8.01(g) and (y) within five business days after the date of the event giving rise to the obligation to make such payment in all other circumstances. In no event shall the Company be required to pay under this Section 8.02 an amount in excess of the Termination Fee plus the Termination Expenses. As used in this Agreement, "TERMINATION FEE" means an amount equal to $15,000,000 (except that, with respect to a termination of this Agreement under the circumstances set forth in Section 8.02(a)(iv)(A), the "Termination Fee" shall mean an amount equal to $18,000,000). As used in this Agreement, "TERMINATION EXPENSES" means an amount, not to exceed $10,000,000, equal to the documented out-of-pocket expenses of Newco, including Newco's direct and indirect equity holders, incurred in connection with this Agreement and the transactions contemplated hereby and the related financing thereof (including all fees and expenses payable to financing sources or hedging counterparties and the Representatives of Newco and/or its financing sources) (except that, with respect to a termination of this Agreement under the circumstances set forth in Section 8.02(a)(i) or Section 8.02(a)(iv)(A), the "Termination Expenses" shall not exceed $7,000,000). For purposes of clauses
(ii), (iii), (iv) and (v) of Section 8.02(a) only, the term "Alternative Proposal" shall have the meaning assigned to such term in Section 6.03(a), except that the reference to "10%" in the definition thereof shall be deemed to be a reference to "50%".

          (c) In the event either party is required to file suit to seek all or a portion of the Termination Fee and/or Termination Expenses, and it ultimately succeeds, it shall be entitled to all expenses, including attorneys' fees and expenses, which it has incurred in enforcing its rights hereunder.

          Section 8.03. Effect of Termination. In the event of termination of this Agreement by either the Company or Newco as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Newco or the Company, other than the provisions of Section 6.02(b), Section 8.02, this Section 8.03 and Article IX. Nothing contained in this Section 8.03 shall relieve any party from liability for its breach of the representations, warranties, covenants or agreements set forth in this Agreement; provided that following termination of this Agreement by Newco or the Company as provided in Section 8.01, in the absence of a willful breach no party shall be liable for damages in excess of $25,000,000 (including any amounts paid pursuant to Section 8.02).

          Section 8.04. Amendment. This Agreement may be amended by mutual agreement of the parties at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each share of the Company Common Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties.

          Section 8.05. Waiver. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such


                                     -A-48-
extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

          Section 9.01. Non-Survival. None of the representations, warranties, covenants and other agreements in this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

          Section 9.02. Fees and Expenses. Except as provided otherwise in
Section 8.02, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

          Section 9.03. Certain Definitions. For purposes of this Agreement, the term:

          (a) "AFFILIATE" shall mean, unless otherwise indicated, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified;

          (b) "BUSINESS DAY" shall mean any day that the NYSE is normally open for trading and that is not a day on which banks in the City of New York are authorized or required to close for regular banking business;

          (c) "CONTROL" (including the terms "controlling," "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by Contract or otherwise;

          (d) "KNOWLEDGE" means, with respect to any matter in question, that the executive officers of Newco, on the one hand, or the executive officers of the Company, on the other hand, have actual knowledge after reasonable inquiry;

          (e) "PERSON" means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other business entity or "group" (as defined in the Exchange Act); and

          (f) "SUBSIDIARY" or "SUBSIDIARIES" mean, with respect to a party, any person (other than an individual) of which at least fifty percent of the voting securities or other equity interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such person is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.


                                     -A-49-

          Section 9.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. Each party shall act in good faith in confirming receipt of any such facsimile transmissions. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a) If to the Company, to:

              UniSource Energy Corporation
              UniSource Energy Tower
              One South Church Avenue
              Tucson, Arizona 85701
              Attention:      Vincent Nitido, Jr.
              Telecopy: (520) 884-3612

              with a copy to:

              Thelen Reid & Priest LLP
              875 Third Avenue
              New York, New York  10022-6225
              Attention:      Richard S. Green
                              John T. Hood
              Telecopy: (212) 603-2001

          (b) If to Newco, to:

              Saguaro Acquisition Corp.
              4201 North 24th Street, Suite 100
              Phoenix, Arizona  85016
              Attention:      Frederick B. Rentschler
              Telecopy: 602-285-5589

              with a copy to:

              Simpson Thacher & Bartlett LLP
              425 Lexington Avenue
              New York, New York 10017
              Attention:      David J. Sorkin
                              Brian M. Stadler
              Telecopy: (212) 455-2502


                                     -A-50-
              and:

              Milbank Tweed Hadley & McCloy LLP
              1 Chase Manhattan Plaza
              New York, New York 10005
              Attention:      M. Douglas Dunn
                              John T. O'Connor
              Telecopy: (212) 530-5219

          Section 9.05. Interpretation. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

          Section 9.06. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          Section 9.07. Entire Agreement. This Agreement (including the attachments hereto and the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Confidentiality Agreement.

          Section 9.08. No Implied Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Company nor Newco makes any representations or warranties, written or oral, statutory, express or implied, concerning itself or any of its affiliates, or its or its affiliates' respective businesses, assets or liabilities. Each party acknowledges that it is sophisticated in commercial matters, including transactions of the type contemplated by this Agreement, and that it has received an adequate opportunity to conduct an investigation regarding the transactions contemplated by this Agreement.

          Section 9.09. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be


                                     -A-51-
assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement (except as provided in Section 6.05).

          Section 9.10. Schedules and Exhibits. All Schedules and Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein. Information set forth on a Schedule shall not be deemed set forth on any other Schedule, except to the extent that it would be reasonably apparent that a reference on such Schedule also relates to a representation and warranty qualified by another Schedule.

          Section 9.11. Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 9.12. Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of law provisions thereof that may require the application of the Laws of another jurisdiction (except to the extent that mandatory provisions of Arizona Law are applicable). The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such Action shall be heard and determined in such a Delaware State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in this Section 9.12 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

          Section 9.13. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 9.14. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were


                                     -A-52-
otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction specified in Section 9.12, this being in addition to any other remedy to which they are entitled at law or in equity.


                                     -A-53-

          IN WITNESS WHEREOF, the Company and Newco have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          UNISOURCE ENERGY CORPORATION




                                          By: /s/ James S. Pignatelli
                                             -----------------------------------
                                             Name:   James S. Pignatelli
                                             Title:  President, Chairman and
                                                     Chief Executive Officer



                                          SAGUARO ACQUISITION CORP.




                                          By: /s/ Frederick B. Rentschler
                                             -----------------------------------
                                             Name:   Frederick B. Rentschler
                                             Title:  President

                                                                      APPENDIX B


[Letterhead of Morgan Stanley & Co. Incorporated]


                                            November 21, 2003


Board of Directors and
Strategic Transaction Advisory Committee of the Board of Directors UniSource Energy Corporation
One South Church Avenue, Suite 100
Tucson, AZ  85701


Members of the Board of Directors and the Strategic Transaction Advisory Committee of the Board of Directors:

We understand that UniSource Energy Corporation, an Arizona corporation ("UniSource" or the "Company") and Saguaro Acquisition Corp. ("NewCo"), which is an indirect wholly owned subsidiary of Saguaro Utility Group L.P., an Arizona limited partnership, whose limited partners include investment funds affiliated with J.P. Morgan Partners, LLC, Kohlberg Kravis Roberts & Co., L.P. and Wachovia Capital Partners (the "Limited Partnership") propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 20, 2003 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of NewCo with and into the Company. Pursuant to the Merger, UniSource will become an indirect wholly owned subsidiary of the Limited Partnership and each outstanding share of common stock, no par value (the "Common Stock") of UniSource, other than shares canceled or that remain outstanding pursuant to the terms of the Merger Agreement will be converted into the right to receive $25.25 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than the Limited Partnership and its affiliates).

For purposes of the opinion set forth herein, we have:

     a) reviewed certain publicly available financial statements and other information of the Company;

     b) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

     c) reviewed certain financial projections prepared by the management of the Company;

     d) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

     e)   reviewed  the  reported  prices and  trading  activity  for the Common
          Stock;

     f) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

     g) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     h) participated in discussions and or negotiations among representatives of the Company, the Limited Partnership and certain other parties and their financial and legal advisors;

     i)   reviewed  the  debt  letters  attached  as  Exhibit  A to  the  Merger
          Agreement from (i) Credit Suisse First Boston LLC, J.P. Morgan Securities Inc., and Lehman Brothers Inc., dated November 21, 2003, and (ii) Credit Suisse First Boston, J.P. Morgan Securities Inc., JPMorgan Chase Bank, Lehman Commercial Paper Inc., and Lehman Brothers Inc., dated November 21, 2003, with respect to the debt financing and the equity letter attached as Exhibit B to the Merger Agreement from Saguaro Utility Group L.P., dated November 21, 2003;

     j)   reviewed the draft Merger  Agreement,  and certain related  documents;
          and,

     k) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. As you know, we are not legal or regulatory experts and have relied on the assessments of other advisors to the Company with respect to such issues. Our opinion is necessarily based on economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors and the Strategic Transaction Advisory Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.

It is understood that this letter is for the information of the Board of Directors and the Strategic Transaction Advisory Committee of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meetings held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than the Limited Partnership and its affiliates).

                                            Very truly yours,


                                            MORGAN STANLEY & CO. INCORPORATED


                                            By:  /s/ Daniel B. More
                                                 ----------------------------
                                                 Daniel B. More
                                                 Managing Director

                                                              FORM OF PROXY CARD

                                UNISOURCE ENERGY

                              TWO NEW WAYS TO VOTE

                          VOTE BY TELEPHONE OR INTERNET
                         24 HOURS A DAY - 7 DAYS A WEEK
               SAVE YOUR COMPANY MONEY - IT'S FAST AND CONVENIENT


TELEPHONE
1-866-358-4695

o    Use any touch-tone telephone.

o    Have your proxy card ready.

o    Enter your Control Number located in the box below.

o    Follow the simple recorded instructions.

OR

INTERNET
https://www.proxyvotenow.com/uns

o    Go to the website address listed above.

o    Have your proxy card ready.

o    Enter your Control Number located in the box below.

o    Follow the simple instructions on the website.

OR

MAIL

o    Mark, sign and date your proxy card.

o    Detach your proxy card.

o    Return your proxy card in the postage-paid envelope provided.


                                   You can vote your shares by telephone, the Internet, mail or in person at the Special Meeting. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone there is no need to mail your proxy card.

                                   1-866-358-4695

                                                          CALL TOLL-FREE TO VOTE


                                                              CONTROL NUMBER FOR
                                                    TELEPHONE OR INTERNET VOTING


THE INTERNET AND TELEPHONE VOTING FACILITIES WILL BE AVAILABLE UNTIL 5:00 P.M.
E.S.T. ON             ,            , 2004.


DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE.


                          (FORM OF PROXY CARD - FRONT)


                                                             [X]
Please sign, Date and Return the Proxy     Votes MUST be indicated (X) in Black
Promptly Using the Enclosed Envelope       or Blue Ink.


1. To approve the Agreement and Plan of Merger between Saguaro Acquisition Corp. and UniSource Energy Corporation so that the acquisition can occur.


FOR [ ]                    AGAINST [ ]                    ABSTAIN [ ]


                                   To change your address
                                   please mark this box.             [ ]

                                   To include any comments
                                   please mark this box.             [ ]

                                                     SCAN LINE


                                   PLEASE SIGN EXACTLY AS YOUR NAME APPEARS
                                   HEREON. When shares are held by joint tenants in common or as community property, both should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Receipt is hereby acknowledged of Notice of Special Meeting and Proxy Statement.


                                   ----------     ------------------------------
                                   Date           Shareholder sign here


                                   ----------     ------------------------------
                                   Date           Co-Owner sign here


A street map showing the location of the     SHERATON TUCSON HOTEL & SUITES
Special Meeting is set forth in this area
                                             LOCATION
                                               5151 East Grant Road
                                               Tucson, Arizona 85712
                                               (between Swan and Craycroft)
                                               520-323-6262 - Hotel Direct
                                               800-325-3535 - Reservations

                                             TRANSPORTATION
                                             From Tucson International Airport

                                               Shuttle Service
                                                 Arizona Stagecoach
                                                 Call 520-889-1000 pricing and
                                                 reservations

                                               Automobile - Interstate 10 to
                                               Grant Road exit

                           (FORM OF PROXY CARD - BACK)

                                UNISOURCE ENERGY

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE SPECIAL MEETING TO BE HELD ON            ,            , 2004.


                                    P R O X Y


     The undersigned hereby appoints James S. Pignatelli and Kevin P. Larson, and each of them, with the power of substitution, to represent and to vote on behalf of the undersigned all shares of Common Stock which the undersigned is entitled to vote at the Special Meeting scheduled to be held at the Sheraton
Tucson Hotel and Suites, 5151 Grant Road, Tucson, Arizona, on            ,
            , 2004, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present and in their discretion, upon such other matters as may properly come before the Special Meeting, including, if submitted to a vote of the shareholders, a motion to adjourn the Special Meeting to another time or place for the purpose of soliciting additional proxies. This proxy, when executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

                                   (Continued, and to be dated and signed on
                                    reverse side.)


                                         UNISOURCE ENERGY CORPORATION
                                         C/O THE BANK OF NEW YORK
                                         P. O. BOX. 11030
                                         NEW YORK, N.Y. 10203-0030